   As filed with the Securities and Exchange Commission on February 26, 1999
                                                      Registration No. 333-62699

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              -------------------
                   AMENDMENT NO. 2 TO FORM SB-2 ON FORM S-1

                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933
                              -------------------
                       AMERICAN MARINE RECREATION, INC.
                (Name of small business issuer in its charter)

             Delaware                                    5551                            59-3518196
---------------------------------   ---------------------------------------------   --------------------
(State or other jurisdiction of     (Primary Standard Industrial Classification       (I.R.S. Employer
 incorporation or organization)                     Code Number)                    Identification No.)

                               2202 33rd Street
                            Orlando, Florida 32839
                                (407) 422-8141
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             -------------------
                        Joseph G. Pozo, Jr., President
                       American Marine Recreation, Inc.
                               2202 33rd Street
                            Orlando, Florida 32839
                                (407) 422-8141
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                             -------------------
                                  Copies to:

       Martin C. Licht, Esq.          Robert J. Mittman, Esq.
        McLaughlin & Stern, LLP        Tenzer Greenblatt LLP
        260 Madison Avenue              405 Lexington Avenue
       New York, New York 10016       New York, New York 10174
       Telephone: (212) 448-1100     Telephone: (212) 885-5000
       Facsimile: (212) 448-6260     Facsimile: (212) 885-5001

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
     If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              -------------------
Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                               Proposed         Proposed
                                                                                maximum          maximum
                                                                               offering         aggregate         Amount of
                                                           Amount to be        price per        offering       registration fee
  Title of each class of securities to be registered        registered       security (1)       price (1)           (2)(3)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share................       2,472,500(4)      $ 7.00         $ 17,307,500       $ 4,811.49
--------------------------------------------------------------------------------------------------------------------------------
Representatives' Warrants (5) ........................         215,000         $  .001        $     215.00       $      --(6)
--------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock issuable upon
 exercise of the Representatives' Warrants ...........         215,000(7)      $ 8.40         $  1,806,000       $   502.07
--------------------------------------------------------------------------------------------------------------------------------
Total Registration Fee ...................................................................................       $ 5,313.56
===============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.
(3) A fee of $7,389.22 was paid upon the initial filing of the Registration Statement.
(4) Includes 322,500 shares of Common Stock which the Representatives may purchase to cover over-allotments, if any.
(5) Represents warrants to be issued by the Company to the Representatives at the time of delivery and acceptance of the securities to be sold by the Company to the public hereunder.
(6) None, pursuant to Rule 457(g).
(7) Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions contained in the Representatives' Warrants.

                       AMERICAN MARINE RECREATION, INC.
                             CROSS REFERENCE SHEET




Item No.                        Caption in Form S-1                            Location in Prospectus
----------   ---------------------------------------------------------   ----------------------------------
1.           Forepart of the Registration Statement and Outside
              Front Cover Page of Prospectus .........................   Outside Front Cover.
2.           Inside Front and Outside Bank Cover Pages of
              Prospectus .............................................   Inside Front and Outside Back
                                                                         Covers.
3.           Summary Information; Risk Factors .......................   Prospectus Summary; Risk Factors.
4.           Use of Proceeds .........................................   Use of Proceeds.
5.           Determination of Offering Price .........................   Underwriting.
6.           Dilution ................................................   Dilution.
7.           Plan of Distribution ....................................   Underwriting.
8.           Directors, Executive Officers, Promoters and Control
              Persons ................................................   Management; Certain Transactions.
9.           Security Ownership of Certain Beneficial Owners and
              Management .............................................   Principal Stockholders.
10.          Description of Securities ...............................   Description of Securities;
                                                                         Underwriting.
11.          Interests of named Experts and Counsel ..................   Legal Matters; Experts.
12.          Disclosure of Commission Position on Indemnification
              for Securities Act Liabilities .........................   Description of Securities.
13.          Organization Within Last Five Years .....................   Prospectus Summary.
14.          Description of Business .................................   Prospectus Summary;
                                                                         Management's Discussion and
                                                                         Analysis of Financial Condition
                                                                         and Results of Operations;
                                                                         Business; and Financial
                                                                         Statements.
15.          Management's Discussion and Analysis or Plan of
              Operation ..............................................   Management's Discussion and
                                                                         Analysis of Financial Condition
                                                                         and Results of Operations.
16.          Description of Property .................................   Business -- Properties.
17.          Certain Relationships and Related Transactions ..........   Certain Transactions.
18.          Market for Common Equity and Related Stockholder
              Matters ................................................   Outside Front Cover.
19.          Executive Compensation ..................................   Management -- Executive
                                                                         Compensation.
20.          Financial Statements ....................................   Financial Statements.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                PRELIMINARY PROSPECTUS DATED FEBRUARY 26, 1999


                             SUBJECT TO COMPLETION

                               2,150,000 Shares


                       American Marine Recreation, Inc.
                                 Common Stock
     All of the shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering") are being issued and sold by American Marine Recreation, Inc. (the "Company"). Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that any such market will develop. It is anticipated that the Common Stock will be quoted on the Nasdaq National Market under the symbol "BOAT." It is currently estimated that the initial public offering price of the Common Stock will be between $6.00 and $7.00 per share. For a discussion of the factors considered in determining the initial public offering price, see "Underwriting."
                            ---------------------
THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 13
AND "DILUTION" ON PAGE 22 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE
   CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
================================================================================
                                   Underwriting
                      Price to     Discounts and    Proceeds to
                       Public     Commissions(1)    Company(2)
--------------------------------------------------------------------------------
Per Share .........     $              $               $
--------------------------------------------------------------------------------
Total(3) ..........     $              $               $
================================================================================

(1) Does not include additional compensation to be received by BlueStone Capital Partners, L.P. ("BlueStone") and Auerbach, Pollak & Richardson, Inc., as representatives of the several Underwriters (the "Representatives"), in the form of warrants to purchase up to 215,000 shares of Common Stock (the "Representatives' Warrants"). The Company has also agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company.

(3) The Company has granted the Representatives an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 322,500 additional shares of Common Stock, on the same terms set forth above, solely for the purpose of covering over-allotments, if any. If the Representatives' over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
    Company will be $   , $    and $    , respectively. See "Underwriting."

                            ---------------------
     The shares of Common Stock are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the certificates representing the shares of Common Stock offered hereby will be made against payment therefor at the offices of BlueStone Capital Partners,
L.P., 575 Fifth Avenue, New York, New York 10017, on or about       , 1999.

BlueStone Capital Partners, L.P.

                                            Auerbach, Pollak & Richardson, Inc.
                   The date of this Prospectus is     , 1999.

                                   [PHOTOS]

































                             AVAILABLE INFORMATION

     As of the date of this Prospectus, the Company will become subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

                        -------------------------------
CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANS-ACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK, INCLUDING PLACING STABILIZING BIDS OR EFFECTING PURCHASES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Except as otherwise indicated herein, the information in this Prospectus, including per share data and information relating to the number of shares of Common Stock outstanding, assumes no exercise of the Representatives' over-allotment option to purchase up to 322,500 additional shares of Common Stock. See "Underwriting."

     In June 1992, Boat Tree, Inc. ("Boat Tree"), a Florida corporation, was formed by Joseph G. Pozo, Jr. to acquire a retail recreational boat dealership in Orlando, Florida from an affiliate of Regal Marine Industries, Inc. ("Regal"). Regal is Boat Tree's principal supplier of recreational boats. In connection with the acquisition of the Orlando dealership, Regal was granted a 10-year option (the "Regal Option") to purchase 25% of the capital stock of Boat Tree for an aggregate purchase price of $10. Subsequently, the terms of the option were amended and it now provides for the purchase of 15.65% of Boat Tree's capital stock. Upon the consummation of this Offering, Regal will exercise its option and acquire 341,451 shares of the Company's Common Stock. See "-- Concurrent Closing Transactions."

     In September, 1998, the Company entered into an agreement to acquire all of the outstanding capital stock of Marine America, Inc. ("Marine America") from Mr. Pozo, Jr. and his son, who formed Marine America in January 1998 to acquire certain assets relating to a retail boat dealership in Belmont, North Carolina (the "Marine America Acquisition"). In addition, in January 1999, the Company entered into an agreement to acquire substantially all of the assets of Treasure Coast Boating Center, Inc. ("Treasure Coast"), an unaffiliated third party owned by D. Thomas Grane, including four retail boat dealerships in Florida (the "Treasure Coast Acquisition"). Upon the consummation of the Offering, the Company will consummate each of the Marine America Acquisition and the Treasure Coast Acquisition (together, the "Closing Acquisitions.") See "-- Concurrent Closing Transactions."

     As of the date of this Prospectus, all of the stockholders of Boat Tree (Mr. Pozo, Jr. and members of his family) will exchange all of the common stock of Boat Tree for all of the outstanding shares of Common Stock of American Marine Recreation, Inc., a Delaware corporation formed by Mr. Pozo, Jr. solely for such purpose on June 22, 1998 (the "Reorganization"). As a result of the Reorganization, Boat Tree will become a wholly-owned subsidiary of American Marine Recreation, Inc. As used in this Prospectus, unless the context indicates otherwise, the term "AMRI" refers to American Marine Recreation, Inc. after giving effect to the Reorganization, and the historical financial statements for AMRI included in this Prospectus have been retroactively adjusted to reflect the Reorganization. Since American Marine Recreation, Inc. has had no operations of its own, the information presented in such historical financial statements, other than the capital structure, relates solely to Boat Tree.

     In this Prospectus, unless the context requires otherwise, the term "Company" refers to AMRI and its subsidiaries, after giving effect to the Reorganization and the Closing Acquisitions (except with respect to financial information and per share data and information relating to the number of shares outstanding, which do not reflect the Marine America Acquisition, as the effect of such acquisition on the information presented is insignificant). The pro forma financial data presented herein is based on data derived from the historical financial statements of AMRI and has been prepared to illustrate the effect of the Treasure Coast Acquisition and the Offering (including the exercise of the Regal Option) on such data.



                                  The Company


General

     The Company is one of the largest retailers of recreational boats in Florida where it currently operates ten retail locations. In addition, the Company operates a retail location in Belmont, North Carolina, which it intends to relocate to Cornelius, North Carolina following the consummation of the Offering. See "--Concurrent Closing Transactions." At each of its retail locations, the Company offers a wide selection of new and used boats and related marine products, such as trailers, parts and accessories and water sport equipment. In addition, the Company arranges boat financing, insurance and extended service contracts for its customers and, at most of the Company's locations, provides them with convenient, skilled and cost-effective repair and maintenance services from state-of-the-art service facilities located adjacent to its showroom operations. The Company's objective is to continue its growth trend by leveraging its position as one of the premier operators of recreational boat dealerships in the southeastern United States.

     The Company has already experienced substantial growth as a result of both acquisitions and internal growth. For the years ended December 31, 1997 and 1998, the Company had total pro forma combined revenue of $31.0 million and $43.4 million, respectively, and total pro forma combined net income before taxes of $468,000 and $1.4 million, respectively. For the years ended December 31, 1997 and 1998, the Company sold, on a pro forma combined basis, 802 and 1,032 new boats, respectively, generating revenues of approximately $21.9 million and $31.7 million, respectively, and 366 and 449 used boats, respectively, for revenues of approximately $4.8 million and $6.1 million, respectively.

     The Company is the largest volume buyer of recreational boats sold under the popular Regal and Wellcraft brand names and sells 11 other lines of high quality recreational boats under the brand names Malibu, Hydra-Sport, Sailfish, Carver, Stratos Bass Boats, Javelin Bass Boats, AquaSport, Larson, Legacy, Mediterranean Yachts and Hurricane Deck Boats. The boats offered by the Company range in size from 14 feet to 55 feet and in price from approximately $9,000 to $1.2 million (with gross profit margins ranging between 15% and 28%). The Company believes that it differentiates itself from its competitors by offering 13 different brand name product lines, with over 100 different models of new cruisers, fishing boats, high performance boats, pontoon boats, water-skiing boats and general recreational boats to choose from, at prices ranging from the low-end to the high-end of the market spectrum.

     Based upon information compiled by the National Marine Manufacturer's Association (the "NMMA"), the recreational boating industry has experienced significant growth within the last six years with total nationwide consumer expenditures related to recreational boating (including sales of new and used boats, motors, trailers, equipment and accessories and related expenditures for fuel, docking, storage and repairs) of $19.2 billion in 1998 as compared to $10.3 billion in 1992. In 1998, the NMMA estimates that over 74 million people participated in recreational boating and that new boat and motor sales alone represented $8.5 billion of the $19.2 billion in total recreational boating sales for that year. In addition, Florida generated $834 million, over 4% of the nation's total recreational boating sales for 1998, placing it number one among the states in terms of such sales, and, together with the Company's other targeted expansion areas (North Carolina, South Carolina, Georgia and Alabama), it generated over $1.8 billion of such sales.

     The boat retailing industry is not only highly competitive but also highly fragmented. The market is characterized by thousands of independent retailers, most of which operate in only a single market, have limited financial resources and offer only limited inventory, have annual sales of less than $3 million and provide varying degrees of merchandising, professional management and customer service. Management believes that many of these independent retailers do not have the managerial or capital resources necessary to compete in the highly competitive recreational boating industry and are thus ripe for consolidation. As part of its expansion strategy, the Company intends to acquire a number of existing dealerships and to capitalize upon its professional management team, access to capital, focused purchasing and marketing strategies, ability to leverage overhead expenses and generate operating efficiencies, and expanding management information system infrastructure to increase the sales, control the costs and raise the profitability levels of the dealerships it acquires.


Strategy

     The Company intends to continue its growth trend as one of the leading operators of recreational boat dealerships in the southeastern United States through the continued implementation and maintenance of its growth and operating strategies.

 Growth Strategy

     The Company's growth strategy is to continue increasing sales at its existing stores while expanding its current store base through the further development of its existing markets and by entering new markets. Initially, the Company intends to focus its plans for expansion in the southeastern United States, primarily in Florida, North Carolina, South Carolina, Georgia and Alabama. In keeping with its growth strategy, the Company intends to own and operate at least four additional stores within the next 18 months, using a combination of the proceeds from this Offering, seller and inventory financing and working capital. The Company may also finance future acquisitions in whole or in part through the issuance of shares of Common Stock or securities exercisable or convertible into shares of Common Stock. The Company intends to accomplish its growth strategy through the acquisition of existing dealership stores and/or through the opening of new stores, in the latter case either by acquiring (by lease or purchase) and converting compatible existing facilities or by constructing new facilities.

     Strategic Acquisitions of Existing Stores. The Company intends to capitalize upon the significant consolidation opportunities available in the highly fragmented recreational boat dealer industry by acquiring additional retailers and improving their performance and profitability through the implementation of the Company's operating strategies and the establishment of the Company's customer service specialties (such as its financing and insurance facilitation services and its comprehensive repair and maintenance services, each of which helps to foster customer satisfaction while providing the Company with an additional revenue stream). The Company's growth strategy includes acquiring (i) boat dealerships that, among other criteria, possess either the sole franchise of a major boat manufacturer or a significant share of new boat sales in a specific targeted market or (ii) boat dealerships that, while located in attractive geographic markets, have not been able to realize favorable market share or profitability and can benefit substantially from the Company's capital, systems and operating strategies. In connection with its growth strategy, the Company may also acquire an existing dealership merely to obtain a new territorial exclusive, with the intention of moving it to a newly built or converted facility developed by the Company in a more strategic or larger location within the acquired territory. The Company may also seek to expand its product mix by acquiring dealerships that distribute a range of products that are not currently offered by the Company.

     Opening of New Stores. In connection with opening new stores, the Company intends to acquire (by lease or purchase) and convert compatible existing facilities or to build new facilities with 10,000 to 25,000 square feet of enclosed space ("superstores"). In connection with its opening of new superstores, the Company plans to utilize its existing dealership in Orlando, Florida as a prototype. The Orlando superstore is located directly off of, and is visible from, a major interstate highway on five and one-half acres, abutting a four-acre lake. The building is 20,000 square feet and accommodates up to 35 boats in an air conditioned showroom. From this location, the Company has garnered a market share of approximately 30% of the sports boats and cruisers sold in the Orlando, Florida market.

     Management believes that the average cost to build a new 20,000 square foot superstore will be approximately $1.2 million, excluding the cost of the land. The Company believes that the conversion of existing facilities into superstores will typically involve a lower cash investment, yet generate similar sales and gross profit margins. In addition, for both converted and newly built superstore locations, initial pre-opening expenses are estimated to be $75,000 to $100,000 and initial inventory requirements are anticipated to range from $4 million to $5 million per location, most of which will be financed by floor plan financing arrangements and will result in little additional capital investment.

 Operating Strategy


     The Company's operating strategy is to maximize its profits by increasing its operating efficiencies and through the structured application of management's proven operating philosophies, which include (i) operating with centralized management, (ii) increasing operating efficiencies, (iii) maintaining a diverse product line, and (iv) focusing on consumer loyalty and satisfaction.

                            ----------------------

     AMRI was incorporated under the laws of the State of Delaware on June 22, 1998. Boat Tree, which will become a wholly-owned subsidiary of AMRI in connection with the Reorganization, was incorporated under the laws of the State of Florida in June 1992 and commenced operations that same month when it purchased the Company's Orlando dealership from Regal. The Company opened an additional location in Melbourne, Florida in 1995, relocated the Orlando, Florida dealership to its current superstore facility in 1996 and opened a location in Jacksonville, Florida in 1997. During the first half of 1998, the Company commenced operating a dealership pursuant to a management agreement in Belmont, North Carolina, which the Company is acquiring in connection with the Marine America Acquisition. In addition, in February 1998, the Company opened a dealership in Doctor's Lake, Florida; in June 1998, it opened dealerships in Tierra Verde and Pinellas Park, Florida; and, upon the consummation of the Offering, it is acquiring dealerships in Stuart, Jupiter, Pompano Beach and Vero Beach, Florida in connection with the Treasure Coast Acquisition.

     The Company maintains its principal executive offices at 2202 33rd Street, Orlando, Florida 32839, and its telephone number is (407) 422-8141.


                        Concurrent Closing Transactions


Treasure Coast Acquisition

     On January 22, 1999, the Company entered into an agreement with Treasure Coast, Treasure Coast Boating Services, Inc. ("Treasure Services") and D. Thomas Grane, unaffiliated third parties, to acquire substantially all of the assets of Treasure Coast, together with certain real property in Stuart, Florida owned by Treasure Services on which a retail boat dealership is located. The Treasure Coast Acquisition will close upon the consummation of the Offering, for an aggregate purchase price of $2.9 million, plus the cost of Treasure Coast's inventory on such date. The Company intends to use approximately $544,000 of the proceeds from this Offering to fund a portion of such inventory costs and to obtain floor plan financing to fund the balance (estimated to be approximately $6.5 million) of such anticipated inventory costs. The Company has the option of paying $350,000 of the purchase price in shares of Common Stock based upon the Offering price per share (the "Treasure Coast Stock Payment Option"). Unless otherwise indicated, the information in this Prospectus assumes the Company's exercise of such option. Treasure Coast operates four retail boat dealerships in Stuart, Jupiter, Pompano Beach and Vero Beach, Florida from which it offers recreational boats under the popular Wellcraft brand name as well as boats sold under the brand names AquaSport, Larson, Legacy and Mediterranean Yachts. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Marine America Acquisition

     Upon the consummation of the Offering, the Company will acquire all of the outstanding capital stock of Marine America, a corporation owned 80% by Joseph
G. Pozo, Jr., the Company's Chairman, President, Chief Executive Officer and majority stockholder, and 20% by Joseph J. Pozo (Mr. Pozo, Jr.'s son). The purchase price consists of 1,538 shares of Common Stock valued at $10,000, together with the assumption of liabilities incurred by Marine America in connection with its redemption of 50% of its capital stock from Lakewood Marine International, Ltd. ("Lakewood"), an unaffiliated third party. Such liabilities consist of a loan from the Company to Marine America in the amount of $25,000 (which will be eliminated upon the companies' consolidation) and a promissory note in the amount of $100,000 payable to Lakewood, which the Company intends to repay from the proceeds of the Offering. In January 1998, Marine America acquired certain of Lakewood's assets, as well as a five-year lease (which lease was amended to a month-to-month lease commencing January 1999) relating to its 8,000 square foot retail boat dealership in Belmont, North Carolina, for a purchase price of $130,858. As part of such acquisition, AMRI purchased Lakewood's new and used boat and trailer inventory for a purchase price of $998,634 and agreed to provide Marine America with new and used boat inventory, as needed, at AMRI's invoice cost plus freight. In addition, AMRI entered into a management agreement with Marine America pursuant to which AMRI agreed to manage the operations of the Lakewood dealership. The Company intends to relocate the operations of the Belmont, North Carolina dealership to a three-acre tract of land located in Cornelius, North Carolina, which the Company acquired on May 15, 1998 for a purchase price of $348,100, and the Company intends to utilize a portion of the net Offering proceeds to construct a 20,000 square foot superstore on such site. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and Note 11 of Notes to Financial Statements.


Regal Option Exercise


     On June 6, 1992, Boat Tree granted Regal a ten-year option to purchase 25% of its capital stock for an aggregate purchase price of $10 (the "Regal Option"). On September 1, 1998, Regal agreed to (i) reduce the number of shares issuable upon the exercise of the Regal Option to the number of shares equal to 15.65% of Boat Tree's outstanding capital stock, which, after giving effect to the Reorganization, represents 341,451 shares of AMRI's Common Stock (7.8% of the number of shares of Common Stock that will be outstanding immediately following the consummation of the Offering) and (ii) to exercise such option effective upon the consummation of the Offering. See "Principal Stockholders" and "Certain Transactions."



                       Pending S Corporation Termination

     Since its incorporation in June 1992, Boat Tree has been treated for Federal and Florida state income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code and Florida law. As a result of Boat Tree's status as an S Corporation, the stockholders of Boat Tree, rather than Boat Tree itself, have been taxed on the earnings of Boat Tree for Federal and State corporate income tax purposes, whether or not such earnings were distributed to them. In connection with the Reorganization, Boat Tree's status as an S Corporation will be terminated and AMRI will become subject to Federal and State income taxes at applicable C Corporation rates.

     As of December 31, 1998, the undistributed S Corporation earnings of Boat Tree totaled $1.4 million. In connection with the conversion of Boat Tree from an S Corporation to a C Corporation, Boat Tree declared a final distribution of $550,000 of its undistributed S Corporation earnings to its current (pre-Reorganization) stockholders (the "Final S Corporation Distribution").

     The Company intends to pay the Final S Corporation Distribution out of the net proceeds from, and on the consummation of, this Offering. Purchasers in this Offering will not receive any portion of the Final S Corporation Distribution. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.

                                 The Offering

Common Stock offered.....   2,150,000 shares


Common Stock to be outstand
 ing after the Offering     4,385,641 shares (1)(2)


Use of Proceeds..........   The Company intends to use the net proceeds of the
                            Offering primarily for the acquisition and construction of additional boat dealerships, the Closing Acquisitions, the payment of the Final S
                            Corporation Distribution, the upgrading of management information systems, the repayment of debt and for working capital and other general corporate purposes. See "Use of Proceeds."


Risk Factors.............   The securities offered hereby involve a high
                            degree of risk and immediate substantial dilution.
                            See "Risk Factors" and "Dilution."


Proposed Nasdaq National
 Market symbol...........   "BOAT"

-------------
(1) Includes (i) 53,846 shares of Common Stock issuable upon exercise of the Company's Treasure Coast Stock Payment Option, based upon an assumed price of $6.50 per share (the midpoint of the currently anticipated range of the initial public offering price), and (ii) 341,451 shares of Common Stock which will be issued upon the consummation of the Offering in connection with the exercise of the Regal Option.

(2) Does not include (i) 215,000 shares of Common Stock reserved for issuance upon exercise of the Representatives' Warrants; (ii) 430,000 shares of Common Stock reserved for issuance upon exercise of stock options issuable under the Company's 1998 Stock Option Plan (the "Option Plan"), of which options to purchase 352,000 shares of Common Stock have been granted effective upon the consummation of the Offering; and (iii) 1,538 shares of Common Stock which will be issued in connection with the Marine America Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management -- Stock Options," "Certain Transactions" and "Underwriting."

                   Summary Pro Forma Combined Financial Data
                 (Dollars in thousands, except per share data)

     Set forth below is certain summary pro forma combined financial data for the Company for the periods, and as of the dates, indicated. The summary pro forma combined financial data for the Company for the years ended December 31, 1997 and 1998 is based on the historical financial statements of AMRI and has been prepared to illustrate the effects on such historical financial data of the Treasure Coast Acquisition and the Offering (including the exercise of the Regal Option) as if such transactions had occurred as of January 1, 1997 with respect to the statement of income data and as of December 31, 1998 with respect to the balance sheet data. The Treasure Coast Acquisition is reflected using the purchase method of accounting for business combinations. The pro forma financial data is provided for comparative purposes only and does not purport to be indicative of the results that actually would have been obtained if this transaction had been effected on the dates indicated. The information presented below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Data," "Selected Financial Data" and the financial statements and notes thereto included elsewhere in this Prospectus.


Pro Forma Combined Statement of Income Data:



                                                            Year ended December 31,
                                                         -----------------------------
                                                              1997            1998
                                                         -------------   -------------
Revenue ..............................................    $   30,952      $   43,364
Cost of sales ........................................        24,142          32,840
                                                          ----------      ----------
   Gross profit ......................................         6,810          10,524
Selling, general and administrative expenses .........         5,889           8,515
                                                          ----------      ----------
   Income from operations ............................           921           2,009
Other income .........................................            33              67
Interest expense .....................................          (486)           (726)
                                                          ----------      ----------
Income before taxes ..................................           468      $    1,350
Taxes on income(1) ...................................           194             526
                                                          ----------      ----------
   Net income ........................................    $      274      $      824
                                                          ==========      ==========
Net income per common share:
   Basic .............................................    $      .06      $      .19
   Diluted ...........................................    $      .06      $      .19
Weighted average common shares outstanding:
   Basic .............................................     4,385,641       4,385,641
   Diluted ...........................................     4,385,641       4,385,641


Pro Forma Combined Balance Sheet Data (2):


                                                      December 31, 1998
                                                     ------------------
Cash and cash equivalents ........................          9,122
Working capital ..................................          8,390
Total assets .....................................         36,385
Short-term debt ..................................         21,603
Long-term debt, less current maturities ..........          1,453
Total liabilities ................................         23,742
Stockholders' equity .............................         12,643

(Footnotes appear on following page)

-------------
(1) Prior to the date of this Prospectus, Boat Tree has been an S Corporation and therefore has not been subject to Federal or State corporate income taxes (other than Florida franchise taxes). The S Corporation status has been terminated as of the date of this Prospectus. Taxes on income reflect a tax provision as if the Company had not been an S Corporation during the indicated periods and represents a combined Federal and State tax rate of approximately 39%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 1 and 8 of Notes to Financial Statements.

(2) Adjusted to give retroactive effect to (i) the termination of Boat Tree's S Corporation status and the net deferred tax asset of $104,000 associated therewith, (ii) the Treasure Coast Acquisition, including the Company's exercise of the Treasure Coast Stock Payment Option at an assumed price of $6.50 per share (the midpoint of the currently anticipated range of the initial public offering price), (iii) the exercise of the Regal Option, and (iv) the sale of the 2,150,000 shares of Common Stock offered hereby at an assumed price of $6.50 per share and the anticipated application of the estimated net proceeds therefrom, including for the repayment of indebtedness and the payment of the Final S Corporation Distribution to the stockholders of Boat Tree. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                       Summary Historical Financial Data
                 (Dollars in thousands, except per share data)

     Set forth below is certain summary historical financial data for AMRI for the periods, and as of the dates, indicated. The historical financial data is derived from, and should be read in conjunction with, the financial statements of AMRI, including the notes thereto, appearing elsewhere in this Prospectus. The information presented below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Financial Data" and the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                    Year ended December 31,
                                                         ---------------------------------------------
                                                              1996            1997            1998
                                                         -------------   -------------   -------------
Statement of Income Data:
Sales and service revenue ............................    $   13,058      $   20,183      $   24,229
Finance and insurance income .........................           591           1,043           1,334
                                                          ----------      ----------      ----------
   Total revenue .....................................        13,649          21,226          25,563
Cost of sales and service revenue ....................        10,544          16,327          19,083
                                                          ----------      ----------      ----------
   Gross profit ......................................         3,105           4,899           6,480
Selling, general and administrative expenses .........         2,493           4,085           5,418
                                                          ----------      ----------      ----------
   Income from operations ............................           612             814           1,062
Other income .........................................            10              33              67
Interest expense .....................................          (239)           (333)           (525)
                                                          ----------      ----------      ----------
   Net income ........................................           383             514             604
Pro Forma Unaudited Statements of Income Data (1):
Pro forma taxes on income ............................           150             198             232
                                                          ----------      ----------      ----------
Pro forma net income .................................    $      233      $      316      $      372
                                                          ==========      ==========      ==========
Pro forma net income per common share:
   Basic (2) .........................................    $      .12      $      .16      $      .19
   Diluted (3) .......................................    $      .10      $      .14      $      .16
Pro forma weighted average common shares
  outstanding:
   Basic (2) .........................................     1,925,459       1,924,959       1,924,959
   Diluted (3) .......................................     2,266,910       2,266,410       2,266,410

Balance Sheet Data:
                                                        December 31,
                                                    ---------------------
                                                      1997        1998
                                                    --------   ----------
Cash and cash equivalents .......................      307        1,139
Working capital .................................      171         (542)
Total assets ....................................    9,681       18,975
Short-term debt .................................    6,853       15,361
Long-term debt, less current maturities .........    1,221        1,453
Total liabilities ...............................    8,543       17,498
Stockholders' equity ............................    1,138        1,477

(Footnotes appear on following page)

-------------
(1) Prior to the date of this Prospectus, Boat Tree has been an S Corporation and therefore has not been subject to Federal or State corporate income taxes (other than Florida franchise taxes). The S Corporation status has been terminated as of the date of this Prospectus. Pro forma taxes on income reflect a tax provision as if the Company had not been an S Corporation during the indicated periods and represents a combined Federal and State tax rate of approximately 39%. Historical earnings per share is not presented because earnings per share of an S Corporation may not be meaningful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 1 and 8 of Notes to Financial Statements.

(2) Gives effect to the sale of 84,615 of the shares of Common Stock offered hereby, which represents the approximate number of shares of the Common Stock being sold by the Company to fund the payment of the Final S Corporation Distribution of $550,000 at an assumed price of $6.50 per share (the midpoint of the currently anticipated range of the initial public offering price). See "Use of Proceeds" and Notes 1 and 5 of Notes to Financial Statements.

(3) Gives effect to the exercise of the Regal Option. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 1 and 6 of Notes to Financial Statements.

                                 RISK FACTORS


     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.


Risks Relating to Proposed Expansion Plans


     The Company's growth has resulted primarily from, and the Company anticipates it will continue to be increasingly dependent upon, the addition of new stores and continued sales and profitability from existing stores. The Company has opened six stores since its inception in 1992, through the acquisition of existing dealerships and the development of new facilities, and will acquire five additional stores concurrently with the consummation of the Offering in connection with the Closing Acquisitions. In addition, the Company has allocated $5.9 million (52.6%) of the net proceeds of this Offering to the acquisition, conversion and/or construction of at least four additional stores during the next 18 months, as well as to the relocation and expansion (into a superstore) of its Belmont, North Carolina store. See "Use of Proceeds."


     The Company's expansion plans are based upon acquiring existing boat dealership stores and/or opening new store facilities (either by purchasing or leasing existing facilities and converting them into new dealership stores or by building new stores) in target markets where acquisitions are not available. The success of the Company's expansion plans will depend upon a number of general factors, including the identification of new markets and locations, the Company's financial capabilities, the hiring, training and retention of qualified personnel and the integration of new stores into existing operations. The Company's growth strategy will also depend upon the Company's ability to locate and acquire suitable acquisition candidates at a reasonable cost and to dispose, timely and effectively, of the acquired entity's remaining inventory, as well as the ability of the Company to sell its product line to the customer base of the previous owner. In addition, the Company's expansion plans will depend upon the Company's ability (i) to locate and lease or construct suitable facilities at a reasonable cost, (ii) to obtain the reliable data necessary to determine the size and product preferences of potential markets, (iii) to introduce successfully the Company's product lines, and (iv) to hire and train management and sales teams for each additional location. There can be no assurance that suitable acquisition candidates will be identified, that acquisitions will be consummated, that new facilities will be constructed on a cost-effective basis or that the operations of any new or acquired facility will be successfully integrated into the Company's operations and managed profitably without substantial costs, delays, or other operational or financial difficulties. In addition, increased competition for acquisition candidates may increase purchase prices for acquisitions to levels beyond the Company's financial capability or to levels that would not result in the returns required by the Company's acquisition criteria. Consequently, there can be no assurance that the Company will be able to achieve its expansion goals or, if it is able to expand its operations, that the Company will be able to achieve greater operating income or profitability. Moreover, the Company may finance future acquisitions in whole or in part through the issuance of shares of Common Stock or securities exercisable or convertible into shares of Common Stock. To the extent that the Company finances future acquisitions in whole or in part through the issuance of shares of Common Stock or securities exercisable or convertible into shares of Common Stock, existing stockholders may experience a dilution in the voting power of their shares of Common Stock and earnings per share may be negatively impacted. In addition, unforeseen expenses, difficulties, and delays frequently encountered in connection with rapid expansion could inhibit the Company's growth and negatively impact profitability. Moreover, in light of the significant up-front capital expenditures and pre-opening costs (which, in the case of a newly constructed 20,000 square foot superstore, are estimated to be approximately $1.2 million, excluding the cost of the land and financed inventory) associated with the establishment of a new dealership and the length of time required to consummate an acquisition or construct a new facility and to open a new dealership, the failure of any such new dealership would have a material adverse effect on the Company.

     In addition, while the Company will explore acquisitions of dealerships that it believes are compatible with its business strategy and regularly evaluates possible acquisition opportunities, as of the date of this Prospectus, the Company has no agreements, commitments, understandings or arrangements with respect to any potential acquisitions other than the Closing Acquisitions. Consequently, there is no basis for investors in this Offering to evaluate, prior to their investment in the Company, the specific merits or risks of any potential acquisition that the Company may undertake following the consummation of the Offering. Moreover, under Delaware law, various forms of business combinations can be effected without stockholder approval; accordingly, investors in this Offering will, in some instances, neither receive nor otherwise have the opportunity to evaluate any financial or other information which may be made available to the Company in the future in connection with any acquisition and must rely entirely upon the ability of management in selecting, structuring and consummating acquisitions that are consistent with the Company's business objectives. Although the Company will endeavor to evaluate the risks inherent in a particular acquisition, there can be no assurance that the Company will properly ascertain or assess all significant risk factors prior to consummating any acquisition. Any inability to do so, particularly in instances in which the Company has made significant capital investments, could have a material adverse effect on the Company. In addition, there can be no assurance that any acquired business will increase the revenues and/or market share of the Company or otherwise improve the financial condition of the Company. See "Business -- Strategy -- Growth Strategy."

Possible Inability to Manage Growth

     As a result of its recent and anticipated future expansion, the Company has and will increasingly become vulnerable to a variety of business risks associated with rapidly growing companies. The Company's current growth plans require, among other things, reviewing and reorganizing acquired business operations, product offerings, corporate infrastructure and systems, and financial controls and assimilating newly acquired or start-up operations within the Company's existing corporate structure. Such strategy may place significant pressures on the Company's management and staff, working capital and financial and management control systems as such growth will require development and operation of a significantly larger business over a broader geographical area. The failure to maintain or upgrade financial and management control systems or to recruit additional staff or to respond effectively to difficulties encountered during growth could have a material adverse effect on the Company's business, financial condition and operating results. Although the Company is taking steps to ensure that its systems and controls are adequate to address its current and anticipated needs, including the recent hiring of a Chief Financial Officer, and is attempting to recruit additional staff, there can be no assurance that, if it continues to grow, the Company will be able to effectively manage its growth, anticipate and satisfy all of the changing demands and requirements that such growth will impose upon it or achieve greater operating income or profitability. See "Business -- Strategy."

Reliance on Manufacturers and Other Key Vendors


     The Company is substantially dependent upon its relationship with, and receiving favorable pricing arrangements from, a limited number of major manufacturers. AMRI purchased 69% of its new boats in 1998 from Regal (which will be a principal stockholder of the Company upon the consummation of the Offering), of which 98% were powered with Volvo-Penta engine packages. Sales of Regal boats constituted approximately 68.5% of AMRI's sales in 1998 and it did not purchase more than 10% of its new boats from any other manufacturer in 1998. Substantially all of Treasure Coast's purchases and sales for the year ended December 31, 1998 were boats sold under the Wellcraft brand name. The Company's success depends to a significant extent on the continued popularity and reputation for quality of the boating products of its manufacturers, particularly those of Regal and Wellcraft. In addition, any adverse change in the financial condition, production efficiency, product development, and management and marketing capabilities of the Company's manufacturers, particularly those of Regal and Wellcraft, would have a substantial impact on the Company's business. To ensure adequate inventory levels to support the Company's expansion, it may be necessary for Regal and Wellcraft and other manufacturers to increase production levels or allocate a greater percentage of their production to the Company. In the event the operations of Regal and Wellcraft or the Company's other major manufacturers were interrupted or discontinued, the Company could experience temporary inventory shortfalls, or disruptions or delays with respect to any unfilled purchase orders. Although the Company believes that adequate alternate sources would be available that could replace a manufacturer as a product resource, there can be no assurance that such alternate sources will be available at the time of any such interruption or that alternative products will be available at comparable quality and prices or that the Company's customers would accept such replacements. The cancellation of the Company's agreement with Regal, Regal's arrangements with Volvo-Penta or the Company's arrangements with Wellcraft or any other of its major manufacturers; the unanticipated failure of any manufacturer or supplier to meet the Company's requirements with regard to volume or design specifications; the Company's inability to locate acceptable alternative manufacturers or suppliers; the Company's failure to have dealer agreements renewed or to fail to comply with the terms of the dealer agreements; or any substantial increase in a manufacturer's pricing to the Company, could have a material adverse effect on the Company's business, financial condition and operating results. See "Business -- Relationship with Boat Manufacturers."

     As is typical in the recreational boating industry, the Company generally deals with its manufacturers pursuant to annually renewable (except for its current agreement with Regal which has a three-year term), non-exclusive, dealer agreements. These agreements do not contain any contractual provisions concerning product pricing or required purchasing levels. Pricing is generally established on a model year basis, but is subject to change at the manufacturer's sole discretion. In the event that the Company's arrangements with these manufacturers were changed or terminated for any reason, including as a result of changes in competitive, regulatory or marketing practices, the Company's business, financial condition and operating results could be adversely affected. In addition, the timing, structure and amount of manufacturer sales incentives and rebates could impact the timing and profitability of the Company's sales. See "Business -- Relationship with Boat Manufacturers."

Limited Number of Stores in Operation; Geographic Concentration

     The Company currently has ten retail stores in operation in Florida and operates one store in North Carolina. Consequently, the results achieved to date by the Company's stores may not be indicative of the prospects or market acceptance of a larger number of stores, particularly in wider and more geographically dispersed areas with varied demographic characteristics. In addition, given the Company's current geographic concentration, adverse publicity relating to the Company's dealerships or adverse weather conditions could have a more pronounced adverse effect on the Company's operating results than might be the case if the Company's stores were more geographically dispersed. Adverse weather conditions or an economic decline in the Florida stores could have a material adverse effect on the Company's operations and prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Properties."

Impact of Seasonality and Weather on Operations;
Fluctuations in Operating Results

     The recreational boating industry is highly seasonal. The Company's sales are typically the strongest commencing in March, following the beginning of the public boat and recreation shows and continuing through October. If the Company's sales were to be substantially below seasonal norms, the Company's business, financial condition and operating results would be materially and adversely affected. Historically, the Company generally realizes significantly lower sales in the fourth quarter of the year, resulting in operating losses during that quarter. Weather patterns also may significantly affect the Company's business and may adversely impact the Company's operating results. For example, reduced rainfall levels, as well as excessive rain or drought conditions, may render boating dangerous or inconvenient or force area lakes to close, thereby reducing customer demand for the Company's products. In addition, prolonged winter conditions or unseasonably cool weather may lead to a shorter selling season in affected locations. Moreover, the Company's current concentration in the Florida area and the limited geographic diversity of the Company's near term expansion plans increases the potential adverse effect that adverse weather conditions in the Company's locations could have on the Company's operating performance. The Company's results of operations may also fluctuate significantly from quarter to quarter as a result of a number of other factors, including timing of new store openings (and expenses incurred in connection therewith) by either the Company or its competitors, the advertising activities of the Company and its competitors and the emergence of new market entrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Seasonality."

Impact of General Economic and Industry Conditions and Discretionary Consumer Spending

     The Company's operations depend upon a number of factors relating to or affecting consumer spending for luxury goods, such as recreational boats. The Company's operations may be adversely affected by unfavorable local, regional, or national economic developments or by uncertainties regarding future economic prospects that reduce consumer spending in the markets served by the Company. Consumer spending on luxury goods can also be adversely affected as a result of declines in consumer confidence levels, even if prevailing economic conditions are favorable. In an economic downturn, consumer discretionary spending levels generally decline, often resulting in disproportionately large reductions in the sale of luxury goods. Similarly, rising interest rates could have a negative impact on consumers' ability or willingness to finance boat purchases, which could also adversely affect the ability of the Company to sell its products. There can be no assurance that the Company could maintain its profitability during any such period of adverse economic conditions or low consumer confidence. Changes in federal and state tax laws, such as an imposition of luxury taxes on certain new boat purchases, also could influence consumers' decisions to purchase products offered by the Company and could have a negative effect on the Company's sales. See "Business -- Recreational Boating Industry."

Fuel Prices and Availability

     The boats sold by the Company are powered by diesel or gasoline engines. Consequently, an interruption in the supply, or a significant increase in the price or tax on the sale, of such fuel on a regional or national basis could have a material adverse effect on the Company's sales and operating results. At various times in the past, diesel or gasoline fuel has been difficult to obtain, and there can be no assurance that the supply of such fuels will not be interrupted, that rationing will not be imposed or that the price of or tax on such fuels will not significantly increase in the future. See "Business -- Recreational Boating Industry."

Limitations to Market Entry

     Under certain of its dealer agreements, the Company must obtain permission from its manufacturers to sell products in new markets. While the Company believes it can sell products of other manufacturers in new markets, there can be no assurance that all of the Company's current manufacturers will grant permission for the Company to sell in new markets, or if unable to obtain such permission, that the Company can obtain suitable alternative sources of supply. See "Business -- Relationship with Boat Manufacturers."

Competition

     The Company operates in a highly competitive environment. In addition to facing competition generally from businesses seeking to attract discretionary spending dollars, the recreational boat industry itself is highly fragmented, resulting in intense competition for customers, access to quality products, access to boat show space in new markets and suitable retail locations. The Company relies heavily on boat shows to generate sales. If the Company is impeded in its ability to participate in boat shows in its existing or targeted markets, it could have a material adverse effect on the Company's business, financial condition and operating results.

     The Company competes primarily with single-location boat dealers and national or regional chains and, with respect to sales of marine parts, accessories and equipment, with national specialty marine parts and accessories stores, catalog retailers, sporting goods stores and mass merchants. Dealer competition continues to increase based on the quality of available products, the price and value of the products and attention to customer service. There is significant competition both within markets currently being served by the Company and in the new markets that the Company plans to enter. The Company competes in each of its markets with retailers of brands of boats and motors not sold by the Company in that market. In addition, several of the Company's competitors, especially those selling boating accessories, are large national or regional chains that have substantially greater financial, marketing and other resources than the Company. There can be no assurance that the Company will continue to be able to compete successfully in the recreational boating industry. See "Business -- Competition."

Income from Financing, Insurance and Extended Service Contracts

     AMRI derives a substantial portion of its income from referral fees relating to the origination and placement of customer financing and the sale of extended service contracts and insurance products (collectively, "F&I Products"), the most significant component of which is the income resulting from AMRI's origination of customer financing contracts. In fiscal 1998, F&I Products accounted for 5.2% of AMRI's gross revenues and 20.6% of AMRI's gross profit. The availability of financing for the Company's customers and the level of participation and other fees received by the Company in connection with such financing depend on the particular arrangement between the Company and the lender. The Company's lenders may choose to pursue this business directly, rather than through intermediaries such as the Company. Moreover, such lenders may impose terms in their retail dealer financing arrangements with the Company that may be materially unfavorable to the Company or its customers. For these and other reasons, the Company could experience a significant reduction in income resulting from reduced demand for its customer financing programs. In addition, if profit margins are reduced on sales of F&I Products, or if these products are no longer available, it would have a material adverse effect on the Company's business, financial condition and operating results. Furthermore, under optional extended service contracts with customers, the Company may experience significant breach of warranty claims that may, in the aggregate, be material to the Company's business. Beginning in 1996 and ceasing in April 1998, AMRI's use of a "dealer rebate" by certain customers as part of, or in lieu of, a customer down payment resulted in a breach of certain provisions of the retail dealer financing agreements. Under the terms of these agreements, the use of dealer rebates obligates the Company in such instances to indemnify the finance company against foreclosure losses. Upon the Company's repayment of the customer's defaulted obligation, the finance company will assign the customer's loan contract to the Company and the Company would attempt to collect on the customer's loan or repossess the underlying collateral. Repossessed boats would be sold in the normal course of business through the Company's stores. In the event that the Company's obligation to indemnify the finance company against foreclosure losses exceeds the proceeds received by the Company from collection on the loans and/or the sale of the repossessed boats (plus any amounts accrued by the Company for such losses), there could be a material adverse effect on the business, financial condition and operating results of the Company. See "Business -- Products and Services -- Boat Financing."

Availability of Financing

     The Company currently has significant floor plan financing and other inventory lines of credit from financing institutions and other lenders, which the Company believes are competitive. While the Company believes it will continue to be able to obtain competitive financing, there can be no assurance that such financing will be available to the Company. The failure to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on the business, financial condition and operating results of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Operations -- Floor Plan Financing."

Impact of Environmental and Other Regulatory Issues

     On December 3, 1996, the U.S. Environmental Protection Agency ("EPA") announced final regulations for outboard marine motors. Under the regulations, manufacturers beginning with model year 1998 and phased in over nine years must reduce hydrocarbon emissions by 75% from the previously acceptable levels. The regulation only effects new engines. The EPA estimated that average costs for these engines would, as a consequence, increase modestly, approximately 10-15% or approximately $700 on the average power output engine. While the Company believes that its outboard motor manufacturers currently meet or exceed the new EPA standards and specifications and that any increased costs to the Company resulting from such new regulations have already been factored into its manufacturing costs, future costs of compliance and/or the inability of some or all of the Company's manufacturers to comply with the EPA requirements in the future, could have a material adverse affect on the Company's business, financial condition and operating results.

     The Company, in the ordinary course of its business, is required to dispose of certain waste products that are regulated by state or federal agencies. These products include waste motor oil, tires, batteries and certain paints. The Company retains a waste management firm to dispose of such products. If there were improper disposal of these products, it could result in potential liability for the Company.

     Additionally, certain states have required or are considering requiring a license in order to operate a recreational boat. While such licensing requirements are not expected to be unduly restrictive, regulations may discourage potential first-time buyers, thereby limiting future sales and adversely affecting the Company's business, financial condition and operating results. See "Business -- Environmental and Other Regulatory Issues."

Product and Service Liability Risks

     The Company may be exposed to potential liability for personal injury or property damage claims relating to the use of products sold and serviced by the Company. The resolution of product liability claims has not materially affected the Company in the past. The Company believes that manufacturers of the products sold by the Company generally maintain product liability insurance. The Company also maintains third-party product liability insurance that it believes to be adequate. There can be no assurance, however, that the Company will not experience claims that are not covered by or that are in excess of its insurance coverage. Any significant claims against the Company which are not covered by insurance could adversely affect the Company's business, financial condition, operating results and prospects as well as its business reputation with potential customers. See "Business -- Product Liability" and "Business -- Insurance."

Dependence on Key Personnel

     The future success of the Company will largely depend on the continued efforts and abilities of Joseph G. Pozo, Jr., the Company's Chairman, President, Chief Executive Officer and majority stockholder. Although the Company has a three-year employment agreement with Mr. Pozo and maintains key-person life insurance on his life in the amount of $1 million, the Company cannot assure that Mr. Pozo will remain with the Company throughout the term of the agreement, or thereafter, or that the proceeds of such insurance policy would adequately compensate the Company for the lack of Mr. Pozo's services. In addition, the Company will likely depend on the senior management of any significant dealers it acquires in the future. The loss of the services of one or more of these key employees before the Company is able to attract and retain qualified replacement personnel could adversely affect the Company's business. The success of the Company will also be dependent upon its ability to hire and retain additional qualified management, sales and financial personnel. The Company faces considerable competition for such personnel from other marketers of recreational boats and other vehicles. There can be no assurance that the Company will be able to attract and retain additional qualified personnel. Any inability to do so could have a material adverse effect on the Company. See "Management."

Control by Existing Stockholders

     Upon the consummation of the Offering, Joseph G. Pozo, Jr. will continue to own and/or control approximately 34.8% of the outstanding shares of Common Stock. As a result, Mr. Pozo will continue to be able to exert significant influence over the outcome of all matters submitted to a vote of the stockholders, including the election of directors, amendments to the Company's Certificate of Incorporation and approval of significant corporate transactions. Such consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of the Company that might be beneficial to other stockholders. See "Principal Stockholders" and "Description of Securities."

Shares Eligible for Future Sale; Registration Rights

     No prediction can be made as to the effect, if any, that future sales of Common Stock or the availability of such shares for future sales will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Upon the consummation of the Offering, the Company will have 4,385,641 (not including 1,538 shares to be issued in connection with the Marine America Acquisition) shares of Common Stock issued and outstanding (4,708,141 if the Representatives' over-allotment option is exercised in full), of which the 2,150,000 shares of Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are acquired by an "affiliate" of the Company as that term is defined under the Rule 144 under the Securities Act ("Rule 144"). The remaining 2,235,641 shares of Common Stock have not been registered under the Securities Act and may not be sold unless they are registered or unless an exemption from registration, such as the exemption provided by Rule 144, is available. Such unregistered shares of Common Stock will become eligible for sale pursuant to Rule 144, subject to the volume and manner of sale limitations prescribed by Rule 144 and/or to the contractual restriction of a 12-month "lock-up" agreement with BlueStone, at various times commencing 90 days following the date of this Prospectus. In addition, the Representatives have been granted certain demand and "piggyback" registration rights commencing one year from the date of this Prospectus with respect to the registration under the Securities Act of the securities issuable upon exercise of the Representatives' Warrants. The exercise of such rights could result in substantial expense to the Company. Furthermore, in the event the Representatives exercise their registration rights, the Representatives and any holder of such warrants who is a market maker of the Company's securities prior to such distribution, will be unable to make a market in the Company's securities for up to nine days prior to the commencement of such distribution and until such distribution is completed. If the Representatives cease making a market, the market and market prices for the securities may be adversely affected and the holders thereof may be unable to sell such securities. See "Shares Eligible for Future Sale" and "Underwriting."

Absence of Public Market; Possible Volatility of Stock Price

     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained in the future or that the market price of the Common Stock will not decline below its initial public offering price. If an active public market for the Common Stock does not develop, the market price and liquidity of the Common Stock will likely be materially adversely affected. The initial public offering price of the Common Stock, which will be determined by negotiations between the Company and the Representatives, will not necessarily be related to the Company's asset value, net worth or other established criteria of value and may not be indicative of the market price for the Common Stock after this Offering. The trading price of the Common Stock could be subject to wide fluctuations in response to variations in the Company's quarterly operating results, changes in earnings estimates by analysts, conditions in the Company's businesses or general market or economic conditions. In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many growth companies often unrelated to the operating performance of the specific companies. Such market fluctuations could have a material adverse effect on the market price for the Common Stock. See "Underwriting."

No Dividends Anticipated

     The Company intends to retain all future earnings for use in the development of its business and does not anticipate paying any dividends in the foreseeable future. See "Dividend Policy."

Immediate and Substantial Dilution to New Investors

     Purchasers of Common Stock in the Offering will acquire approximately 49.0% of the then outstanding Common Stock for 97.2% of the total consideration paid for the then outstanding Common Stock (based on an assumed price of $6.50 per share, the midpoint of the currently anticipated range of the initial public offering price) and will experience immediate and substantial dilution in net tangible book value per share. As of December 31, 1998, AMRI had a net tangible book value of approximately $.80 per share. After giving retroactive effect to the sale of the shares of Common Stock offered hereby and the anticipated use of the estimated net proceeds therefrom and certain other transactions to be effected by the Company upon the consummation of the Offering, the as adjusted net tangible book value of AMRI at December 31, 1998 would have been $2.51 per share, representing an immediate dilution of $3.99 (61.4%) per share to purchasers in the Offering. See "Dilution."

Adverse Effect of the Authorization of Preferred Stock;
Anti-Takeover Provisions Affecting Stockholders

     The Company's Certificate of Incorporation authorizes the Company's Board of Directors to issue 1,500,000 shares of "blank check" preferred stock of the Company (the "Preferred Stock") and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares, without further stockholder approval. The rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of holders of any Preferred Stock that may be issued in the future. The ability to issue Preferred Stock without stockholder approval could have the effect of making it more difficult for a third party to acquire a majority of the voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Moreover, following the consummation of this Offering, the Company will be subject to the State of Delaware's "business combination" statute, which prohibits a publicly-traded Delaware corporation from engaging in various business combination transactions with any of its 15% stockholders for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless certain approvals are obtained or other events occur. The statute could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company and, accordingly, may discourage attempts to acquire the Company. See "Description of Securities."

Limited Lead Underwriting Experience

     Although BlueStone has engaged in the investment banking business since its formation as a broker-dealer in March 1996, and its principals have had extensive experience in the underwriting of securities in their capacities with other broker-dealers, this Offering constitutes one of the first public offerings for which BlueStone has acted as the lead Underwriter. See "Underwriting."

Year 2000 Issues

     Many currently installed computer systems and software products are coded to accept only two-digit entries to represent years in the date code field. Computer systems and products that do not accept four-digit year entries will need to be upgraded or replaced to accept four-digit entries to distinguish years beginning with 2000 from prior years. Management is in the process of becoming compliant with the Year 2000 requirements and believes that its management information system will comply with the Year 2000 requirements on a timely basis at a minimal cost. The Company currently does not anticipate that it will experience any material disruption to its operations as a result of the failure of its management information system to be Year 2000 compliant. There can be no assurance, however, that computer systems operated by third parties, including customers, vendors, credit card transaction processors, and financial institutions, with which the Company's management information system interface will continue to properly interface with the Company's system and will otherwise be compliant on a timely basis with Year 2000 requirements. The Company currently is developing a plan to evaluate the Year 2000 compliance status of third parties with which its system interfaces. Any failure of the Company's management information system or the systems of third parties to timely achieve Year 2000 compliance could have a material adverse effect on the Company's business, financial condition, and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Forward-Looking Information May Prove Inaccurate

     This Prospectus contains various forward-looking statements that are based on the Company's beliefs as well as assumptions made by and information currently available to the Company. When used in this Prospectus, the words "believe," "expect," "anticipate," "estimate" and similar expressions are intended to identify forward-looking statements. The accuracy of such forward-looking statements is subject to certain risks, uncertainties and assumptions, including those identified above under "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. The Company cautions potential purchasers not to place undue reliance on any such forward-looking statements.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,150,000 shares of Common Stock offered hereby are estimated to be approximately $11,262,250 ($13,201,281 if the Representatives' over-allotment option is exercised in full), assuming an initial public offering price of $6.50 per share (the midpoint of the currently anticipated range of the initial public offering price) and after deducting underwriting discounts and estimated offering expenses. The Company expects to use the net proceeds approximately as follows:

                                                                                Approximate
                                                              Approximate      Percentage of
Anticipated Use of Net Proceeds                              Dollar Amount     Net Proceeds
---------------------------------------------------------   ---------------   --------------
Acquisition and construction of dealerships (1) .........     $ 5,925,000           52.6%
Closing Acquisitions (2) ................................       3,205,000           28.5
Final S Corporation Distribution (3) ....................         550,000            4.9
Management information systems (4) ......................         350,000            3.1
Repayment of indebtedness (5) ...........................         300,000            2.7
Working capital .........................................         932,250            8.2
                                                              -----------          -----
  Total .................................................     $11,262,250          100.0%
                                                              ===========          =====

------------
(1) Represents $1.7 million to be used in connection with the Company's relocation of the Belmont, North Carolina dealership to, and construction of a new superstore on, property recently acquired by the Company in Cornelius, North Carolina, as well as $4.2 million allocated to the acquisition, conversion and/or construction of at least four additional stores (including at least one additional superstore) during the next 18 months. The Company expects the average cost to construct a new 20,000 square foot superstore to be approximately $1.2 million, excluding the cost of land. See "Business -- Strategy -- Growth Strategy."

(2) Represents $3.2 million ($2.6 million of the purchase price, plus $544,000 to fund the costs of a portion of Treasure Coast's inventory on the closing date) payable in connection with the Treasure Coast Acquisition and $100,000 to repay a note issued in connection with the Marine America Acquisition. In the event the Company chooses not to exercise its Treasure Coast Stock Payment Option, an additional $350,000 of the proceeds currently allocated to working capital will be added to this category. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Represents the amount of the Final S Corporation Distribution to be made to the stockholders of Boat Tree upon the consummation of this Offering. See "Prospectus Summary -- Pending S Corporation Termination."

(4) Represents amounts to be utilized to upgrade and expand the Company's management information systems. See "Business -- Management Information Systems."

(5) Represents repayment of a line of credit from Regal with a maximum borrowing availability of $300,000 at an interest rate of 10%, the proceeds of which the Company used in connection with certain pre-offering expenses relating to this Offering and working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

     If the Representatives exercise their over-allotment option in full, the Company will realize additional net proceeds of approximately $1.9 million. Such proceeds, if received, will be used for working capital and general corporate purposes. Pending their uses as set forth above, the Company intends to invest the net proceeds of this Offering in short-term, investment grade, interest-bearing securities.

     The allocation of the net proceeds set forth above represents the Company's best estimates based on its proposed plans and assumptions relating to its operations and growth strategy and on current economic and industry conditions. The amounts actually expended for the above purposes may vary significantly; furthermore, new purposes may take precedence over those listed above, depending upon numerous factors, including the availability of desirable dealership acquisition opportunities, changes in economic and/or industry conditions, creditor and supplier relations, the progress and timing of new dealership openings, government regulation and future revenues and expenditures. The Company believes that the proceeds of this Offering, together with anticipated revenues from operations and its existing capital resources, will be sufficient to satisfy its contemplated cash requirements for at least 18 months following the consummation of this Offering. In the event, however, that the Company's plans change (due to changes in market conditions, competitive factors or new opportunities that may become available in the future), its assumptions change or prove to be inaccurate or if the proceeds of this Offering or cash flows prove to be insufficient to implement its business and expansion plans (due to unanticipated expenses, difficulties or otherwise), the Company could be required to seek additional financing prior to such time. Consequently, there can be no assurance that the proceeds of this Offering will be sufficient to permit the Company to implement its business plan or that any assumptions relating to the implementation of such plans will prove to be accurate. Moreover, although the Company has applied for a $10 million line of credit from TransAmerica Commercial Finance Corp. ("TransAmerica"), there can be no assurance that such application will be granted or that any additional financing, if needed, would be available to the Company on commercially reasonable terms, or at all.

                                   DILUTION

     The difference between the initial public offering price per share of Common Stock and the net tangible book value per share of Common Stock after the Offering constitutes the dilution to investors in the Offering. Net tangible book value per share on any given date is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) on such date by the number of then outstanding shares of Common Stock.

     At December 31, 1998, the net tangible book value of AMRI was $1,477,152, or $.80 per share. After giving retroactive effect to (i) the termination of Boat Tree's S Corporation status, (ii) the consummation of the Treasure Coast Acquisition, (iii) the exercise of the Regal Option, and (iv) the sale of the 2,150,000 shares of Common Stock offered hereby at an assumed price of $6.50 per share (the midpoint of the currently anticipated range of the initial public offering price) and the receipt and anticipated application of the estimated net proceeds therefrom, the as adjusted net tangible book value of AMRI at December 31, 1998 would have been $10,993,412 or $2.51 per share, representing an immediate increase in net tangible book value of $1.71 per share to existing stockholders and an immediate dilution of $3.99 (61.4%) per share to investors in the Offering.

     The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:


Assumed initial public offering price ........................               $ 6.50
 Net tangible book value before the Offering .................   $ .80
 Increase attributable to investors in the Offering ..........   1.71
                                                                 -----
Adjusted net tangible book value after the Offering ..........                2.51
                                                                             ------
Dilution to investors in the Offering ........................               $ 3.99
                                                                             ======

     The following table sets forth, with respect to existing stockholders (giving retroactive effect to the exercise of the Regal Option and the Treasure Coast Acquisition) and with respect to the investors in the Offering, a comparison of the number of shares of Common Stock purchased from the Company, the percentage ownership of such shares, the aggregate consideration paid, the percentage of total consideration paid and the average price paid per share.

                                          Shares Acquired          Total Consideration
                                      -----------------------   -------------------------    Average Price
                                         Number      Percent        Amount       Percent       Per Share
                                      -----------   ---------   -------------   ---------   --------------
Existing stockholders .............   2,235,641      51.0%      $   405,110       2.8%      $  .18
Investors in the Offering .........   2,150,000      49.0        13,975,000      97.2       $ 6.50(1)
                                      ---------     -----       -----------     -----
                                      4,385,641     100.0%      $14,380,110     100.0%
                                      =========     =====       ===========     =====

------------
(1) Based on the midpoint of the currently anticipated range of the initial public offering price.

     The foregoing table assumes no exercise of the Representatives' over-allotment option. If such option is exercised in full, the new investors will have paid $16,071,250 (based on an assumed offering price of $6.50 per share, the midpoint of the currently anticipated range of the initial public offering price) for 2,472,500 shares of Common Stock, representing approximately 97.5% of the total consideration for 52.5% of the total number of shares outstanding. In addition, the computations set forth in the above table exclude (i) an aggregate of 430,000 shares of Common Stock reserved for issuance upon the exercise of stock options which have been granted under the Option Plan effective upon the consummation of the Offering at a price per share equal to the initial public offering price per share, and (ii) 215,000 shares of Common Stock reserved for issuance upon the exercise of the Representatives' Warrants. See "Management -- Stock Options" and "Underwriting."

                                DIVIDEND POLICY

     From June 1992 through the date of this Prospectus, Boat Tree was an S Corporation for Federal and Florida state income tax purposes. As a result, during and for such period, the net income of Boat Tree for Federal and certain state income tax purposes is reported by, and taxed directly to, the stockholders of Boat Tree rather than to Boat Tree itself. As an S Corporation, Boat Tree has made distributions in the form of cash dividends to its stockholders, and the Company will make the Final S Corporation Distribution to such stockholders in the amount of $550,000 out of the net proceeds of this Offering. The Company currently intends to retain all future available earnings, if any, for the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Moreover, certain of the Company's financing agreements restrict the distribution of dividends.

                                CAPITALIZATION

                 (Dollars in thousands, except per share data)

     The following table sets forth the short-term debt and capitalization of AMRI, as of December 31, 1998, on (i) an actual basis, (ii) a pro forma basis to reflect the termination of the Company's S Corporation status and the consummation of the Treasure Coast Acquisition (including the utilization of a portion of the net proceeds from the Offering in connection therewith and the exercise of the Company's Treasure Coast Stock Payment Option), and (iii) a pro forma as adjusted basis to give retroactive effect to the exercise of the Regal Option and the issuance and sale of the balance of the 2,150,000 shares of Common Stock offered hereby at an assumed price of $6.50 per share (the midpoint of the currently anticipated range of the initial public offering price) and the anticipated application of the estimated net proceeds therefrom. This table should be read in conjunction with "Pro Forma Financial Data" and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                December 31, 1998
                                                       ------------------------------------
                                                                                     Pro
                                                                                   Forma As
                                                         Actual      Pro Forma     Adjusted
                                                       ----------   -----------   ---------
Short-term debt:
 Floor plan payable ................................    $13,221       $19,593      $19,593
 Lines of credit ...................................      1,894         2,064        1,764
 Current maturities of long-term debt ..............        246           246          246
                                                        -------       -------      -------
   Total short-term debt ...........................     15,361        21,903       21,603
                                                        =======       =======      =======
Long-term debt, less current maturities ............      1,453         1,453        1,453
                                                        =======       =======      =======
Stockholders' equity(1):
 Preferred Stock, $.01 par value; 1,500,000 shares
   authorized; none issued .........................         --            --           --
 Common Stock, $.01 par value: 20,000,000 shares
   authorized; 1,840,344 shares issued and out-
   standing (actual), 2,571,363 shares issued and
   outstanding (pro forma)(2), and 4,385,641
   shares issued and outstanding (as adjusted)(2)(3)         18            25           44
 Additional paid-in capital ........................        453         3,901       12,039
 Retained earnings .................................      1,006         1,110          560
                                                        -------       -------      -------
   Total stockholders' equity ......................      1,477         5,036       12,643
                                                        -------       -------      -------
    Total capitalization ...........................    $ 2,930       $ 6,489      $14,096
                                                        =======       =======      =======

------------
(1) Does not include (i) 215,000 shares of Common Stock reserved for issuance upon exercise of the Representatives' Warrants and (ii) 430,000 shares of Common Stock reserved for issuance upon exercise of stock options issuable under the Option Plan, of which options to purchase 352,000 shares of Common Stock have been granted effective upon the consummation of the Offering. See "Management -- Stock Options" and "Underwriting."

(2) Includes 592,558 and 84,615 of the shares of Common Stock offered hereby needed to finance the cash portion of the Treasure Coast Acquisition purchase price and the payment of the Final S Corporation Distribution, respectively, and 53,846 shares of Common Stock issuable upon exercise of the Treasure Coast Stock Payment Option, in each case, based on assumed price of $6.50 per share (the midpoint of the currently anticipated range of the initial public offering price). See "Management's Discusssion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(3) Includes 341,451 shares of Common Stock to be issued upon the consummation of the Offering in connection with the exercise of the Regal Option. See "Certain Transactions."

                           PRO FORMA FINANCIAL DATA
Introduction

     The following pro forma financial data is based upon the historical financial statements of AMRI and has been prepared to illustrate the effects on such historical financial data of the Treasure Coast Acquisition and the Offering (including the exercise of the Regal Option). The effects of the Offering proceeds have been isolated from the effects of the Treasure Coast Acquisition, except to the extent that the Offering proceeds will be used to finance the Treasure Coast Acquisition. The unaudited pro forma combined statement of operations for the years ended December 31, 1997 and 1998 give effect to the Treasure Coast Acquisition and the Offering as if they had been completed as of January 1, 1997. The unaudited pro forma combined balance sheet as of December 31, 1998 gives effect to the Treasure Coast Acquisition and the Offering as if such transactions had been completed on December 31, 1998. The Treasure Coast Acquisition is reflected using the purchase method of accounting for business combinations.

     The pro forma financial data is provided for comparative purposes only and does not purport to represent the actual financial position or results of operations of the Company that actually would have been obtained if the Treasure Coast Acquisition had been consummated on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future.

     The pro forma financial data is based on certain assumptions and adjustments described in the notes thereto and should be read in conjunction therewith. See "Management's Discussion and Analysis of Financial Condition and results of Operations" and the financial statements, including the notes thereto, appearing elsewhere herein.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                 (Dollars in thousands, except per share data)

                     For the year ended December 31, 1997

                                                            Historical
                                                    ---------------------------
                                                                     Treasure
                                                         AMRI          Coast
                                                    -------------  ------------
Total Revenue ....................................   $    21,226      $9,726
Cost of sales ....................................        16,327      7,815
                                                     -----------      ------
 Gross Profit ....................................         4,899      1,911
Selling, general and administrative expenses .....         4,085      1,765
 Income from operations ..........................           814        146
Other income .....................................            33         --
Interest expense .................................          (333)      (156)
                                                     -----------      ------
 Income before taxes .............................           514        (10)
Pro forma taxes on income ........................           198         (4)
                                                     -----------      --------
  Pro forma net income ...........................   $       316      $  (6)
                                                     -----------      -------
Net income per common share:
 Basic ...........................................   $       .16
 Diluted .........................................   $       .14
Weighted average common shares outstanding:
 Basic ...........................................     1,924,959
 Diluted .........................................     2,266,410

                                                                               Pro Forma
                                                    ----------------------------------------------------------------
                                                        Acquisition                        Offering       Combined
                                                        Adjustments         Combined     Adjustments    as Adjusted
                                                    -------------------  -------------  -------------  -------------
Total Revenue ....................................     $        --        $    30,952    $        --    $    30,952
Cost of sales ....................................              --             24,142             --         24,142
                                                       -----------        -----------    -----------    -----------
 Gross Profit ....................................              --              6,810             --          6,810
Selling, general and administrative expenses .....             (90) (A)         5,889             --          5,889
                                                                19 (B)
                                                               110 (C)
                                                       -----------
 Income from operations ..........................             (39)               921             --            921
Other income .....................................              --                 33             --             33
Interest expense .................................               3 (D)           (486)            --           (486)
                                                       -----------        -----------    -----------    -----------
 Income before taxes .............................             (36)               468             --            468
Pro forma taxes on income ........................              --                194             --            194
                                                       -----------        -----------    -----------    -----------
  Pro forma net income ...........................     $       (36)       $       274    $        --    $       274
                                                       -----------        -----------    -----------    -----------
Net income per common share:
 Basic ...........................................                        $       .11                   $       .06
 Diluted .........................................                        $       .09                   $       .06
Weighted average common shares outstanding:
 Basic ...........................................         646,404 (E)      2,571,363      1,814,278      4,385,641
 Diluted .........................................         646,404 (E)      2,912,814      1,472,827      4,385,641


                     For the year ended December 31, 1998

                                                           Historical
                                                    -------------------------
                                                                    Treasure
                                                         AMRI         Coast
                                                    -------------  ----------
Total Revenue ....................................   $    25,563    $17,801
Cost of sales ....................................        19,083     13,757
                                                     -----------    -------
 Gross Profit ....................................         6,480      4,044
Selling, general and administrative expenses .....         5,418      3,090
 Income from operations ..........................         1,062        954
Other income .....................................            67         --
Interest expense .................................          (525)      (204)
                                                     -----------    -------
 Income before taxes .............................           604        750
Pro forma taxes on income ........................           232        294
                                                     -----------    -------
  Pro forma net income ...........................   $       372    $   456
                                                     ===========    =======
Net income per common share:
 Basic ...........................................   $       .19
 Diluted .........................................   $       .16
Weighted average common shares outstanding:
 Basic ...........................................     1,924,959
 Diluted .........................................     2,266,410

                                                                               Pro Forma
                                                    ----------------------------------------------------------------
                                                        Acquisition                        Offering       Combined
                                                        Adjustments         Combined     Adjustments    as Adjusted
                                                    -------------------  -------------  -------------  -------------
Total Revenue ....................................     $        --        $    43,364    $        --    $    43,364
Cost of sales ....................................              --             32,840             --         32,840
                                                       -----------        -----------    -----------    -----------
 Gross Profit ....................................              --             10,524             --         10,524
Selling, general and administrative expenses .....             (75) (A)         8,515             --          8,515
                                                               (11) (B)
                                                               110 (C)
                                                               (92) (F)
                                                                75 (G)
                                                       -----------
 Income from operations ..........................                (7)           2,009             --          2,009
Other income .....................................              --                 67                            67
Interest expense .................................               3 (D)           (726)            --           (726)
                                                       -------------      -----------    -----------    -----------
 Income before taxes .............................                (4)           1,350             --          1,350
Pro forma taxes on income ........................              --                526             --            526
                                                       -------------      -----------    -----------    -----------
  Pro forma net income ...........................     $        (4)       $       824    $        --    $       824
                                                       =============      ===========    ===========    ===========
Net income per common share:
 Basic ...........................................                        $       .32                   $       .19
 Diluted .........................................                        $       .28                   $       .19
Weighted average common shares outstanding:
 Basic ...........................................         646,404 (E)      2,571,363      1,814,278      4,385,641
 Diluted .........................................         646,404 (E)      2,912,814      1,472,827      4,385,641


(Footnotes appear on following page)

------------
   (A) To adjust rent expense to reflect the acquisition from Treasure Services of the real property in Stuart, Florida on which a retail boat dealership is located.

   (B) To adjust depreciation expense to reflect a change in depreciation expense attributable to (i) assets of Treasure Coast which were not acquired by the Company and (ii) a recalculation of depreciation expense based upon the fixed assets acquired by the Company.

   (C) To reflect the amortization of goodwill acquired through the Treasure Coast Acquisition over a period of 15 years.

     (D) To adjust interest expense to reflect a reduction in long-term debt not assumed by the Company.

   (E) Represents 592,558 of the shares of Common Stock offered hereby needed to finance (including a pro rata portion of the Offering costs) the cash portion of the Treasure Coast Acquisition purchase price and 53,846 shares of Common Stock issuable upon exercise of the Treasure Coast Stock Payment Option, in each case based on an assumed price of $6.50 per share (the midpoint of the currently anticipated range of the initial public offering price).

   (F) To adjust operating expenses to reflect a decrease in expenses attributable to assets not acquired by the Company.

   (G) To adjust compensation expense to reflect the terms of an employment agreement with a principal of Treasure Coast as if the terms of the employment agreement had been in effect commencing January 1, 1997. Compensation expense would not have been effected in 1997 as a result of the employment agreement.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

                            As of December 31, 1998
                                (in thousands)



                                         Historical
                                    ---------------------
                                                Treasure
                                       AMRI       Coast
                                    ---------  ----------
Current assets:
 Cash and cash equivalents .......   $ 1,139     $   --
 Accounts receivable .............       642        200
 Inventories .....................    13,702      7,226
 Prepaid expenses ................        19         --
 Deferred income taxes ...........        --         --
                                     -------     ------
Total current assets .............    15,502      7,426
Property and equipment, net ......     2,744        246
Goodwill .........................        --         --
Other assets .....................       729        165
                                     -------     ------
Total assets .....................   $18,975     $7,837
                                     =======     ======
Current liabilities:
 Floorplan payable ...............   $13,221     $6,372
 Line of credit/Note payable .....     1,894        170
 Accounts payable ................       368        282
 Customer deposits ...............         6         --
 Accrued expenses ................       310        152
 Current maturities of
  long-term debt .................       246          6
                                     -------     ------
Total current liabilities ........    16,045      6,982
Long-term debt, less
 current maturities ..............     1,453         26
Deferred income taxes ............        --         --
                                     -------     ------
Total liabilities ................    17,498      7,008
                                     -------     ------
Stockholders' equity:
 Common stock ....................        18         --
 Additional paid-in-capital ......       453        105
 Retained earnings ...............     1,006        724
                                     -------     ------
 Total stockholders' equity ......     1,477        829
                                     -------     ------
 Total liabilities and
  stockholders equity ............   $18,975     $7,837
                                     =======     ======

                                                                      Pro Forma
                                    -----------------------------------------------------------------------------
                                         S-Corp
                                      Termination       Acquisition                    Offering        Combined
                                     Adjustment(A)    Adjustments(B)    Combined    Adjustments(C)    as Adjusted
                                    ---------------  ----------------  ----------  ----------------  ------------
Current assets:
 Cash and cash equivalents .......        $ --            $  --         $ 1,139         $7,983          $ 9,122
 Accounts receivable .............          --             (200)            642             --              642
 Inventories .....................          --             (140)         20,788             --           20,788
 Prepaid expenses ................          --               --              19             --               19
 Deferred income taxes ...........         106               --             106             --              106
                                          ----            -----         -------         ------          -------
Total current assets .............         106             (340)         22,694          7,983           30,677
Property and equipment, net ......          --            1,015           4,005             --            4,005
Goodwill .........................          --            1,650           1,650             --            1,650
Other assets .....................          --             (165)            729           (676)              53
                                          ----            -----         -------         ------          -------
Total assets .....................        $106            $2,160        $29,078         $7,307          $36,385
                                          ====            ======        =======         ======          =======
Current liabilities:
 Floorplan payable ...............        $ --            $  --         $19,593         $   --          $19,593
 Line of credit/Note payable .....          --               --           2,064           (300)           1,764
 Accounts payable ................          --             (282)            368             --              368
 Customer deposits ...............          --               --               6             --                6
 Accrued expenses ................          --             (152)            310             --              310
 Current maturities of
  long-term debt .................          --                 (6)          246             --              246
                                          ----            --------      -------         ------          -------
Total current liabilities ........          --             (440)         22,587           (300)          22,287
Long-term debt, less
 current maturities ..............          --              (26)          1,453             --            1,453
Deferred income taxes ............           2               --               2             --                2
                                          ----            -------       -------         ------          -------
Total liabilities ................           2             (466)         24,042           (300)          23,742
                                          ----            -------       -------         ------          -------
Stockholders' equity:
 Common stock ....................          --                7              25             19               44
 Additional paid-in-capital ......          --            3,343           3,901          8,138           12,039
 Retained earnings ...............         104             (724)          1,110           (550)             560
                                          ----            -------       -------         ------          -------
 Total stockholders' equity ......         104            2,626           5,036          7,607           12,643
                                          ----            -------       -------         ------          -------
 Total liabilities and
  stockholders equity ............        $106            $2,160        $29,078         $7,307          $36,385
                                          ====            =======       =======         ======          =======

(Footnotes appear on following page)

------------
   (A) Records a net deferred tax asset of $104,000 that results from the Reorganization and related termination of Boat Tree's S Corporation status.

   (B) Records the purchase of substantially all of the assets of Treasure Coast and Treasure Services and related debt financing of a portion of the inventory and eliminates assets not being purchased and liabilities not assumed. Assuming the Company's exercise of its Treasure Coast Stock Payment Option, the consideration paid upon the consummation of the Treasure Coast Acquisition will consist of a cash payment of $3.1 million (based on pro forma inventory balances as of December 31, 1998) and the issuance of 53,846 shares of Common Stock, valued at $350,000, based upon an assumed offering price of $6.50 per share (the midpoint of the currently anticipated range of the initial public offering price). The $3.1 million cash payment will be funded by the sale of 592,558 of the shares of Common Stock offered hereby at an assumed price of $6.50 per share net of assumed Offering costs. The balance of the purchase price is anticipated to be funded through additional floor plan financing of $6.5 million, Treasure Coast's outstanding floor plan and note payable line of credit balance as of December 31, 1998.

      The acquisition of assets and anticipated financing are as follows:


            Inventory ........................................    $  7,086,000
            Equipment ........................................         150,000
            Land .............................................         850,000
            Buildings and improvements .......................         261,000
            Goodwill .........................................       1,650,000
                                                                  ------------
            Total purchase price .............................       9,997,000
            Less assumed floor plan financing ................      (6,542,000)
            Less value of Offering shares issued .............        (350,000)
                                                                  ------------
            Cash used for Treasure Coast Acquisition .........    $  3,105,000
                                                                  ============


   (C) Records the (i) receipt and application of the net proceeds from the sale of the 2,150,000 shares of Common Stock offered hereby (less the 592,558 shares referred to in footnote (B) above) based upon an assumed offering price of $6.50 per share, and (ii) the issuance of 341,451 shares of Common Stock upon the consummation of the Offering in connection with the exercise of the Regal Option.

                            SELECTED FINANCIAL DATA
                 (Dollars in thousands, except per share data)

     The following selected statement of income data and balance sheet data as of and for each of the years in the five-year period ended December 31, 1998, are derived from the financial statements of AMRI included elsewhere herein (except that the pro forma share and per share data gives retroactive effect to the exchange of all of the capital stock of Boat Tree for shares of Common Stock in connection with the Reorganization). The selected statement of income data for the years ended December 31, 1996, 1997 and 1998 and the selected statement of balance sheet data as of December 31, 1996, 1997 and 1998 have been audited by BDO Seidman, LLP, independent auditors, whose report thereon is included elsewhere herein. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of AMRI, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                          Year ended December 31,
                                                  ------------------------------------------------------------------------
                                                       1994          1995           1996           1997           1998
                                                  -------------  ------------  -------------  -------------  -------------
                                                   (unaudited)    (unaudited)
                                                  -------------  ------------
Statement of Income Data:
Sales and service revenue ......................   $    6,173     $   10,026    $   13,058     $   20,183     $   24,229
Finance and insurance income ...................          193            308           591          1,043          1,334
                                                   ----------     ----------    ----------     ----------     ----------
  Total revenue ................................        6,366         10,334        13,649         21,226         25,563
Cost of sales and service revenue ..............        5,362          8,656        10,544         16,327         19,083
                                                   ----------     ----------    ----------     ----------     ----------
  Gross profit .................................        1,004          1,678         3,105          4,899          6,480
Selling, general and administrative expenses ...          676          1,318         2,493          4,085          5,418
                                                   ----------     ----------    ----------     ----------     ----------
  Income from operations .......................          328            360           612            814          1,062
Other income ...................................           --             --            10             33             67
Interest expense ...............................          (77)          (158)         (239)          (333)          (525)
                                                   ----------     ----------    ----------     ----------     ----------
   Net income ..................................          251            202           383            514            604
Pro Forma Unaudited Statements of
 Income Data (1):
Pro forma taxes on income ......................           98             79           150            198            232
                                                   ----------     ----------    ----------     ----------     ----------
Pro forma net income ...........................   $      153     $      123    $      233     $      316     $      372
                                                   ==========     ==========    ==========     ==========     ==========
Pro forma net income per share:
   Basic(2) ....................................   $      .08     $      .06    $      .12     $      .16     $      .19
   Diluted(3) ..................................   $      .07     $      .05    $      .10     $      .14     $      .16
Pro forma weighted average shares
 outstanding:
   Basic(2) ....................................    1,925,459      1,925,459     1,925,459      1,924,959      1,924,959
   Diluted(3) ..................................    2,266,910      2,266,910     2,266,910      2,266,410      2,266,410

                                                                             December 31,
                                                    ---------------------------------------------------------------
                                                         1994           1995         1996       1997        1998
                                                    -------------   ------------   --------   --------   ----------
                                                     (unaudited)     (unaudited)
                                                    -------------   ------------
Balance Sheet Data:
Cash and cash equivalents .......................         271             213         340        307        1,139
Working capital .................................         291             579          18        171         (542)
Total assets ....................................       1,434           4,042       7,292      9,681       18,975
Long-term debt, less current maturities .........         141              99       1,393      1,221        1,453
Total liabilities ...............................       1,185           3,571       6,622      8,543       17,498
Stockholders' equity ............................         249             471         670      1,138        1,477

(Footnotes appear on following page)

------------
(1) Prior to the date of this Prospectus, AMRI was an S Corporation and therefore was not subject to Federal or State corporate income taxes (other than Florida franchise taxes). The S Corporation status has been terminated as of the date of this Prospectus. Pro forma taxes on income reflect a tax provision as if the Company had not been an S Corporation during the indicated periods. The pro forma provision for income taxes represents a combined Federal and State tax rate of approximately 39%. Historical earnings per share is not presented because earnings per share of an S Corporation may not be meaningful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 1 and 8 of Notes to Financial Statements.

(2) Gives effect to the sale of 84,615 shares of the Common Stock offered hereby, which represent the approximate number of shares of the Common Stock being sold by the Company to fund the payment of the Final S Corporation Distribution of $550,000 at an assumed price of $6.50 per share (the midpoint of the currently anticipated range of the initial public offering price). See "Use of Proceeds" and Notes 1 and 5 of Notes to Financial Statements.

(3) Gives effect to the exercise of the Regal Option. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 1 and 6 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General


     The Company is one of the largest retailers of recreational boats in Florida where it currently owns and operates ten retail locations. In addition, the Company operates a retail location in Belmont, North Carolina, which it intends to relocate to Cornelius, North Carolina following the consummation of the Offering. At each of its retail locations, the Company offers a wide selection of new and used boats and related marine products, such as trailers, parts and accessories and water sport equipment. In addition, the Company arranges boat financing, insurance and extended service contracts for its customers and at most of the Company's locations provides them with convenient, skilled and cost-effective repair and maintenance services from state-of-the-art service facilities located adjacent to its showroom operations.


     The Company has experienced substantial growth as a result of both acquisitions and internal growth. For the years ended December 31, 1997 and 1998, the Company had total pro forma combined revenue of $31.0 million and $43.4 million, respectively, and total pro forma combined net income before taxes of $468,000 and $1.4 million, respectively. For the years ended December 31, 1997 and 1998, the Company sold, on a pro forma combined basis, 802 and 1,032 new boats, respectively, generating revenues of approximately $21.9 million and $31.7 million, respectively, and 366 and 449 used boats, respectively, for revenues of approximately, $4.8 million and $6.1 million, respectively.

     The Company is the largest volume buyer of recreational boats sold under the popular Regal and Wellcraft brand names and sells 11 other lines of high quality recreational boats under the brand names Malibu, Hydra-Sport, Sailfish, Carver, Stratos Bass Boats, Javelin Bass Boats, AquaSport, Larson, Legacy, Mediterranean Yachts and Hurricane Deck Boats. The boats offered by the Company range in size from 14 feet to 55 feet and in price from approximately $9,000 to $1.2 million (with gross profit margins ranging between 15% and 28%). The Company believes that it differentiates itself from its competitors by offering 13 different brand name product lines, with over 100 different models of new cruisers, high performance boats, pontoon boats, fishing boats, water-skiing boats and general recreational boats to choose from, at prices ranging from the low-end to the high-end of the market spectrum.

Results of Operations

AMRI (Pro Forma Combined)

     The following unaudited pro forma financial information is based upon data derived from the historical financial statements of AMRI and has been prepared to illustrate the effects on such data of the Treasure Coast Acquisition and the Offering (including the exercise of the Regal Option). The unaudited pro forma combined statement of operations for the years ended December 31, 1997 and 1998 give effect to the Treasure Coast Acquisition and the Offering as if they had been completed as of January 1, 1997. See "Pro Forma Financial Data."

Year Ended December 31, 1997 Compared to Year Ended December 31, 1998

     Revenue

     The Company's pro forma combined total revenue for the year ended December 31, 1997 was $31.0 million as compared to pro forma combined total revenue for the year ended December 31, 1998 of $43.4 million, an increase of $12.4 million or 40.1%. Of this increase, approximately $2.6 million was attributable to an 8.9% increase in comparable store sales. Management believes that the increase during the year ended December 31, 1998 resulted primarily from the maturation of the Jacksonville, Florida store, which opened in February 1997, and the continued maturation of the Orlando, Florida store in its second full year of operations. Management believes that the increase in comparable store sales was also attributable to an increase in floor plan availability in 1998 for the Treasure Coast stores, an increase in service revenues due to greater reimbursements under manufacturer warranty programs, increased dockage at the Stuart, Florida store and an increase in the number of used boats sold. The balance of the increase in pro forma combined total revenue resulted primarily from the opening of new locations in Doctors Lake, Pinellas Park, Tierra Verde and Pompano Beach, Florida in 1998.

     Gross Profit

     The Company's pro forma combined cost of sales for the year ended December 31, 1997 was $24.1 million, or 78.0% as a percentage of pro forma combined total revenue, as compared to $32.8 million for the year ended December 31, 1998, or 75.7% as a percentage of pro forma combined total revenue. The Company's pro forma combined gross profit for the year ended December 31, 1997 was $6.8 million, or 22.0% as a percentage of pro forma combined total revenue, as compared to $10.5 million for the year ended December 31, 1998, or 24.3% as a percentage of pro forma combined total revenue. Management believes that the increase in pro forma combined gross profit as a percentage of pro forma combined total revenue was primarily attributable to higher sale prices on the Company's products for the year ended December 31, 1998. The increase in pro forma combined gross profit margin is primarily attributable to the increased revenue.

     Selling, General and Administrative Expenses

     The Company's pro forma combined selling, general and administrative expenses for the year ended December 31, 1997 were $5.9 million or 19.0% as a percentage of pro forma combined total revenue, as compared to $8.5 million for the year ended December 31, 1998, or 19.6% as a percentage of pro forma combined total revenue. Management believes that the increase in selling, general and administrative expenses as a percentage of pro forma combined total revenues is primarily attributable to initial operating expenses associated with the opening of new locations in Tierra Verde and Pinellas Park, Florida.

     Interest Expense

     The Company's pro forma combined interest expense was approximately $486,000 for the year ended December 31, 1997, as compared to approximately $726,000 for the year ended December 31, 1998, a percentage increase of 49.4%. Management believes that the increase in interest expense is primarily attributable to the increase in balances on the Company's floor plan financing lines of credit used to support the inventory requirements for the additional stores opened during the year ended December 31, 1998 and anticipated increases in sales in the new locations. The Company's pro forma combined floor plan payable balance was $9.6 million as of December 31, 1997 as compared to $19.6 million as of December 31, 1998, reflecting a percentage increase of 104.2%.

AMRI (Historical)


     The following financial information for each of the years ended December 31, 1997 and 1998 are derived from the financial statements of AMRI included elsewhere herein. See "Selected Financial Data."

Year Ended December 31, 1997 Compared to Year Ended December 31, 1998

     Sales and Service Revenue

     AMRI's sales and service revenue for the year ended December 31, 1997 was $20.2 million as compared to sales and service revenue for the year ended December 31, 1998 of $24.2 million, an increase of $4.0 million or 20.0%. Of this increase, approximately $931,000 was attributable to a 4.6% increase in comparable store sales in 1998. During the year ended December 31, 1998, the Jacksonville, Florida store and the Orlando, Florida store generated increases of approximately $641,000 and $812,000, respectively, in sales and service revenues as compared to the year ended December 31, 1997. Management believes that the increase in comparable store sales during the year ended December 31, 1998 resulted primarily from the maturation of the Jacksonville, Florida store, which opened in February 1997 and the continued maturation of the Orlando, Florida store in its second full year of operations. The balance of the increase in sales and service revenue resulted primarily from the opening of new locations in Doctors Lake, Pinellas Park and Tierra Verde, Florida in 1998.

     Finance and Insurance Income

     AMRI's finance and insurance income for the year ended December 31, 1997 was $1.0 million (4.9% as a percentage of total revenue), as compared to $1.3 million for the year ended December 31, 1998 (5.2% as a percentage of total revenue), an increase of 27.9%. Management believes that the increase in finance and insurance income is primarily attributable to the increase in sales and service revenue of 20.0% for the year ended December 31, 1998 as well as an increased emphasis on the sale of finance and insurance products by AMRI .

     Gross Profit

     AMRI's cost of sales and service revenue for the year ended December 31, 1997 was $16.3 million or 76.9% as a percentage of total revenue, as compared to $19.1 million for the year ended December 31, 1998, or 74.7% as a percentage of total revenue. AMRI's gross profit for the year ended December 31, 1997 was $4.9 million, or 23.1% as a percentage of total revenue, as compared to $6.5 million for the year ended December 31, 1998, or 25.3% as a percentage of total revenue. AMRI's gross profit includes finance and insurance income; however, the cost of sales and service revenue is not attributable to finance and insurance income. For the year ended December 31, 1997, AMRI's gross profit on sales and service revenue was $3.9 million, or 19.1% as a percentage of sales and service revenue. For the year ended December 31, 1998, AMRI's gross profit on sales and service was $5.1 million, or 21.2% as a percentage of sales and service revenue. Management believes that the increase in gross profit as a percentage of total revenue and of sales and service revenue was primarily attributable to higher sales prices on AMRI's products for the year ended December 31, 1998. The increase in gross profit margin is primarily attributable to the increased sales and service revenue.

     Selling, General and Administrative Expenses

     Selling, general and administrative expenses for the year ended December 31, 1997 were $4.1 million, or 19.2% as a percentage of total revenue, as compared to $5.4 million for the year ended December 31, 1998, or 21.2% as a percentage of total revenue. Management believes that the increase in selling, general and administrative expenses as a percentage of total revenues is primarily attributable to initial operating expenses associated with the opening of new locations in Tierra Verde and Pinellas Park, Florida.

     Other Income

     Other income was $33,481 for the year ended December 31, 1997 as compared to $66,480 for the year ended December 31, 1998. Management believes that the increase in other income is primarily attributable to an increase in interest income derived from greater cash balances for the year ended December 31, 1998 as compared to December 31, 1997.

     Interest Expense

     Interest expense was $333,958 for the year ended December 31, 1997 as compared to $524,720 for the year ended December 31, 1998, a percentage increase of 57.1%. Management believes that the increase in interest expense is primarily attributable to the increase in balances on AMRI's floor plan financing lines of credit used to support the inventory requirements for the additional stores opened during the year ended December 31, 1998 and anticipated increases in sales in the new locations. Floor plan payable balance was $6.3 million as of December 31, 1997 as compared to $13.2 million as of December 31, 1998, reflecting a percentage increase of 111.5%.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1997

     Sales and Service Revenue

     AMRI's sales and service revenue for the year ended December 31, 1996 was $13.1 million as compared to sales and service revenue for the year ended December 31, 1997 of $20.2 million, an increase of 54.6%. Of this increase, approximately $2.0 million was attributable to a 15.5% increase in comparable store sales in 1997. Management believes that the increase in comparable store sales resulted primarily from the new Orlando, Florida superstore being fully operational for the full year of 1997 as compared to four months in 1996. The store was relocated from a smaller location in September 1996 and, therefore, the larger facility only contributed to the Company's sales for four months which included the fourth quarter of 1996, the weakest sales quarter of the year. Management believes that the balance of the increase in sales and service revenue resulted primarily from the opening of a Jacksonville, Florida location in February 1997 which contributed approximately $5.1 million of sales and service revenue.

     Finance and Insurance Income

     AMRI's finance and insurance income for the year ended December 31, 1996 was $591,014, or 4.3% as a percentage of total revenue, as compared to $1.0 million for the year ended December 31, 1997, or 4.9% as a percentage of total revenue, an increase of 76.4%. Management believes that the increase in finance and insurance income is primarily attributable to the increase in sales and service revenue. Management believes that the increase is also attributable to more competitive financing packages offered by the third party providers of customer financing.

     Gross Profit

     AMRI's cost of sales and service revenue for the year ended December 31, 1996 was $10.5 million, or 77.3% as a percentage of total revenue, as compared to $16.3 million for the year ended December 31, 1997, or 76.9% as a percentage of total revenue. AMRI's gross profit for the year ended December 31, 1996 was $3.1 million, 22.7% as a percentage of total revenue, as compared to $4.9 million for the year ended December 31, 1997, or 23.1% as a percentage of total revenue. Management believes that the increase in gross profit as a percentage of total revenue was primarily attributable to the increase in finance and insurance income.

     For the year ended December 31, 1996, AMRI's gross profit on sales and service revenue was $2.5 million, or 19.3% as a percentage of sales and service revenue. For the year ended December 31, 1997, gross profit on sales and service revenue was $3.9 million, or 19.1% as a percentage of sales and service revenue. Gross profit as a percentage of sales and service revenue was relatively constant between the year ended December 31, 1996 and the year ended December 31, 1997.

     Selling, General and Administrative Expenses

     AMRI's selling, general and administrative expenses for the year ended December 31, 1996 were $2.5 million, or 18.3% as a percentage of total revenue, as compared to $4.1 million for the year ended December 31, 1997, or 19.2% as a percentage of total revenue. Management believes that the increase in selling, general and administrative expenses for the year ended December 31, 1997 is primarily attributable to the increased costs associated with the establishment of a larger, multi-location, operation as well as the direct costs incurred to establish the Orlando, Florida superstore, which was opened in September 1996.

     Other Income

     Other income was $10,115 for the year ended December 31, 1996 as compared to $33,481 for the year ended December 31, 1997. Management believes that the increase in other income is primarily attributable to an increase in interest income attributable to greater cash balances at December 31, 1997.

     Interest Expense

     Interest expense was $239,362 for the year ended December 31, 1996 as compared to $333,958 for the year ended December 31, 1997, reflecting a percentage increase of 39.5%. Management believes that the increase in interest expense is primarily attributable to the increase in balances on AMRI's floor plan financing lines of credit in connection with AMRI's increased levels of inventory requirements for additional stores and anticipated increases in sales. Floor plan payables were $4.6 million at December 31, 1996 as compared to $6.3 million at December 31, 1997, reflecting a percentage increase of 34.9%.

Termination of S Corporation Status

     As a result of terminating Boat Tree's S Corporation status as of the date of this Prospectus, AMRI will be required to record a one-time, non-cash tax benefit added to earnings for deferred income taxes. This tax benefit will be recorded in the year ended December 31, 1998. If this benefit had been recorded at December 31, 1998, the amount would have been $104,000. AMRI expects that, following the termination of Boat Tree's S Corporation status, its combined Federal and State income tax rate will be approximately 39%.

Liquidity and Capital Resources

     AMRI has funded its requirements for working capital to support operations and capital expenditures from net cash provided from operations and borrowings under credit facilities, including lines of credit and inventory floor plan financing facilities. As of December 31, 1998, AMRI had working capital deficit of $542,121 and a debt equity ratio of 11.85 to 1.

     For the years ended December 31, 1997 and 1998, net cash flows used by AMRI for operating activities were $1.3 million and $6.2 million, respectively. The increase in cash used by operating activities was due primarily to a decrease in inventory of $1.9 million for the year ended December 31, 1997 as compared to an increase of $7.0 million for the year ended December 31, 1998. The primary reason for the increase in inventory for the year ended December 31, 1998 was the increase in sales attributable to the initial purchase of inventory at AMRI's new locations and to an increase in comparable store sales.

     For the years ended December 31, 1997 and 1998, cash flows used by investing activities by AMRI were $175,906 and $309,499, respectively. Cash used in investing activities during 1997 and 1998 was attributable to the purchase of property and equipment for the opening of the Jacksonville, Florida location and improvements to the Orlando, Florida facility.

     For the years ended December 31, 1997 and 1998, cash flows provided by financing activities by AMRI were $1.4 million and $7.4 million, respectively. Cash flows used by financing activities by AMRI during the years ended December 31, 1997 and 1998 were for the payment of stockholder distributions and the repayment of long-term debt, including, for the year ended December 31, 1997, for the repayment of related party long-term debt which was used by AMRI to repay a third mortgage on the Orlando, Florida superstore in the amount of $194,948 and working capital loans of $125,535. For the year ended December 31, 1998, cash used in financing activities also included deferred costs of $676,031 which relate to the Offering. For the years ended December 31, 1997 and 1998, cash flows provided by financing activities for AMRI increased by net borrowings on floor plan and net borrowings under line of credit. For the years ended December 31, 1997 and 1998, stockholder distributions were made by AMRI in the amounts of $45,000 and $264,528, respectively, for the payment of stockholder tax liabilities acquired as a result of Boat Tree's S Corporation status.

     At December 31, 1998, AMRI had $1.5 million of long-term debt, less current maturities, which consisted of mortgage notes payable on the Orlando, Florida superstore and on vacant land in Cornelius, North Carolina as well as installment loans payable relating to various vehicles.

     Regal has provided the Company with a $300,000 line of credit which is due on August 31, 1999. The line of credit from Regal bears interest at the rate of 10% per annum and is guaranteed by Joseph G. Pozo, Jr., the Company's Chairman, President, Chief Executive Officer and majority stockholder. As of December 31, 1998, the Company had drawn $300,000 on the line of credit from Regal. The Company intends to utilize a portion of the net proceeds of the Offering to repay such line of credit upon the consummation of the Offering. Trans-America has provided the Company with a $2 million line of credit. Interest on the line of credit from Trans-America is payable at the greater of the prime rate or 7% and the principal is due upon the earliest of (i) 30 days after written notice,
(ii) the termination of the Company's floor plan financing agreement with TransAmerica or (iii) December 31, 2000. The amount available under the line of credit is based upon the Company's used boat inventory and parts and accessories inventory. Mr. Pozo, Jr. has guaranteed the repayment of the TransAmerica line of credit. See "Certain Transactions."

     In January 1999, AMRI executed a promissory note payable to JCJ Family Partnership, Ltd., in the principal sum of up to $400,000. The general partner of the partnership is Mr. Pozo, Jr. Interest on the promissory note is payable monthly at the rate of 12% per annum and the principal sum is payable on demand after March 31, 2000. See "Certain Transactions."

     AMRI finances substantially all of its new boat inventory through floor plan financing arrangements with TransAmerica and Deutsche Financial Services Corp. The floor plan financing is due upon the sale of the related boat and is secured by AMRI's new boat inventory, accounts receivable, equipment and a personal guarantee from Joseph G. Pozo, Jr. The outstanding balances on the floor plan financing arrangements at December 31, 1997 and 1998 were $6.3 million and $13.2 million, respectively. The boat manufacturers generally provide a pre-determined period of interest free financing during which the manufacturers pay the financing costs to the lender. As a result of interest free financing and certain interest rebates received from boat manufacturers, the weighted average interest rate on floor plan financing was approximately 4.5% for the year ended December 31, 1998. The maximum borrowing allowable under the floor plan financing arrangements was $8.8 million and $15.8 million as of December 31, 1997 and 1998, respectively.

     Upon the consummation of the Offering, the Company will acquire all of the outstanding capital stock of Marine America, a corporation owned 80% by Joseph
G. Pozo, Jr., the Company's Chairman, President, Chief Executive Officer and majority stockholder, and 20% by Joseph J. Pozo (Mr. Pozo, Jr.'s son) for 1,538 shares of Common Stock valued at $10,000, together with the assumption of liabilities previously incurred by Marine America in connection with its redemption of 50% of its capital stock from Lakewood, an unaffiliated third party. Such liabilities consist of a loan from the Company to Marine America in the amount of $25,000 (which will be eliminated upon consolidation of the Company and Marine America) and a promissory note in the amount of $100,000 payable to Lakewood, which the Company intends to repay from the proceeds of the Offering. In January 1998, Marine America acquired certain of Lakewood's assets, as well as a five-year lease (which lease was amended to a month to month lease commencing January 1999) relating to its 8,000 square foot retail boat dealership in Belmont, North Carolina, for a purchase price of $130,858. As part of such acquisition, the Company purchased Lakewood's new and used boat and trailer inventory for a purchase price of $998,634 and agreed to provide Marine America with new and used boat inventory, as needed, at the Company's invoice cost plus freight. In addition, the Company entered into a management agreement with Marine America pursuant to which the Company agreed to manage the operations of the Lakewood dealership. The Company intends to relocate the operations of the Belmont, North Carolina dealership to a three-acre tract of land located in Cornelius, North Carolina, which the Company acquired on May 15, 1998 for a purchase price of $348,100 and the Company intends to utilize a portion of the net Offering proceeds to construct a 20,000 square foot superstore on such site. See "Use of Proceeds," "Certain Transactions" and Note 11 of Notes to Financial Statements.

     Upon the consummation of the Treasure Coast Acquisition, the Company will utilize a portion of the Offering proceeds to acquire substantially all of the assets of Treasure Coast and certain related real estate for a purchase price of $2.9 million plus the cost of Treasure Coast's inventory on such date. The Company intends to use approximately $544,000 of the proceeds to fund a portion of such inventory costs and to obtain floor plan financing in the amount of approximately $6.5 million to fund the balance of such anticipated inventory costs. Pursuant to the Treasure Coast Stock Payment Option, the Company has the option of paying $350,000 of the purchase price with 53,846 shares of Common Stock based upon an assumed price of $6.50 per share (the midpoint of the currently anticipated range of the initial public offering price).

     In addition to the new North Carolina superstore, the Company intends to utilize a portion of the net proceeds of the Offering to acquire, convert and/or construct at least four additional stores (including at least one additional superstore) during the next 18 months, to consummate the Treasure Coast Acquisition and to upgrade its management information systems to enhance internal controls and reporting. See "Use of Proceeds" and "Business."


     Except as specified in this "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company has no material commitments for capital for the next 18 months. The Company believes that the proceeds from the Offering, together with anticipated revenues from operations and its existing capital resources, will be sufficient to satisfy its contemplated cash requirements for at least 18 months following the consummation of the Offering, including for the opening and/or acquisition of at least four additional stores (in connection with which the Company may choose to fund a portion through the utilization of seller and inventory financing) during such period. The success of the Company's expansion plans, however, will depend upon a number of other factors besides the Company's financial capabilities, including the identification of new markets and locations, the hiring, training and retention of qualified personnel and the integration of new stores into existing operations. The Company's growth strategy will also depend upon the Company's ability to locate and acquire suitable acquisition candidates and to dispose, timely and effectively, of the acquired entity's remaining inventory, as well as the ability of the Company to sell its product line to the customer base of the previous owner. In addition, the Company's expansion plans will depend upon the Company's ability (i) to locate and lease or construct suitable facilities at a reasonable cost, (ii) to obtain the reliable data necessary to determine the size and product preferences of potential markets, (iii) to introduce successfully the Company's product lines and (iv) to hire and train management and sales teams for each additional location. There can be no assurance that suitable acquisition candidates will be identified, that acquisitions will be consummated, that new facilities will be constructed on a cost-effective basis or that the operations of any new or acquired facility will be successfully integrated into the Company's operations and managed profitably without substantial costs, delays, or other operational or financial difficulties. Moreover, although the Company has applied for a $10 million line of credit from TransAmerica, there can be no assurance that such application will be granted or that any additional financing, if needed, would be available to the Company on commercially reasonable terms, or at all.

Seasonality

     The impact of seasonality and weather on the operation of the Company's business, as well as the entire recreational boating industry, is highly material. Strong sales typically begin in March following the start of public boat and recreation shows, and continue through October. This eight-month period for the years ended December 31, 1997 and 1998 has accounted for 77.2% and 77.3%, respectively, of the Company's pro forma combined annual sales. If, for any reason, the Company's sales were to fall substantially below those normally expected during these periods, the Company's business, financial condition and results of operations would be materially and adversely affected. The Company generally realizes significantly lower sales in the quarterly period ending December 31, resulting in operating losses during that quarter.

     The Company's business is also significantly affected by weather patterns which may adversely impact the Company's operating results. For example, drought conditions or reduced rainfall levels, as well as excessive rain, may force area lakes to close or render boating dangerous or inconvenient, thereby curtailing customer demand for the Company's products. In addition, unseasonably cool weather and prolonged winter conditions may lead to a shorter selling season in certain locations. Due to the foregoing factors, among others, the Company's operating results in some future quarters may be below the expectations of stock market analysts and investors. In such event, there could be an immediate and significant adverse effect on the trading price of the Common Stock.

     With regard to net income, the Company historically generates profits in three of its fiscal quarters and experiences operating losses in the quarter ended December 31 due to a broad seasonal slowdown in sales. During the quarter ended September 30, inventory reaches its lowest levels and accumulated cash reserves reach the highest levels. During the quarter ended December 31, the Company generally builds inventory levels in preparation for the upcoming selling season which begins with boat and recreation shows occurring in March and April in certain market areas in which the Company conducts business. The Company's operating results would be materially and adversely affected if net sales were to fall significantly below historical levels during the months of March through October. Quarterly results also may fluctuate as a result of the expenses associated with new store openings or acquisitions. Accordingly, the results for any quarterly period may not be indicative of the expected results for any other quarterly period.

Year 2000 Issue

     Many currently installed computer systems and software products are coded to accept only two-digit entries to represent years in the date code field. Computer systems and products that do not accept four-digit year entries will need to be upgraded or replaced to accept four-digit entries to distinguish years beginning with 2000 from prior years. Management is in the process of becoming compliant with the Year 2000 requirements and believes that its management information system will be compliant on a timely basis at a minimal cost. The Company currently does not anticipate that it will experience any material disruption to its operations as a result of the failure of its management information system to be Year 2000 compliant. There can be no assurance, however, that computer systems operated by third parties, including customers, vendors, credit card transaction processors, and financial institutions, with which the Company's management information system interface will continue to properly interface with the Company's system and will otherwise be compliant on a timely basis with Year 2000 requirements. The Company currently is developing a plan to evaluate the Year 2000 compliance status of third parties with which its system interfaces. Any failure of the Company's management information system or the systems of third parties to timely achieve Year 2000 compliance could have a material adverse effect on the Company's business, financial condition, and operating results.

                                   BUSINESS

General

     The Company is one of the largest retailers of recreational boats in Florida where it currently owns and operates ten retail locations. In addition, the Company operates a retail location in Belmont, North Carolina, which it intends to relocate to Cornelius, North Carolina following the consummation of the Offering. At each of its retail locations, the Company offers a wide selection of new and used boats and related marine products, such as trailers, parts and accessories and water sport equipment. In addition, the Company arranges boat financing, insurance and extended service contracts for its customers and, at most of the Company's locations, provides them with convenient, skilled and cost-effective repair and maintenance services from state-of-the-art service facilities located adjacent to its showroom operations. The Company's objective is to continue its growth trend by leveraging its position as one of the premier operators of recreational boat dealerships in the southeastern United States.

     The Company has already experienced substantial growth as a result of both acquisitions and internal growth. For the years ended December 31, 1997 and 1998, the Company had total pro forma combined revenue of $31.0 million and $43.4 million, respectively, and total pro forma combined net income before taxes of $468,000 and $1.4 million, respectively. For the years ended December 31, 1997 and 1998, the Company sold on a pro forma combined basis 802 and 1.032 new boats, respectively, generating revenues of approximately $21.9 million and $31.7 million, respectively, and 366 and 449 used boats, respectively, for revenues of approximately $4.8 million and $6.1 million, respectively.

     The Company is the largest volume buyer of recreational boats sold under the popular Regal and Wellcraft brand names and sells 11 other lines of high quality recreational boats under the brand names Malibu, Hydra-Sport, Sailfish, Carver, Stratos Bass Boats, Javelin Bass Boats, AquaSport, Larson, Legacy, Mediterranean Yachts and Hurricane Deck Boats. The boats offered by the Company range in size from 14 feet to 55 feet and in price from approximately $9,000 to $1.2 million (with gross profit margins ranging between 15% and 28%). The Company believes that it differentiates itself from its competitors by offering 13 different brand name product lines, with over 100 different models of new cruisers, high performance boats, pontoon boats, fishing boats, water-skiing boats and general recreational boats to choose from, at prices ranging from the low-end to the high-end of the market spectrum.

     The boat retailing industry is characterized by thousands of independent retailers, most of which operate in only a single market, have limited financial resources and offer only limited inventory, have annual sales of less than $3 million and provide varying degrees of merchandising, professional management and customer service. Management believes that many of these independent retailers do not have the managerial or capital resources necessary to compete in the highly competitive recreational boating industry and are thus ripe for consolidation. As part of its expansion strategy, the Company intends to acquire a number of existing dealerships and to capitalize upon its professional management team, access to capital, focused purchasing and marketing strategies, ability to leverage overhead expenses and generate other operating efficiencies, and expanding management information system infrastructure to increase the sales, control the costs and raise the profitability levels of the dealerships it acquires.

Strategy

     The Company intends to continue its growth trend as one of the leading operators of recreational boat dealerships in the southeastern United States through the continued implementation and maintenance of its growth and operating strategies.

     Growth Strategy

     The Company's growth strategy is to continue increasing sales at its existing stores while expanding its current store base through the further development of its existing markets and by entering new markets. Initially, the Company intends to focus its plans for expansion in the southeastern United States, primarily in Florida, North Carolina, South Carolina, Georgia and Alabama. In keeping with its growth strategy, the Company intends to own and operate at least four additional stores, using a combination of the proceeds from this Offering, seller and inventory financing and working capital, within the next 18 months. The Company may also finance future acquisitions in whole or in part through the issuance of Common Stock or securities exercisable or convertible into shares of Common Stock. The Company intends to accomplish its growth strategy through the acquisition of existing dealership stores and/or through the opening of new stores, in the latter case either by acquiring (by lease or purchase) and converting compatible existing facilities or by constructing new facilities.

     Strategic Acquisitions of Existing Stores. The Company intends to capitalize upon the significant consolidation opportunities available in the highly fragmented recreational boat dealer industry by acquiring additional retailers and improving their performance and profitability through the implementation of the Company's operating strategies and the establishment of the Company's customer service specialties (such as its financing and insurance facilitation services and its comprehensive repair and maintenance services, each of which helps to foster customer satisfaction while providing the Company with an additional revenue stream). The Company's growth strategy includes acquiring (i) boat dealerships that, among other criteria, possess either the sole franchise of a major boat manufacturer or a significant share of new boat sales in a specific targeted market or (ii) boat dealerships that, while located in attractive geographic markets, have not been able to realize favorable market share or profitability and can benefit substantially from the Company's capital, systems and operating strategies. In connection with its growth strategy, the Company may also acquire an existing dealership merely to obtain a new territorial exclusive, with the intention of moving it to a newly built or converted facility developed by the Company in a more strategic or larger location within the acquired territory. The Company may also seek to expand its product mix by acquiring dealerships that distribute a range of products that are not currently offered by the Company.

     Opening of New Stores. In connection with opening new stores, the Company intends to acquire (by lease or purchase) and convert compatible existing facilities or to build new facilities with 10,000 to 25,000 square feet of enclosed space ("superstores"). In connection with its opening of new superstores, the Company plans to utilize its existing dealership in Orlando, Florida as a prototype. The Orlando superstore is located directly off of, and is visible from, a major interstate highway on five and one-half acres, abutting a four-acre lake. The building is 20,000 square feet and accommodates up to 35 boats in an air conditioned showroom. From this location, the Company has garnered a market share of approximately 30% of the sports boats and cruisers sold in the Orlando, Florida market.

     Management believes that the average cost to build a new 20,000 square foot superstore will be approximately $1.2 million, excluding the cost of the land. The Company believes that the conversion of existing facilities into superstores will typically involve a lower cash investment, yet generate similar sales and gross profit margins. In addition, for both converted and newly built superstore locations, initial pre-opening expenses are estimated to be $75,000 to $100,000 and initial inventory requirements are anticipated to range from $4 million to $5 million per location, most of which will be financed by floor plan financing arrangements and will result in little additional capital investment.

     Operating Strategy

     The Company's operating strategy is to maximize its profits by increasing its operating efficiencies and through the structured application of management's proven operating philosophies, key elements of which are set forth below:

   o Operate with Centralized Management. The Company has adopted a centralized approach to the operational management of its dealerships while conducting each of its dealerships as separate profit centers. The Company believes that this system takes advantage of the experience and knowledge of the Company's senior management, while enabling local managers to implement the Company's standardized practices with respect to inventory, advertising, pricing, customer service and personnel.

   o Increase Operating Efficiencies. As it grows, the Company will continually seek ways in which to increase operating efficiencies among its dealerships, including those that will be provided as a result of an increasing number of dealerships (such as the more effective use of advertising and marketing dollars and the lower inventory costs associated with bulk financing) in order to enhance its profitability. In connection with such strategy, the Company will also continue to centralize certain administrative functions, such as accounting, finance, insurance, marketing, purchasing and management information systems, at the corporate level in order to maintain more effective cost controls.

   o Maintain a Diverse Product Line. The Company currently sells 13 lines of high quality recreational boats and intends to obtain additional product lines through the acquisition of dealerships with product distribution rights. Management believes that offering a broad selection of high quality boats enables it to appeal to a wide variety of customers, minimizes the Company's dependence on any one manufacturer and reduces its exposure to supply problems and product cycles. In addition, the Company plans to place an increased emphasis on the sale of used boats, thereby adding even greater diversity to its product offerings.


   o Focus on Consumer Loyalty and Satisfaction. The Company emphasizes customer satisfaction throughout its organization and continually seeks to maintain its reputation for quality and fairness. The Company strives to provide an enjoyable boat purchasing environment at each of its locations and trains its sales personnel to identify an appropriate boat for each customer at a price affordable to that customer. In addition, the Company attempts to make the purchase of a boat a convenient and stress-free experience by arranging fast, easy and competitive financing and insurance for its customers. The Company also provides special amenities to its customers such as boater education and has established cruise clubs, fishing clubs and picnics for its customers in order to keep them involved in boating. These programs have built strong consumer loyalty resulting in referrals and repeat business. In addition, the Company considers its parts and service operations to be an integral part of its customer service program and an important factor in the establishment of customer loyalty and repeat sales.

Recreational Boating Industry

     Based upon information compiled by the NMMA, the recreational boating industry has experienced significant growth within the last six years with total nationwide consumer expenditures related to recreational boating (including sales of new and used boats, motors, trailers, equipment and accessories and related expenditures for fuel, docking, storage and repairs) of $19.2 billion in 1998 as compared to $10.3 billion in 1992.

     Retail recreational boating sales were $17.9 billion in 1988, but declined to a low of $10.3 billion in 1992. The Company believes that this decline can be attributed to a recession and the imposition of a luxury tax on boats sold at prices in excess of $100,000.

     In 1998, the NMMA estimates that over 74 million people participated in recreational boating and that new boat and motor sales alone represented $8.5 billion of the $19.2 billion in total recreational boating sales for that year. The Company's management believes that the southeastern United States is a particularly strong market for its products due to mild weather conditions, extended fishing and recreational seasons and accessibility to the Gulf of Mexico, the Caribbean Sea, the Atlantic Ocean and numerous lakes, rivers, estuaries and wetlands. Florida generated $834 million, over 4% of the nation's total recreational boating sales for 1998, placing it number one among the states in terms of such sales, and, together with the Company's other targeted expansion areas (North Carolina, South Carolina, Georgia and Alabama), it generated $1.8 billion of such sales.

     Demographics continue to be a key factor in growth. The NMMA reports that the typical boat owner is in the late 40 year plus category with a household income in excess of $50,000 per annum. The 35-54 age group, which is the fastest growing segment of the United States population, is the largest age group purchasing boats. Although these individuals account for 38% of the U.S. population over age 16, they account for over 44% of all consumer purchases and over 48% of all consumer recreation purchases.

Products and Services

     New Boat Sales

     The Company is the largest volume buyer of recreational boats sold under the popular Regal and Wellcraft brand names and sells 11 other lines of high quality recreational boats under the brand names Malibu, Hydra-Sport, Sailfish, Carver, Stratos Bass Boats, Javelin Bass Boats, AquaSport, Larson, Legacy, Mediterranean Yachts and Hurricane Deck Boats. The boats offered by the Company range in size from 14 feet to 55 feet and in price from approximately $9,000 to $1.2 million (with gross profit margins ranging between 15% and 28%).

The Company believes that it differentiates itself from its competitors by offering 13 different brand name product lines, with over 100 different models of new cruisers, fishing boats, water-skiing boats and general recreational boats to choose from, at prices ranging from the low-end to the high-end of the market spectrum.

     For the years ended December 31, 1997 and 1998, the Company sold, on a pro forma combined basis, 802 and 1,032 new boats, respectively, generating revenues of approximately $21.9 million and $31.7 million, respectively. The average sale price per new boat sold by the Company during the years ended December 31, 1997 and 1998 was approximately $27,300 and $30,750, respectively. The Company believes that its average sale price is higher than the industry average as a result of its focus on the sale of cruisers sold under the Regal and Wellcraft brand name and the high quality of products and customer service offered by the Company. The Company believes that it accounted for approximately 13% of Regal's recreational boat sales in 1998.

     Used Boat Sales

     The Company offers a wide variety of makes and models of used boats. The sales of used boats are an important part of the Company's operations. The Company acquires used boats from customer trade-ins and purchases used boats from individual boat owners. The Company also sells used boats on consignment and plans to offer boat brokerage services. The Company intends to establish a used boat certification program which will include a limited warranty by the Company on every used boat sold. The Company's goal is to sell one used boat for every two new boats sold.

     For the years ended December 31, 1997 and 1998, the Company sold, on a pro forma combined basis, 366 and 449 used boats respectively, generating revenues of $4.8 million and $6.1 million respectively. The average sale price of the used boats sold by the Company during the years ended December 31, 1997 and 1998 was approximately $13,000 and $13,500, respectively.

     Boat Financing

     A substantial portion of the Company's income results from the origination and placement of customer financing and the sale of insurance products and extended service contracts, the most significant component of which is the income resulting from the Company's origination of customer financing. The Company believes that the ability of its customers to obtain financing from the Company is critical to its ability to sell new and used boats. The Company provides a variety of financing alternatives in order to meet the needs of its customers. The Company believes its ability to obtain customer-tailored financing on a "same day" basis provides it with an advantage over many of its competitors, particularly smaller competitors which the Company believes lack the resources to offer boat financing or which do not generate sufficient volume to attract the diversity of financing sources that are available to the Company. Beginning in 1996 and ceasing in April 1998, the Company's use of a "dealer rebate" by certain customers as part of, or in lieu of, a customer down payment resulted in a breach of certain provisions of the retail dealer financing agreements. Under the terms of these agreements, the use of dealer rebates obligates the Company in such instances to indemnify the finance company against foreclosure losses. Upon the Company's repayment of the customer's defaulted obligation, the finance company would assign the customer's loan contract to the Company and the Company would attempt to collect on the customer's loan or repossess the underlying collateral. Repossessed boats would be sold in the normal course of business through the Company's stores. At December 31, 1998, the Company had accrued liabilities of approximately $86,000 for estimated foreclosure losses related to such loans.

     The Company maintains relationships with a number of financing sources and arranges financing for its customers with those sources that the Company believes are best suited to satisfy a customer's particular needs. The interest rates available and the required down payment, if any, depend to a large extent, upon the bank or other financial institution providing the financing and the customer's credit history.

     Maintenance and Repair Services

     The Company considers its service operations to be an integral part of its customer service program. The Company provides maintenance and repair services at most of its retail locations. The Company also believes that its maintenance and repair services contribute to strong customer relationships and that its emphasis on preventative maintenance and quality service increases the potential supply of well-maintained boats for its used boat sales.

     The Company performs both warranty and non-warranty repair services, with the cost of warranty work reimbursed by the manufacturer, in accordance with the manufacturer's warranty reimbursement program. For warranty work, the manufacturer generally reimburses a percentage of the dealer's posted service labor rates, with the percentage varying depending on the dealer's customer satisfaction index rating and attendance at service training courses. The Company's maintenance and repair services are performed by factory-trained and certified service technicians. In charging for its mechanics' labor, many of the Company's dealerships use a variable rate structure designed to reflect the difficulty and sophistication of different types of repairs. The percentage markups on parts are similarly based on market conditions for different parts.

     Marine Parts and Accessories

     The Company sells related marine parts which are primarily the original equipment manufacturers line of products including oils, lubricants, steering, control systems, corrosion control products, engine care and service products. The Company also sells a complete line of boating accessories including life jackets, ski equipment, cleaners, safety equipment and novelty items such as shirts, caps, and logo apparel bearing the various manufacturers or dealer's logo.

Operations

     Management Practices

     The operations of each retail location are conducted as a separate profit center. The general manager at each retail location implements management's decisions relating to inventory, advertising, pricing, customer service and personnel. The Company compensates its general managers and department managers based on the profitability of their operations and departments rather than on sales volume. The Company utilizes computer-based management information systems to monitor each retail location's sales, profitability and inventory on a daily basis. The Company believes that its professional management practices provide it with a competitive advantage over many dealerships and is critical to its ability to achieve levels of profitability superior to industry averages. Upon opening each additional location, the Company will install its own Company-trained management team. The leader of the management team will report directly to the Company's senior management.

     Sales and Marketing

     The general manager at each location is trained at the Company's Orlando superstore. The Company employs uniform pricing, sales and service techniques which can only be modified by the Company's senior management. The Company's sales force works closely with each customer to identify an appropriate boat at a price affordable to that customer. The Company utilizes a counseling approach during the sales process which it believes increases the likelihood that a customer will be satisfied with the boat purchased and will do business with the Company in the future. The Company believes that this philosophy enables the Company to sell more boats at higher gross profit margins.

     The competitive environment of the boat dealership industry requires that a substantial portion of each sales dollar be allocated to advertising and boat shows. However, as with most new boat dealerships, approximately 30% of AMRI's qualified advertising and marketing expenses are paid for by the boat, motor and engine manufacturers. The manufacturers also provide the Company with the benefit of market research which assists the Company in developing its own advertising and marketing programs. The Company believes that it receives a significant benefit from the manufacturers' advertising of brand awareness on a national basis.

     The Company's marketing efforts focus on a wide range of potential buyers. The Company offers a variety of new and used boats at a wide range of prices with various financing terms. The Company utilizes newspaper, radio and direct mail advertising. The Company primarily uses advertising that focuses on developing its image as a reputable dealer offering quality service, affordable boats and financing for all potential buyers.


     The Company also participates in area boat shows. These shows are normally held at convention centers with all area dealers attending purchasing space. The Company believes that boat shows and other offsite promotions generate a significant amount of interest in products and often have an immediate impact on sales at a nominal incremental cost. The Company plans to organize exhibitions with other area boat dealers. In fiscal 1998 approximately 10% of AMRI's sales were generated at recreational boat shows. In addition, the Company believes that an additional 25% of AMRI's sales were attributable to leads generated at recreational boat shows.

     The Company's cruise and fishing clubs are another method which the Company utilizes for promotion. The Company's cruise clubs lead members to a new destination each month. The Company also offers its fishing customers a similar opportunity by holding fishing tournaments in which the Company's customers who have purchased fishing boats compete against one another for cash prizes.

     The Company's focus on customer relationships extends to a strong commitment to service after the sale. The Company analyzes each boat's systems and has a certified sea captain deliver the boats rather than a salesperson in order to provide elementary training. Several times a year the Company's dealerships hold free hands-on training classes on topics such as electronics, charting and docking. The Company also offers special seminars for women boaters.

     Floor Plan Financing

     The Company acquires a substantial portion of its inventory through floor plan financing agreements. Inventory is generally purchased under floor plan lines of credit (secured by such inventory) maintained with third party finance companies and/or commercial banks depending upon the product purchased. In addition, the Company receives interest free floor plan financing from several vendors. This arrangement is based on the boat's model year which generally begins July 1. The number of months of free floor plan financing received by the Company is either based upon date of the inventory purchased by the Company until the end of the model year, or for a fixed period of months, depending on the vendor. Management believes that these financing arrangements are standard within the industry. As of December 31, 1998, AMRI's maximum borrowings allowable under floor plan lines of credit was $15.8 million and the average borrowings outstanding during the year ended December 31, 1998 was $8 million. The Company employs cash management systems designed to maximize returns and minimize interest expense. The Company due to its cash position and financial strength is able to take advantage of manufacturers' buy outs at a discount and other special cash discounts.

     Management Information Systems

     The Company's financial information, operational and accounting data and other related statistical information are consolidated, processed and maintained at the Company's headquarters in Orlando, Florida. The flexible nature of the Company's installed network allows for accumulation, processing and distribution of information. All sales and expense information, and other data related to the operations of each dealership are entered at each location and "key indicators" are reported daily. Reports can be generated that set forth and compare revenue and expense data by dealership and department, allowing management to analyze operating results, identify trends in the business and focus on areas that require attention at the Company's bi-monthly staff meetings.

     The Company believes that its management information systems will enable the Company to successfully integrate additional dealerships into the Company's operations. The Company plans to use a portion of the net proceeds of the Offering to upgrade and expand the Company's management information systems. Following the opening of each new dealership, the Company intends to install its management information systems, thereby permitting access to financial, accounting and other operational data.

Relationship with Boat Manufacturers

     As is typical in the recreational boating industry, the Company deals with each of its manufacturers pursuant to annually renewable, (except for its current agreement with Regal which has a three-year term) non-exclusive, dealer agreements that do not contain any contractual provisions concerning product pricing or required purchasing levels. Pricing is generally established on a model year basis, but is subject to change at the manufacturer's sole discretion. AMRI purchased 69% of its new boats in 1998 from Regal (which will become a principal stockholder of the Company upon the consummation of the Offering) of which 98% were powered with Volvo-Penta engine packages. Sales of Regal boats constituted approximately 68.5% of AMRI's sales in 1998. Substantially all of Treasure Coast's purchases and sales for the year ended December 31, 1998 were boats sold under the Wellcraft brand name. The Company did not purchase more than 10% of its new boats from any other manufacturer in 1998. The Company's success depends to a significant extent on the continued popularity and reputation for quality of the boating products of its manufacturers, particularly those of Regal and Wellcraft.

     Pursuant to its arrangements with certain manufacturers, the Company's right to display some product lines in certain markets may be restricted. The Company does not believe that these restrictions imposed by manufacturers will materially affect the Company's expansion plans.

Trademarks

     The Company has filed an application to trademark the "Boat Tree" name and logo.

Environmental and Other Regulatory Issues

     On December 3, 1996, the EPA announced final regulations for outboard marine motors. Under the regulations, manufacturers beginning with model year 1998 and phased in over nine years must reduce hydrocarbon emissions by 75% from present levels. The regulation only effects new engines. The EPA expects that average costs for these engines will increase modestly, approximately 10-15% or approximately $700 on the average power output engine. Costs of these new models, and/or the manufacturers' inability to comply with the EPA requirements, could have a material adverse affect on the Company's business, financial condition, operating results and prospects. The Company believes that its outboard motor manufacturers currently meet all common standards and has proprietary or licensed technology to meet or exceed EPA standards with a new line of motors.

     The Company, in the ordinary course of its business, is required to dispose of certain waste products that are regulated by state or federal agencies. These products include waste motor oil, tires, batteries and certain paints. It is the Company's policy to use appropriately licensed waste disposal firms to handle this refuse. The Company retains a waste management firm to dispose of such products. If there were improper disposal of these products, it could result in potential liability to the Company.

     Additionally, certain states have required or are considering requiring a license in order to operate a recreational boat. While the licensing requirements are not expected to be unduly restrictive, such regulations may discourage potential first-time buyers thereby limiting future sales. The adoption of such licensing regulations could have a material adverse effect on the Company's business.

Product Liability

     The Company may be exposed to potential liabilities for personal injury or property damage claims relating to the use of the those products. The resolution of product liability claims has not materially affected the Company's business in the past. The Company believes that manufacturers of the products sold by the Company maintain third-party product liability insurance, which it believes to be adequate. However, there can be no assurance that the Company will not experience legal claims in excess of its insurance coverage, or claims that are ultimately not covered by insurance. Any significant claims against the Company which are not covered by insurance could adversely affect the Company's business, financial condition, operating results and prospects. The Company also may be adversely affected by related negative publicity.

Insurance

     The Company carries a general liability policy which provides for coverage of $1 million per occurrence and $5 million in the aggregate. The Company may face potential claims and liabilities, including claims for products liability, which arise out of the Company's business activities. Claims could possibly be asserted against the Company under federal and state statutes and regulations, common law, contractual indemnification agreements or otherwise. There can be no assurance that the Company will not be subject to claims which could materially and adversely affect its business, financial condition, operating results or prospects. The Company currently has purchased insurance (which it believes to be adequate) to cover the exposure it could face from such claims; however, there can be no assurance that adequate insurance coverage will continue to be available on terms acceptable to the Company or at all, or that the Company will not face claims outside or in excess of its coverage under its insurance in the event a claim is asserted against the Company. Because the Company has limited financial and managerial resources, such an action (or the establishment of actual liability against the Company) could materially and adversely affect the Company.

Employees

     As of December 31, 1998, AMRI employed 114 persons on a full-time basis of which 13 were in store-level management, 57 were in sales and marketing, 24 were in parts and service and 20 were in corporate administration and management. As of December 31, 1998, Treasure Coast employed 37 persons on a full-time basis of which 8 were in store-level management, 8 were in sales and marketing, 18 were in parts and service and 3 were in corporate administration and management. None of the Company's employees are represented by a labor union or bound by a collective bargaining agreement. The Company believes that its relationship with its employees is satisfactory.

Properties

     The Company owns the property upon which its signature dealership superstore and corporate offices are located in Orlando, Florida. The Company also owns the property upon which the Stuart, Florida dealership is located. The balance of the Company's dealerships are leased facilities. Subsequent to the consummation of the Offering, the Company intends to relocate the Belmont, North Carolina facility to three acres of land it recently acquired in Cornelius, North Carolina and open a new superstore on such parcel. The Company and its various dealerships will occupy an aggregate of approximately 27 acres of land and approximately 90,000 square feet of building space, of which approximately 85,000 square feet are utilized for sales, services and parts and 5,000 square feet are utilized for office space. Such properties consist primarily of boat showrooms, display lots, service facilities, boat storage lots, parking lots and offices. The Company believes its facilities are currently adequate for its needs and are in good maintenance and repair. Pursuant to the leases, the Company is generally responsible for taxes, utilities, repairs and maintenance. The leases expire commencing in 1999 through 2006 and in certain cases have renewal options. In fiscal 1998, the Company made pro forma combined lease payments in the aggregate amount of approximately $879,000.

     Upon the consummation of the Offering, the Company will acquire an approximately 1.5 acre site adjacent to the Orlando superstore from JCJ Family Partnership for a purchase price of $400,000. Joseph G. Pozo, Jr., the Company's Chairman, President, Chief Executive Officer and majority stockholder, is the general partner of JCJ Family Partnership. See "Certain Transactions."

     The following table sets forth each of the Company's facilities, the approximate square footage at each facility and the acreage of each location.

Dealership/Facility Location                Total Building/Square Ft.     Total Land/Acres
----------------------------------------   ---------------------------   -----------------
Orlando, Florida (superstore) ..........              20,000                     5.5
Jacksonville, Florida ..................               8,000                     3.0
Doctor's Lake, Florida .................               8,000                     2.0
Belmont, North Carolina (1) ............               8,000                     2.5
Melbourne, Florida .....................               4,000                     3.0
Tierra Verde, Florida ..................               3,000                     1.0
Pinellas Park, Florida .................              15,000                     3.5
Pompano Beach, Florida (2) .............               4,000                     1.0
Stuart, Florida (2) ....................               5,000                     1.0
Jupiter, Florida (2) ...................              13,575                     3.0
Vero Beach, Florida (2) ................               3,300                      .6

------------
(1) To be acquired in connection with the Marine America Acquisition and subsequently relocated to Cornelius, North Carolina, where the Company intends to open a 20,000 square foot superstore.
(2) To be acquired in connection with the Treasure Coast Acquisition.

                                  MANAGEMENT

Directors and Executive Officers

     The following table sets forth certain information concerning the directors, nominees for director and executive officers of the Company. Upon the consummation of the Offering, Sir Brian Wolfson, Jeffrey Schottenstein, Brady Churches, James Gregory Humphries and James W. Traweek have agreed to serve as directors of the Company and, upon the consummation of the Treasure Coast Acquisition, D. Thomas Grane has agreed to serve as Vice President of the South Florida Division of the Company.

               Name                   Age    Position with the Company
----------------------------------   -----   --------------------------------------
Joseph G. Pozo, Jr. ..............    51     Chairman, President and
                                              Chief Executive Officer
Melven R. Nehleber ...............    48     Chief Financial Officer and Treasurer
Marcelo Pozo .....................    50     Vice President
D. Thomas Grane ..................    58     Vice President -- South Florida
                                              Division
Brady Churches ...................    40     Director Nominee
James Gregory Humphries ..........    42     Director Nominee
Jeffrey Schottenstein ............    57     Director Nominee
Gary E. Stein ....................    48     Director
James W. Traweek .................    55     Director Nominee
Sir Brian Wolfson ................    62     Director Nominee

     Joseph G. Pozo, Jr., the founder of Boat Tree and of the Company, has been the Chairman of the Board, President and Chief Executive Officer of Boat Tree and of the Company since their respective inceptions. He is also the founder and a principal stockholder of Dollar Depot, Inc., a multi-chain retailer. Mr. Pozo has over 25 years of experience in the retail and wholesale industry. Mr. Pozo is Marcelo Pozo's brother.

     Melven R. Nehleber joined the Company as its Chief Financial Officer and Treasurer in August 1998. From April 1998 through August 1998, Mr. Nehleber was the Acting President of Rockport Occupational Network, Inc., a worker's compensation and occupational/industrial medical network in Houston, Texas. From April 1997 through March 1998, Mr. Nehleber was Administrator and Chief Financial Officer for Infusion Plus Homecare, a comprehensive health care group in Midland, Texas. From January 1993 to June 1996, Mr. Nehleber was the Chief Executive Officer and a principal stockholder of Hospicenter, Inc., a Houston, Texas company majority-owned by Coram Healthcare, Inc., a New York Stock Exchange company. Mr. Nehleber has also acted as a consultant for government business and healthcare companies throughout the above periods.

     Marcelo Pozo has been the Vice President of the Company since August 1998 and the Company's General Manager, F&I since January 1996. From 1992 to 1996, he was the President of Dollar Depot, Inc. Mr. Pozo is the brother of Joseph G. Pozo, Jr.

     D. Thomas Grane will join the Company upon the consummation of the Treasure Coast Acquisition as Vice President -- South Florida Division. Since 1992, Mr. Grane has been the sole shareholder and general manager of Treasure Coast, the top Wellcraft dealership in the United States for 1998. Since 1984, Mr. Grane has been a Wellcraft dealer in various owner/operator dealership ventures. Prior to that, beginning in 1980, Mr. Grane was the owner and operator of an automobile dealership. Mr. Grane has over 15 years experience in the retail boating industry.

     Brady Churches has served as the President of Mazel Stores, Inc. since 1996 and has served as President -- Retail since August 1995. Mr. Churches was employed by Consolidated Stores, Inc. ("Consolidated") for 19 years until he resigned in April 1995. He held various senior management positions in the merchandising area at Consolidated and was President from August 1993 until his resignation. Mr. Churches is currently a member of the Board of Directors of Sun Television & Appliance, Inc. and Mazel Stores, Inc.

     James Gregory Humphries has been a partner of the law firm of Shutts & Bowen in Orlando, Florida since 1997. From 1991 to 1997, Mr. Humphries was a principal in the law firm of Smith, Williams & Humphries. Mr. Humphries is a member of the Virginia and Florida Bars.

     Jeffrey M. Schottenstein has been the President and Chief Operating Officer of Schottenstein Realty Company, a company that owns and operates commercial and residential real estate, and its related entities since 1982.

     Gary E. Stein became a director of the Company in June 1998. Prior thereto, from October 1997 to the present, Mr. Stein has served as a business consultant to the Company. In addition, from February 1997 to June 1998, Mr. Stein was the Chief Administrative Officer and Chief Financial Officer of Pinnacle Technologies Resources, Inc., an information technology consulting firm. From January 1993 to January 1997, Mr. Stein was the President of DB Capital Corp., a private investment banking firm. Mr. Stein is licensed to practice law in Ohio and Florida.

     James W. Traweek has been the President and Chief Executive Officer of PS Management Company and its related companies ("PSM") since August 1994. PSM owns or manages a chain of floor covering showrooms. From July 1990 to July 1994, Mr. Traweek was the President of Pro Source Wholesale Floor Coverings, which operated franchise floor covering showrooms.

     Sir Brian Wolfson served as Chairman of Wembley, PLC from 1986 to 1995. Sir Brian is currently a director of Fruit of the Loom, Inc., Kepner-Tregoe, Inc., Playboy Enterprises, Inc., Autotote Corporation, Inc., and Natural Health Trends Corp for which he presently serves as Chairman.

     Directors are elected to serve until the next annual meeting of stockholders or until a successor is duly elected and qualified. Executive officers are duly elected by the Board of Directors to serve until their respective successors are elected and qualified.

     The Company has obtained key man life insurance on the life of Joseph G. Pozo, Jr. in the amount of $1 million.

Committees of the Board of Directors

     Upon the consummation of this Offering, the Board of Directors will establish two standing committees, the Audit Committee and the Compensation Committee. The Audit Committee will recommend to the Company's Board of Directors the engagement of auditors, review the results and scope of the audit and other services provided by the Company's auditors and review the adequacy of the Company's internal accounting controls. The Compensation Committee will be responsible for the approval of compensation arrangements for the officers of the Company, the review of the Company's compensation plans and policies and the administration of the Company's stock option plans. All of the members of the Audit Committee and a majority of the members of the Compensation Committee will be non-employee directors.

Directors' Compensation

     Members of the Board of Directors who are not employees of the Company will receive a quarterly directors' fee of $2,500, half of which will be paid by the issuance of shares of Common Stock based on the then-current market value of the Common Stock and the remainder of which will be paid at the director's option in cash or shares of Common Stock. Non-employee directors who serve on committees will also receive $500 per committee meeting. All directors will be reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors and committee meetings. In addition, non-employee directors will also receive automatic annual stock option grants for the purchase of 5,000 shares of Common Stock at the then-current market price, and will be eligible to receive discretionary stock option grants, under the Option Plan. Employees of the Company receive no additional compensation for serving on the Board of Directors.

Executive Compensation

     The following table sets forth the aggregate compensation paid or accrued by the Company for services rendered in all capacities to the Company during the fiscal years ended December 31, 1997 and 1998 by Joseph G. Pozo, Jr., its Chief Executive Officer. No other executive officer's compensation exceeded $100,000 during the fiscal year ended December 31, 1998.

                          Summary Compensation Table

                                                        Annual Compensation
                                                       ---------------------
Name and Principal Position                    Year       Salary      Bonus     All Other Compensation
-------------------------------------------   ------   -----------   -------   -----------------------
Joseph G. Pozo, Jr.,
 Chairman of the Board, President and Chief
   Executive Officer ......................   1997      $212,400       --             $  --(1)(2)
                                              1998      $216,000       --             $  --(1)(2)

------------
(1) Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of salary compensation for the named executive officer.
(2) Does not include a stockholder distribution in the amount of $45,000 in 1997 and $264,528 in 1998 for the payment of stockholder tax liabilities in connection with the Company's S Corporation status.

     No stock options were granted to the named executive officer during the fiscal year ended December 31, 1998. See "--Stock Options."

Employment and Consulting Agreements

     The Company has entered into a three-year employment agreement effective upon the consummation of the Offering with Joseph G. Pozo, Jr., the Company's Chairman, President and Chief Executive Officer, which provides for an annual salary of $208,000. The Company has also entered into a three-year employment agreement, effective upon the consummation of the Offering, with Melven R. Nehleber, the Company's Chief Financial Officer and Treasurer, which provides for an annual salary of $120,000. Each of the employment agreements provide that the executive will be eligible to receive short-term incentive bonus compensation, the amount of which, if any, will be determined by the Board of Directors based on the executive's performance, contributions to the Company's success and on the Company's ability to pay such incentive compensation. The employment agreements also provide for termination based on death, disability, voluntary resignation or material failure in performance and for severance payments upon termination in the event that the executive is terminated without cause, as described in the agreements, or the executive terminates his employment for a good reason as described in the agreements, or in the event of a change in control of the Company as described in the agreements. The agreements contain non-competition provisions that will preclude each executive from competing with the Company for a period of two years from the date of termination of employment.

     Upon the consummation of the Treasure Coast Acquisition, the Company will enter into a three-year employment agreement with D. Thomas Grane, the principal stockholder of Treasure Coast who will become Vice President of the South Florida Division of the Company. The employment agreement provides for a base salary of $78,000 per annum plus an amount equal to 10% of the net income (before taxes and after a corporate overhead allocation) of the four locations which were operated by Treasure Coast.

     The Company has also entered into a six-month consulting agreement, effective upon the consummation of the Offering, with Gary E. Stein, a director of the Company, which provides for a consulting fee of $10,000 per month. In addition, Mr. Stein will receive a consulting fee equal to 5% of the purchase price, not to exceed $75,000, for consulting services rendered in connection with any acquisitions consummated by the Company during the term of his consulting agreement.

Stock Options

     Effective August 1, 1998, the Company adopted the 1998 Stock Option Plan (the "Option Plan") for the purpose of attracting, retaining and maximizing the performance of its executive officers, key employees and consultants. The Company has reserved 430,000 shares of Common Stock for issuance under the Option Plan. The Option Plan has a term of ten years. The Option Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and non-statutory stock options. The Option Plan is currently administered by the Board of Directors but will, commencing upon the consummation of this Offering, be administered by the Compensation Committee. The exercise price for incentive stock options may not be less than 100% of the fair market value of shares of Common Stock on the date of grant (110% of fair market value in the case of incentive stock options granted to employees who hold more than 10% percent of the voting power of the Company's issued and outstanding shares of Common Stock). The exercise price of non-statutory stock options may be equal to or less than 100% of the fair market value of shares of Common Stock on the date of grant.

     Options granted under the Option Plan may not have a term of more than a ten-year period (five years in the case of incentive stock options granted to employees who hold more than 10% percent of the voting power of the Company's Common Stock). Options generally terminate three months after the optionee's termination of employment by the Company for any reason other than death, disability or retirement, and are not transferable by the optionee other than by will or the laws of descent and distribution.

     In August 1998, the Company granted options to purchase an aggregate of 352,000 options effective upon the consummation of the Offering, each of which will be exercisable commencing 90 days following the consummation of the Offering. Of such options, options to purchase 42,000 shares of Common Stock were granted to Hampstead Equities, Inc. for consulting services rendered to the Company, options to purchase 70,000 and 25,000 shares of Common Stock were granted to Marcelo Pozo, the Company's Vice President, and Melven R. Nehleber, the Company's Chief Financial Officer, respectively, options to purchase 5,000 shares of Common Stock were granted to each of the director nominees and the balance were granted to various of the Company's non management employees. See "--Directors' Compensation" and "Principal Stockholders." The exercise price of the options is equal to the initial public offering price per share and the options expire in August 2008. See "Legal Matters."

                            PRINCIPAL STOCKHOLDERS


     The following table sets forth (i) as of the date of this Prospectus and
(ii) as adjusted to reflect the exercise of the Treasure Coast Stock Payment Option, the exercise of the Regal Option and the sale of the 2,150,000 shares of Common Stock offered hereby, certain information concerning the beneficial ownership of the Common Stock by: (a) each person known by the Company to beneficially own more than 5% of the outstanding Common Stock, (b) each of the Company's directors and each person who will become a director immediately following the consummation of the Offering, (c) the executive officer named in the Summary Compensation Table, and (d) all executive officers and directors of the Company as a group:

                                                                                         Percentage
                                                                                       of Outstanding
                                                                                     Shares Beneficially
                                                                  Number of               Owned (2)
                                                                   Shares          ----------------------
                   Name and Address of                          Beneficially         Before       After
                   Beneficial Owner(1)                            Owned (2)         Offering     Offering
---------------------------------------------------------   --------------------   ----------   ---------
Joseph G. Pozo, Jr. .....................................         1,524,084(3)         82.8%       34.8%
Brady Churches ..........................................                --(4)            *           *
James Gregory Humphries .................................                --(5)            *           *
Jeffrey Schottenstein ...................................                --(6)            *           *
Gary E. Stein ...........................................           116,667(7)            *         2.7%
James W. Traweek ........................................                --(8)            *           *
Sir Brian Wolfson .......................................                --(9)            *           *
Regal Marine Industries, Inc. ...........................           341,451(10)           *         7.8%
All executive officers and directors as a group (ten per-
 sons ) .................................................         1,656,995(11)        87.1%       37.8%

------------
* Denotes less than 1%
(1) The address of Brady Churches is c/o Mazel Stores, Inc., 4310 E. Fifth Avenue, Columbus, OH 43219. The address of James Gregory Humphries is 20 North Orange Avenue, Suite 1000, Orlando, Florida 32801. The address of Jeffrey Schottenstein is c/o Schottenstein Realty, 1201 Brickell Avenue, Miami, Florida 33131. The address of Gary E. Stein is c/o Pinnacle Technology Resources, Inc., 6649 High Street, Suite L-1, Worthington, Ohio 43085. The address of James W. Traweek is c/o Pro Source, Inc., 2411 Coit Road, Suite 100, Plano, TX 75075. The address of Sir Brian Wolfson is c/o Global Health Alternatives, 44 Welbeck Street, London W1M 7HF, England. The address of Regal Marine Industries, Inc. and Paul Kuck, Duane Kuck, Jim Kuck, Gene Kandel and David Furlow, the directors, officers and principal stockholders of Regal, is 2300 Jetport Drive, Orlando, FL 32809. The address of each other beneficial owner identified is c/o American Marine Recreation, Inc., 2202 33rd Street, Orlando, Florida 32834.

(2) Except as indicated in the footnotes to this table, the Company believes that all the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. In accordance with the rules of the Commission, a person or entity is deemed to be the beneficial owner of securities that can be acquired by such person or entity within 60 days from the date of this Prospectus upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Prospectus have been exercised. The inclusion herein of such shares listed as beneficially owned does not constitute an admission of beneficial ownership. Percentages herein assume a base of 1,840,344 shares of Common Stock outstanding as of the date of this Prospectus and a base of 4,385,641 shares of Common Stock outstanding immediately after the consummation of the Offering.

(3) The number of shares of Common Stock owned by Joseph G. Pozo, Jr. before the Offering includes 116,667 shares of Common Stock which Gary E. Stein is purchasing from Mr. Pozo upon the consummation of the Offering. See "Certain Transactions."

 (4) Does not include 5,000 shares of Common Stock issuable to Mr. Churches pursuant to options granted under the Option Plan, effective upon the consummation of the Offering, which are not exercisable within 60 days from the date of this Prospectus.

 (5) Does not include 5,000 shares of Common Stock issuable to Mr. Humphries pursuant to options granted under the Option Plan, effective upon the consummation of the Offering, which are not exercisable within 60 days of the date of this Prospectus.

 (6) Does not include 5,000 shares of Common Stock issuable to Mr. Schottenstein pursuant to options granted under the Option Plan, effective upon the consummation of the Offering, which are not exercisable within 60 days from the date of this Prospectus.

 (7) Represents shares of Common Stock which Mr. Stein is purchasing from Joseph G. Pozo, Jr. upon the consummation of the Offering. See "Certain Transactions."

 (8) Does not include 5,000 shares of Common Stock issuable to Mr. Traweek pursuant to options granted under the Option Plan, effective upon the consummation of the Offering, which are not exercisable within 60 days from the date of this Prospectus.

 (9) Does not include 5,000 shares of Common Stock issuable to Sir Brian pursuant to options granted under the Option Plan, effective upon the consummation of the Offering, which are not exercisable within 60 days from the date of this Prospectus.

(10) Represents shares of Common Stock to be issued in connection with the exercise of the Regal Option upon the consummation of the Offering.

(11) Includes 53,846 shares of Common Stock issuable to Treasure Coast and beneficially owned by D. Thomas Grane, its sole stockholder, upon the consummation of the Treasure Coast Acquisition, at which time Mr. Grane will become the Company's Vice President -- South Florida Division.

                             CERTAIN TRANSACTIONS

     On April 1, 1997, Boat Tree entered into a lease with JCJ Family Partnership, Ltd. for 1.5 acres adjacent to the Company's property in Orlando, Florida. The general partner of the partnership is Joseph G. Pozo, Jr., the Chairman, President, Chief Executive Officer and majority stockholder of the Company. In 1998, the rent paid under the lease was $71,060. The monthly rent through the consummation of the Offering is $4,000. Upon the consummation of the Offering, the Company will purchase such parcel for a purchase price of $400,000, which the Company believes is the approximate fair market value of such parcel. The purchase price will be paid pursuant to a promissory note in the amount of $400,000 which bears interest at the prime rate and is payable 18 months from the consummation of the Offering. In January 1999, Boat Tree executed a promissory note payable to JCJ Family Partnership Ltd. in the principal sum of up to $400,000. Interest on the promissory note is at the rate of 12% per annum and is payable, together with the principal sum, on demand after March 31, 2000.

     In May 1998, Mr. Pozo guaranteed a line of credit from Regal to the Company with a maximum borrowing availability of $300,000. As of December 31, 1998, the entire line of credit was outstanding, which the Company intends to repay from the proceeds of the Offering. In addition, Mr. Pozo has guaranteed a floor plan financing line of credit and an additional line of credit in an aggregate amount of up to $12 million from TransAmerica. Outstanding borrowings under the TransAmerica floor plan financing line of credit totalled $9.4 million as of December 31, 1998, and are due upon the sale of the boats which secure such borrowings. Outstanding borrowings under the other TransAmerica line of credit totalled $1.6 million as of December 31, 1998 and are due upon the earliest of (i) 30 days after written notice, (ii) the termination of the TransAmerica floor plan financing line of credit or (iii) December 31, 2000. Mr. Pozo has also guaranteed a floor plan financing line of credit in an amount up to $5.8 million from Deutsche Financial Services Corp. Outstanding borrowings under this line of credit totaled $3.8 million as of December 31, 1998 and are due upon the sale of the boats which secure such borrowings. Mr. Pozo has guaranteed the first mortgage loan from AmSouth Bank of Florida ("AmSouth") on the Company's property in Orlando, Florida in the original principal amount of $1.2 million, which loan had an outstanding principal balance of $1.1 million as of December 31, 1998 and is due in May 2016. Mr. Pozo, Jr. has also guaranteed a series of installment notes payable to AmSouth with interest rates ranging from 7.5% to 9% collateralized by certain vehicles and equipment of the Company, with an aggregate outstanding principal balance of $168,099 as of December 31, 1998, due at various times through October 2003.

     Boat Tree made distributions to its stockholders for the payment of taxes of $45,000 for the year ended December 31, 1997 and $264,528 for the year ended December 31, 1998. The Company is paying the Final S Corporation Distribution of $550,000 to the stockholders of Boat Tree out of the net proceeds of the Offering. As of the date of this Prospectus, in connection with the Reorganization, all of the stockholders of Boat Tree will exchange all of the outstanding shares of common stock of Boat Tree for 1,840,344 shares of the Company's Common Stock.

     During the year ended December 31, 1997, the Company repaid $320,483 to Joseph G. Pozo, Jr. for advances he made to the Company for the repayment of a third mortgage on the Orlando, Florida superstore in the amount of $194,948 and for working capital loans he made to the Company totaling $125,535.

     Joseph G. Pozo, Jr. owns 75% of the capital stock of Bob's Boats, Inc. ("Bob's Boats") a corporation which operates an approximately 10,000 square foot retail boat dealership in Orlando, Florida and primarily sells boats under the Bayliner brand name. On January 8, 1998, Bob's Boats purchased the assets of H&J Sales, Inc., an unaffiliated third party which previously operated such dealership, for a purchase price of $1.8 million, financed in part by loans collateralized by Bob's Boats' inventory and guaranteed by Boat Tree (which guarantee has been terminated), Mr. Pozo, Jr. and the other stockholder of Bob's Boats. On or prior to the consummation of the Offering, Mr. Pozo, Jr. is selling his 75% interest in Bob's Boats to Bob's Boats' other stockholder for $1.3 million pursuant to a secured promissory note, secured by all of the capital stock of Bob's Boats and guaranteed by such other stockholder.

     Upon the consummation of the Offering, the Company will acquire all of the outstanding capital stock of Marine America, a corporation owned 80% by Joseph
G. Pozo, Jr., the Company's Chairman, President, Chief Executive Officer and majority stockholder, and 20% by Joseph J. Pozo (Mr. Pozo, Jr.'s son). The purchase price consists of 1,538 shares of Common Stock valued at $10,000, together with the assumption of liabilities incurred by Marine America in connection with its redemption of 50% of its capital stock from Lakewood, an unaffiliated third party. Such liabilities consist of a loan from the Company to Marine America in the amount of $25,000 (which will be eliminated upon the consolidation of the Company and Marine America) and a promissory note in the amount of $100,000 payable to Lakewood, which the Company intends to repay from the proceeds of the Offering. In January 1998, Marine America acquired certain of Lakewood's assets, as well as a five-year lease (which lease was amended to a month-to-month lease commencing January
1999) relating to its retail boat dealership in Belmont, North Carolina, for a purchase price of $130,858. As part of such acquisition, the Company purchased Lakewood's new and used boat and trailer inventory for a purchase price of $998,634 and agreed to provide Marine America with new and used boat inventory, as needed, at the Company's invoice cost plus freight. In addition, the Company entered into a management agreement with Marine America pursuant to which the Company agreed to manage the operations of the Lakewood dealership.

     On January 22, 1999, the Company entered into an agreement with Treasure Coast, Treasure Services and D. Thomas Grane (the sole stockholder of Treasure Coast), unaffiliated third parties, to acquire substantially all of the assets of Treasure Coast, together with certain real property in Stuart, Florida owned by Treasure Services on which a retail boat dealership is located. The Treasure Coast Acquisition will close upon the consummation of the Offering, for an aggregate purchase price of $2.9 million, plus the cost of Treasure Coast's inventory on such date. In connection with the Treasure Coast Acquisition, Mr. Grane is entering into a three-year-employment agreement with the Company and upon the consummation of the Treasure Coast Acquisition he will become the Company's Vice President -- South Florida Division. See "Management--Employment and Consulting Agreement" and "Principal Stockholders."

     On June 6, 1992, Boat Tree granted Regal a ten-year option to purchase 25% of its capital stock for an aggregate purchase price of $10. On September 1, 1998, Regal agreed to (i) reduce the number of shares issuable upon the exercise of the Regal Option to the number of shares equal to 15.65% of Boat Tree's outstanding capital stock, which, after giving effect to the Reorganization, represents 341,451 shares of AMRI's Common Stock (7.8% of the number of shares of Common Stock that will be outstanding immediately following the consummation of the Offering) and (ii) to the exercise of such option effective upon the consummation of the Offering. In May 1998, Regal provided the Company with a line of credit with maximum borrowings of $300,000 which bears interest at the rate of 10% and is due on August 31, 1999. As of December 31, 1998, $300,000 was outstanding under the line of credit. The Company intends to utilize a portion of the Offering proceeds to repay any amounts outstanding under the line of credit upon the consummation of the Offering. See "Principal Stockholders."

     In November 1997, Joseph G. Pozo, Jr. agreed to sell to Gary E. Stein, for a purchase price of $1.1 million, the number of shares of Common Stock equal to $1.1 million divided by the initial public offering price per share, and Mr. Stein has agreed to purchase such shares from Mr. Pozo, Jr. upon the consummation of the Offering pursuant to a promissory note. In December 1998, Mr. Pozo and Mr. Stein amended the agreement to provide for the purchase of 116,667 shares of Common Stock for a promissory note in the amount of $758,335 which is due two years from the consummation of the Offering.

     Future transactions, if any, between the Company and any of its officers, directors and/or 5% stockholders will be on terms no less favorable to the Company than would be obtained from independent third parties and will be approved by a majority of the independent, disinterested directors of the Company.

                           DESCRIPTION OF SECURITIES
General

     The following statements do not purport to be complete and are qualified in their entirety by reference to the detailed provisions of the Company's Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.01 par value, and 1,500,000 shares of Preferred Stock, $.01 par value. As of the date of this Prospectus, there are 1,840,344 shares of Common Stock issued and outstanding and held of record by five stockholders. No shares of Preferred Stock are outstanding. In addition, an aggregate of 352,000 shares of Common Stock are issuable upon the exercise of outstanding options granted under the Option Plan, effective upon the consummation of the Offering and 341,451 shares of Common Stock are issuable upon exercise of the Regal Option.

Common Stock

     Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Subject to the prior rights of any series of Preferred Stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably, dividends when, as and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the Preferred Stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

Preferred Stock

     The Board of Directors of the Company is authorized, without further stockholder action, to issue a maximum of 1,500,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations, including voting rights, dividend rates, conversion privileges, redemption rights and terms, redemption prices and liquidation preferences, as the Board may, from time to time, determine. The issuance of shares of Preferred Stock pursuant to the Board's authority could decrease the amount of earnings and assets available for distribution to holders of Common Stock, and otherwise adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock could have the effect of decreasing the market price of the Common Stock.

Transfer Agent and Registrar

     The Company has appointed Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004, as transfer agent and registrar for the Common Stock.

Certificate of Incorporation and Bylaws

     Pursuant to Delaware Law, the power to adopt, amend and repeal By-Laws is conferred solely upon the stockholders unless the corporation's certificate of incorporation also confers such power upon the board of directors. Under the Company's Certificate of Incorporation, the Board of Directors is granted the power to amend the Bylaws of the Company. Such Bylaws provide that each director has one vote on each matter for which directors are entitled to vote. The By-Laws also provide that the directors will hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified, and special meetings of stockholders may only be called by the Board of Directors, the President of the Company or the Chairman or Vice Chairman of the Board of Directors. These provisions, in addition to the existence of authorized but unissued capital stock, may have the effect, either alone or in combination with each other, of making more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors.

Section 203 of the Delaware Law

     Section 203 of the Delaware Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. This provision of law could discourage, prevent or delay a change in management or stockholder control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares, or a premium for their shares in a hostile takeover situation.

Indemnification of Officers and Directors

     The Certificate of Incorporation of the Company provides that the Company shall indemnify to the fullest extent permitted by Delaware law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by Delaware law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors. The Company intends to obtain directors' and officers' liability insurance coverage in the amount of $5 million.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of this Offering, 4,385,641 shares (not including, 1,538 shares to be issued in connection with the Marine America Acquisition) of Common Stock will be issued and outstanding, of which the 2,150,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company (as defined in Rule 144 promulgated under the Securities Act) will be subject to the resale limitations of Rule 144, as described below.

     The remaining 2,235,641 shares of Common Stock outstanding are deemed "restricted securities," as that term is defined under Rule 144, and may only be sold pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Such restricted shares of Common Stock will become eligible for sale, under Rule 144, subject to certain volume and manner of sale limitations prescribed by Rule 144 and to the contractual restrictions described below, at various times commencing 90 days following the date of this Prospectus. All of the Company's officers, directors and securityholders have agreed with the Representatives that until 12 months after the date of this Prospectus, they will not, without the prior written consent of BlueStone, directly or indirectly, sell, offer for sale, transfer, pledge or otherwise dispose of, any securities of the Company or exercise any registration rights relating to any securities of the Company.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an "affiliate" of the Company, who has beneficially owned restricted securities for at least one year may sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 43,856 shares immediately following the consummation of this Offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least two years, is entitled to sell such shares under Rule 144(k) without regard to any of the restrictions described above.

                                 UNDERWRITING


     The underwriters named below (collectively, the "Underwriters") for which BlueStone Capital Partners, L.P. ("BlueStone") and Auerbach, Pollak & Richardson, Inc. are acting as representatives (the "Representatives"), have agreed severally, not jointly, subject to the terms and conditions contained in the underwriting agreement between the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the several Underwriters, the 2,150,000 shares of Common Stock offered hereby. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                           Number
                      Underwriter                         of Shares
------------------------------------------------------   ----------
         BlueStone Capital Partners, L.P. ............
         Auerbach, Pollak & Richardson, Inc. .........
            Total ....................................   2,150,000
                                                         =========

     The Underwriters are committed on a "firm commitment" basis to purchase and pay for all of the shares of Common Stock offered hereby (other than shares offered pursuant to the over-allotment option) if any shares are purchased. The shares of Common Stock are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions.

     Through the Representatives, the several Underwriters have advised the Company that they propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus. The Underwriters may allow to certain dealers, who are members of the National Association of Securities Dealers, Inc. ("NASD") concessions, not
in excess of $   per share, of which not in excess of $   per share may be
reallowed to other dealers who are members of the NASD.

     The Company has granted the Representatives an option, exercisable for 45 days following the date of this Prospectus, to purchase up to 322,500 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Representatives may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Common Stock offered hereby.

     The Company has agreed to reimburse BlueStone for the costs, fees and expenses customarily incurred by the underwriters during the registration process, not to exceed $250,000, including for their legal fees and costs associated with marketing and selling the Offering, of which $50,000 has been reimbursed to BlueStone as of the date of this Prospectus. The Company has also agreed to pay all expenses in connection with qualifying the shares of Common Stock offered hereby for sale under the laws of such states as the Representatives may designate, including expenses of counsel retained for such purpose by the Representatives.

     The Company has agreed to issue to the Representatives and their designees, for an aggregate of $215, the Representatives' Warrants to purchase
up to 215,000 shares of Common Stock, at an exercise price of $    per share
(140% of the initial public offering price per share). The Representatives' Warrants may not be transferred for one year following the date of this Prospectus, except to the officers and partners of the Representatives' or the Underwriters or members of the selling group, and are exercisable at any time, and from time to time, during the four-year period commencing one year following the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Representatives' Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. To the extent that the Representatives' Warrants are exercised or exchanged, dilution to the interests of the Company's stockholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Representatives' Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Representatives' Warrants. Any profit realized by the Representatives on the sale of the Representatives' Warrants or the underlying shares of Common Stock may be deemed additional underwriting compensation. Subject to certain limitations and exclusions, the Company has agreed to register, at the request of the holders of a majority of the Representatives' Warrants and at the Company's expense, the Representatives' Warrants and the shares of Common Stock underlying the Representatives' Warrants under the Securities Act on one occasion during the Warrant Exercise Term and to include such Representatives' Warrants and such underlying shares in any appropriate registration statement that is filed by the Company during the seven years following the date of this Prospectus.

     In addition, the Company has agreed to enter into a consulting agreement to retain BlueStone as a financial consultant for a period of two years from the consummation of the Offering at an annual fee of $100,000 per year, payable in advance upon consummation of this Offering. The consulting agreement will not require the consultant to devote a specific amount of time to the performance of its duties thereunder. In the event that Blue Stone originates a financing or a merger, acquisition, joint venture or other transaction to which the Company is a party, BlueStone will be entitled to receive a finder's fee in consideration for origination of such transaction.

     All of the Company's current officers, directors and securityholders have agreed that, for the 12-month period following the date of this Prospectus, they will not, without the prior written consent of BlueStone, directly or indirectly sell, offer for sale, transfer, pledge or otherwise dispose of any securities of the Company or exercise any registration right relating to any securities of the Company.

     The Representatives have informed the Company that the Underwriters do not intend to confirm sales in excess of 3% of the number of shares of Common Stock offered hereby to discretionary accounts.

     The Company has agreed to indemnify the Underwriters against certain civil liabilities in connection with the Registration Statement of which this Prospectus forms a part, including liabilities under the Securities Act.

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price of the shares of Common Stock offered hereby has been determined by negotiation between the Company and the Representatives and is not necessarily related to the Company's asset value, net worth or other established criteria of value. Among the factors considered in determining the initial public offering price are the Company's financial condition and prospects, management, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and the general condition of the securities market.

     In connection with the Offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created by the Underwriters in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions created by the Underwriters involve the sale by the Underwriters of a greater number of securities than they are required to purchase from the Company in the Offering. The Underwriters may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the Offering for their account may be reclaimed by the syndicate Underwriters if such shares of Common Stock are repurchased by the syndicate Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on Nasdaq or otherwise.

     The Underwriters may also place bids or purchase shares to reduce a short position created in connection with the Offering. Short positions are created by persons who sell shares which they do not own in anticipation of purchasing shares at a lower price in the market to deliver in connection with the earlier sale. Short positions tend to place downward pressure on the market price of a stock.

     The Representatives and/or the Underwriters may impose a penalty bid by reclaiming the selling concession to be paid to an Underwriter or selected dealer when the securities sold by the Underwriter or selected dealer are purchased to reduce a short position created in connection with the Offering.

     BlueStone was organized and registered as a broker-dealer with the Commission and the NASD in March, 1996. Although, since its organization, BlueStone has engaged in the investment banking business and its principals have had significant experience in the underwriting of securities in their capacities with other broker-dealers, the Offering will constitute one of the first public offerings for which BlueStone has acted as lead manager.


                                 LEGAL MATTERS

     Certain legal matters with respect to the issuance of the Shares offered hereby will be passed upon for the Company by McLaughlin & Stern, LLP, New York, New York. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Tenzer Greenblatt LLP, New York, New York. In August 1998, Hampstead Equities, Inc., a corporation owned by Martin C. Licht, was issued options to purchase 42,000 shares of Common Stock, at the initial public offering price per share, in consideration of consulting services rendered to the Company by Martin C. Licht, a partner of McLaughlin & Stern, LLP.

                                    EXPERTS

     The financial statements of AMRI at December 31, 1998 and for the three years then ended, have been included herein and in the Registration Statement in reliance upon the report of BDO Seidman, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Treasure Coast at December 31, 1998 and for the two years then ended, have been included herein and in the Registration Statement in reliance upon the report of Feldman Sherb Ehrlich & Co., P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the shares of Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete; and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. As of the date of this Prospectus, the Company will become subject to the informational requirements of the Exchange Act and the rules and regulations thereunder, and, in accordance therewith, will file reports, proxy and information statements, and other information with the Commission. The Registration Statement, including exhibits and schedules filed therewith, and the Company's reports, proxy and information statements, and other information filed by the Company with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov). Copies of such material also may be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports and other information concerning the Company may be inspected at the offices of the NASD, 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

American Marine Recreation, Inc. and Subsidiary
Consolidated Financial Statements

                                                                                                Page
                                                                                            -----------
Report of Independent Certified Public Accountants .......................................         F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998 .............................         F-3
Consolidated Statements of Income for the years ended December 31, 1996, 1997 and 1998 ...         F-4
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996,
1997
 and 1998 ................................................................................         F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1997 and              F-6
  1998
Notes to the Consolidated Financial Statements ...........................................  F-7 - F-19

Treasure Coast Boating Center, Inc.

                                                                                     Page
                                                                                 ------------
Independent Auditors' Report ..................................................         F-20
Balance Sheet as of December 31, 1998 .........................................         F-21
Statements of Operations for the years ended December 31, 1997 and 1998 .......         F-22
Statements of changes in shareholder's equity as of December 31, 1997 and 1998          F-23
Statements of Cash flows for the years ended December 31, 1997 and 1998 .......         F-24
Notes to Financial Statements .................................................  F-25 - F-28

              Report of Independent Certified Public Accountants

(Upon completing the Reorganization as described in Note 1(B) to the accompanying consolidated financial statements, which is to take place upon the effectiveness of this Registration Statement, BDO Seidman, LLP will be in a position to render the following opinion)

American Marine Recreation, Inc. and Subsidiary
Orlando, Florida

We have audited the accompanying consolidated balance sheets of American Marine Recreation, Inc. and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 1996, 1997 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Marine Recreation, Inc. and subsidiary at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1996, 1997 and 1998 in conformity with generally accepted accounting principles.



                        BDO SEIDMAN, LLP

Orlando, Florida
January 8, 1999, except for Note 11 and Note 1(B),
 as to which the dates are January 22, 1999 and
 February   , 1999, respectively.

                American Marine Recreation, Inc. and Subsidiary

                          Consolidated Balance Sheets



                                                                                    December 31,
                                                                  ------------------------------------------------
                                                                                                         1998
                                                                                        1998           Pro Forma
                                                                       1997            Actual         (unaudited)
                                                                  -------------   ---------------   --------------
Assets
Current:
   Cash and cash equivalents ..................................    $   307,463     $  1,139,269      $  1,139,269
   Accounts receivable, less allowance for possible
    losses of $42,000 and $27,000, respectively ...............        426,972          641,606           641,606
   Inventories ................................................      6,748,035       13,702,083        13,702,083
   Prepaid expenses ...........................................         10,825           19,620            19,620
   Deferred income taxes ......................................             --               --           106,000
                                                                   -----------     ------------      ------------
Total current assets ..........................................      7,493,295       15,502,578        15,608,578
Property and equipment, less accumulated depreciation .........      2,132,231        2,743,989         2,743,989
Other assets ..................................................         54,983          728,560           728,560
                                                                   -----------     ------------      ------------
                                                                   $ 9,680,509     $ 18,975,127      $ 19,081,127
                                                                   ===========     ============      ============
Liabilities and Stockholders' Equity
Current liabilities:
   Floorplan payable ..........................................    $ 6,250,903     $ 13,220,476      $ 13,220,476
   Line of credit .............................................        500,000        1,894,289         1,894,289
   Accounts payable ...........................................        226,988          367,760           367,760
   Customer deposits ..........................................         16,631            5,474             5,474
   Accrued expenses ...........................................        225,525          310,272           310,272
   Dividend payable ...........................................             --               --           550,000
   Current maturities of long-term debt .......................        102,104          246,428           246,428
                                                                   -----------     ------------      ------------
Total current liabilities .....................................      7,322,151       16,044,699        16,594,699
                                                                   -----------     ------------      ------------
Long-term debt, less current maturities .......................      1,220,251        1,453,276         1,453,276
                                                                   -----------     ------------      ------------
Deferred income taxes .........................................             --               --             2,000
Commitments and contingencies .................................             --               --                --
Stockholders' equity:
   Preferred stock, $.01 par (1,500,000 shares authorized,
    no shares outstanding) ....................................             --               --                --
   Common stock, $.01 par (20,000,000 shares autho-
    rized, 1,840,344 shares issued and outstanding) ...........         18,403           18,403            18,403
   Additional paid-in capital .................................        453,077          453,077         1,012,749
   Retained earnings ..........................................        666,627        1,005,672                --
                                                                   -----------     ------------      ------------
Total stockholders' equity ....................................      1,138,107        1,477,152         1,031,152
                                                                   -----------     ------------      ------------
                                                                   $ 9,680,509     $ 18,975,127      $ 19,081,127
                                                                   ===========     ============      ============

          See accompanying notes to consolidated financial statements.

                American Marine Recreation, Inc. and Subsidiary
                       Consolidated Statements of Income



                                                                     Year Ended December 31,
                                                         ------------------------------------------------
                                                              1996             1997             1998
                                                         --------------   --------------   --------------
Sales and service revenue ............................    $13,058,313      $20,183,674      $24,228,492
Finance and insurance income .........................        591,014        1,042,795        1,334,164
                                                          -----------      -----------      -----------
  Total revenue ......................................     13,649,327       21,226,469       25,562,656
Cost of sales and service revenue ....................     10,544,193       16,327,484       19,082,436
                                                          -----------      -----------      -----------
  Gross profit .......................................      3,105,134        4,898,985        6,480,220
Selling, general and administrative expenses .........      2,492,775        4,084,993        5,418,407
                                                          -----------      -----------      -----------
  Income from operations .............................        612,359          813,992        1,061,813
Other income .........................................         10,115           33,481           66,480
Interest expense .....................................       (239,362)        (333,958)        (524,720)
                                                          -----------      -----------      -----------
Net income ...........................................    $   383,112      $   513,515      $   603,573
                                                          ===========      ===========      ===========
Pro forma net income (unaudited):
   Historical income before taxes on income ..........    $   383,112      $   513,515      $   603,573
   Pro forma taxes on income (unaudited) .............        150,000          198,000          232,000
                                                          -----------      -----------      -----------
Pro forma net income (unaudited) .....................    $   233,112      $   315,515      $   371,573
                                                          -----------      -----------      -----------
Pro forma net income per common share (unaudited):
   Basic .............................................                                      $       .19
   Diluted ...........................................                                      $       .16
                                                                                            ===========
Pro forma weighted average common shares outstanding
 (unaudited):
   Basic .............................................                                        1,924,959
   Diluted ...........................................                                        2,266,410
                                                                                            ===========


          See accompanying notes to consolidated financial statements.

                American Marine Recreation, Inc. and Subsidiary

                Consolidated Statements of Stockholders' Equity



                                                                           Additional
                                                  Common Stock
                                          -----------------------------     Paid-in        Retained
                                              Shares          Amount        Capital        Earnings
                                          -------------   -------------   -----------   -------------
Balance, December 31, 1995 ............     1,840,844        $18,408       $453,072       $       --
  Net income ..........................            --            --              --          383,112
  Stockholder distributions ...........            --            --              --     (185,000 )
                                            ---------        -------       --------     ------------
Balance, December 31, 1996 ............     1,840,844        18,408         453,072         198,112
   Repurchase and retirement of
    minority shares ...................          (500)             (5)       (3,195)             --
   Capital contribution ...............            --            --           3,200              --
   Net income .........................            --            --              --         513,515
   Stockholder distributions ..........            --            --              --     (45,000 )
                                            ---------        --------      --------     ------------
   Balance, December 31, 1997 .........     1,840,344        18,403         453,077         666,627
   Net income .........................            --            --              --         603,573
   Stockholder distributions ..........            --            --              --        (264,528)
                                            ---------        --------      --------     ------------
Balance, December 31, 1998 ............     1,840,344        $18,403       $453,077      $1,005,672
                                            =========        ========      ========     ============

          See accompanying notes to consolidated financial statements.

                American Marine Recreation, Inc. and Subsidiary

                     Consolidated Statements of Cash Flows




                                                                             Year Ended December 31,
                                                                 ------------------------------------------------
                                                                     1996             1997              1998
                                                                 ------------   ---------------   ---------------
Cash flows from operating activities:
 Net income ..................................................    $  383,112     $    513,515      $    603,573
 Adjustments to reconcile net income to net cash provided
   by (used for) operating activities:
   Depreciation ..............................................        32,692          100,129           140,293
   Amortization ..............................................         7,670            7,670             7,670
   Reserve for inventory .....................................            --           36,500                --
   Bad debts .................................................            --           67,893            65,163
   Loss on disposal of property and equipment ................        15,158               --                --
   Cash provided by (used for):
    Accounts receivable ......................................       168,351         (374,176)         (279,797)
    Inventories ..............................................      (199,875)      (1,868,008)       (6,954,048)
    Prepaid expenses .........................................         3,633          (10,825)           (8,795)
    Accounts payable .........................................      (194,092)         198,704           140,772
    Customer deposits ........................................          (368)         (46,969)          (11,157)
    Accrued expenses .........................................        85,253          125,321            84,747
                                                                  ----------     ------------      ------------
Net cash provided by (used for) operating activities .........       301,534       (1,250,246)       (6,211,579)
                                                                  ----------     ------------      ------------
Cash flows from investing activities:
 Purchase of property and equipment ..........................      (371,137)        (167,001)         (304,283)
 Change in other assets ......................................         2,780           (8,905)           (5,216)
                                                                  ----------     ------------      ------------
Net cash used for investing activities .......................      (368,357)        (175,906)         (309,499)
                                                                  ----------     ------------      ------------
Cash flows from financing activities:
 Payment of deferred offering costs...........................            --               --          (676,031)
 Net borrowings on floorplan .................................       201,037        1,618,172         6,969,573
 Net borrowings on line of credit ............................       250,000          250,000         1,394,289
 Repayment of long-term debt .................................       (72,192)        (108,667)          (70,419)
 Repayment of related party long-term debt ...................            --         (320,483)               --
 Payment of stockholder distributions ........................      (185,000)         (45,000)         (264,528)
                                                                  ----------     ------------      ------------
Net cash provided by financing activities ....................       193,845        1,394,022         7,352,884
                                                                  ----------     ------------      ------------
Increase (decrease) in cash and cash equivalents .............       127,022          (32,130)          831,806
Cash and cash equivalents, beginning of period ...............       212,571          339,593           307,463
                                                                  ----------     ------------      ------------
Cash and cash equivalents, end of period .....................    $  339,593     $    307,463      $  1,139,269
                                                                  ==========     ============      ============

          See accompanying notes to consolidated financial statements.

                American Marine Recreation, Inc. and Subsidiary
                  Notes to Consolidated Financial Statements
           Information as of December 31, 1997 and 1998 and for the

                  Years Ended December 31, 1996, 1997 and 1998

1. Summary of Significant Accounting Policies

 (A) Business Description

     American Marine Recreation, Inc. (through a reorganization with Boat Tree, Inc., as described further in Note 1(B) and 1(C) below) (the "Company") currently operates a chain of six dealerships in Florida engaged in the retail sales and service of new and used boats and boat parts and accessories. The dealerships offer a full line of new and used boats and most of the dealerships maintain a parts, service and body repair facility. The Company also manages a boat dealership in Belmont, North Carolina (see Note 11). In connection with the proposed acquisitions (see Note 11), which the Company expects to close upon the consummation of the Offering (see Note 1[B]), the Company will acquire four additional dealerships in Florida, as well as the North Carolina dealership referred to above.

 (B) Proposed Public Offering and Reorganization

     During 1998, Boat Tree, Inc. engaged attorneys and investment bankers to assist it in the effectuation of an initial public offering of the common stock of American Marine Recreation, Inc., a newly formed corporation (the "Offering"). Boat Tree, Inc. has also initiated certain events (the "Reorganization") in connection with the Offering which will result in it becoming a wholly-owned subsidiary of American Marine Recreation, Inc. as of the effective date of the Offering. The Reorganization will be accomplished through a stock-for-stock exchange between American Marine Recreation, Inc. and Boat Tree, Inc.

     All of the outstanding shares of Boat Tree, Inc. will be exchanged for 2,181,795 shares of the Company's common stock (giving effect to the exercise of the manufacturer's stock option described in Note 6). Consequently, upon the effective date of the Offering and the related Reorganization, the consolidated group will include the operations of American Marine Recreation, Inc. and its wholly-owned subsidiary, Boat Tree, Inc.

 (C) Basis of Financial Statement Presentation

     The financial statements and related notes presented herein have been retroactively adjusted to reflect the reorganization of Boat Tree, Inc. with American Marine Recreation, Inc. The capital structure presented in these financial statements is that of American Marine Recreation, Inc., but all other information presented relates to the operations of Boat Tree, Inc., as American Marine Recreation, Inc. had no operations during the periods presented and will have no operations until the consummation of the Reorganization. All references herein to "the Company" refer to American Marine Recreation, Inc. as consolidated with Boat Tree, Inc.

 (D) Balance Sheet Pro Forma Adjustments

     In connection with the Reorganization, Boat Tree, Inc. will declare a dividend (payable upon the closing of the Offering) to its stockholders representing $550,000 of earned but undistributed earnings through the closing date of the Reorganization. The Company's pro forma balance sheet as of December 31, 1998 reflects a liability for the $550,000 dividends payable.

     Concurrently with the Reorganization, the Company will terminate Boat Tree's Subchapter S corporation status and will become subject to federal and state income taxes. The accompanying statements of income reflect a pro forma provision for income taxes in accordance with Statement for Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

                American Marine Recreation, Inc. and Subsidiary

                  Notes to Consolidated Financial Statements
           Information as of December 31, 1997 and 1998 and for the

          Years Ended December 31, 1996, 1997 and 1998 -- (Continued)


1. Summary of Significant Accounting Policies  -- (Continued)

     In connection with the termination of Boat Tree's Subchapter S corporation status, the Company will record a net deferred tax asset and an accompanying tax benefit to reflect the differences in the financial statement and income tax basis of certain assets and liabilities. The pro forma balance sheet as of December 31, 1998 reflects an adjustment as if the Subchapter S corporation status had terminated on December 31, 1998. As of that date, a net deferred tax asset of approximately $104,000 would have been recognized as follows:

Current deferred tax assets:
   Inventory ..............................................     $ 44,000
   Accrued expenses .......................................       52,000
   Allowance for possible losses ..........................       10,000
                                                               ---------
Deferred tax asset -- current .............................      106,000
                                                               ---------
Long-term deferred tax asset -- intangible assets .........        6,000
Long-term deferred tax liability -- depreciation ..........       (8,000)
                                                              ----------
Deferred tax liability -- noncurrent ......................       (2,000)
                                                              ----------
Net current deferred tax asset ............................    $ 104,000
                                                              ==========

     The retained earnings on the pro forma balance sheet as of December 31, 1998 reflects an adjustment as if the subchapter S Corporation status had terminated on December 31, 1998. As of that date all remaining earnings were reclassified to additional paid in capital.

 (E) Statement of Income Pro Forma Adjustments

     Pro forma net income for the years ended December 31, 1996 through 1998 are based upon pretax income as if the Company had been subject to federal and state income taxes at an estimated effective tax rate of approximately 38%. The difference between the federal statutory rate of 34% and the estimated effective tax rate is due to state income taxes and nondeductible expenses.

 (F) Pro Forma Earnings per Share

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity. Pro forma earnings per share is computed by dividing pro forma net income by the basic and diluted weighted average number of common shares (see Note 9).

 (G) Recent Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), and No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS 130 establishes standards for reporting and displaying comprehensive income, its components and accumulated balances. SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. Both SFAS 130 and SFAS 131 are effective for periods beginning after December 15, 1997. The Company adopted these new accounting standards in 1998, and their adoption had no effect on the Company's financial statements and disclosures.

                American Marine Recreation, Inc. and Subsidiary

                  Notes to Consolidated Financial Statements
           Information as of December 31, 1997 and 1998 and for the

          Years Ended December 31, 1996, 1997 and 1998 -- (Continued)


1. Summary of Significant Accounting Policies  -- (Continued)

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

     Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on January 1, 2000 to affect its financial statements.

 (H) Risks and Uncertainties

     The recreational boat industry is highly competitive. The Company competes for boat sales with single location boat dealers and national or regional chains. With respect to sales of marine parts, accessories and equipment, the Company competes with national specialty marine stores, catalog retailers, sporting goods stores and mass merchants. Many of the Company's larger competitors are well-capitalized companies which seek to increase market share through price reductions. The recreational boat industry is dependent upon discretionary consumer spending. Increasing interest rates and periods of economic downturn have historically reduced consumer spending on non-essential goods. The risk to the Company of increased competition or a reduction in consumer spending on non-essential goods may ultimately lead to reduced profits and affect the ability of the Company to expand operations.

     The Company derives a substantial portion of its income from the origination and placement of customer financing and sale of extended service contracts and insurance products, collectively, "F&I Products" (see Note 10). F&I Products accounted for approximately 4%, 5% and 5% of the revenues and 19%, 21% and 21% of the Company's gross profit for the years ended December 31, 1996 through 1998, respectively. The Company's lenders may choose to pursue this business directly, rather than through intermediaries, such as the Company. Moreover, such lenders may impose terms in their retail dealer financing arrangements with the Company that may be materially unfavorable to the Company or its customers. For these and other reasons, the Company could experience a significant reduction in income resulting from reduced demand for its customer financing programs. In addition, if profit margins are reduced on sales of F&I products, or if these products are no longer available, it would have a material adverse effect on the Company's business, financial condition and operating results.

     The recreational boating industry is highly seasonal and the Company has significantly lower sales in the fourth quarter of the calendar year, resulting in operating losses during this period. Weather patterns or prolonged winter conditions and unseasonably cool weather may lead to a shorter selling season in affected locations. The Company's results of operations may fluctuate as a result of these or other conditions.

     The Company deals with each of its manufacturers pursuant to annually renewable, non-exclusive, dealer agreements. The Company purchased 52%, 65%, and 69% of its new boats from one manufacturer during the years ended December 31, 1996, 1997 and 1998, respectively.

     The Company faces the uncertainty of the continued availability of increases in its borrowing capacity. Adequate working capital is essential to a boat retailer due to the significant cash investment required for the purchase of new and used boat inventory. The Company believes that it has an excellent relationship with its floorplan lenders and that it will be able to obtain sufficient working capital to finance its requirements.

                American Marine Recreation, Inc. and Subsidiary

                  Notes to Consolidated Financial Statements
           Information as of December 31, 1997 and 1998 and for the

          Years Ended December 31, 1996, 1997 and 1998 -- (Continued)


1. Summary of Significant Accounting Policies  -- (Continued)

 (I) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (J) Cash and Cash Equivalents

     For financial presentation purposes, the Company considers short-term, highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

     Due to the seasonality of the boat industry, the Company's bank balances may periodically exceed amounts that are federally insured. This risk is mitigated by the Company's use of only high quality financial institutions.

 (K) Inventories

     Inventories consist of boats, motors, trailers and related parts and accessories and water sport equipment and accessories. The Company's inventories are valued at the lower of cost or market. The cost of boats, motors and trailers is determined using the specific identification method. The cost of parts and accessory inventories is determined using the first-in, first-out (FIFO) method.

 (L) Property, Equipment and Depreciation

     Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets by the straight-line and accelerated methods for financial reporting purposes. Amortization of leasehold improvements is computed by the straight-line method over the estimated useful lives of the assets. Interest of $16,345 was incurred in conjunction with the construction of the Orlando facility during 1996. This amount has been capitalized as buildings and improvements and amortized on a straight-line basis.

 (M) Revenue Recognition

     Retail sales of boats, parts and services are recognized in operations upon delivery of products or services to the customer or, in the case of boats, when title passes to the customer.

 (N) Advertising Costs

     Advertising costs, included in selling expenses, are expensed as incurred and were $201,541, $208,051 and $287,724 for the years ended December 31, 1996, 1997 and 1998, respectively.

 (O) Impairment of Long-Lived Assets

     The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), during 1996. SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The adoption of SFAS 121 did not impact the financial statements of the Company.

(P) Fair Value of Financial Instruments

     The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. These financial instruments include cash and cash equivalents, accounts receivables, accounts payable and accrued expenses. Fair values were assumed to approximate carrying values for these

                American Marine Recreation, Inc. and Subsidiary

                  Notes to Consolidated Financial Statements
           Information as of December 31, 1997 and 1998 and for the

          Years Ended December 31, 1996, 1997 and 1998 -- (Continued)


1. Summary of Significant Accounting Policies  -- (Continued)

financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company's long-term debt, which approximates its carrying value, is estimated based upon the quoted market prices for the same or similar debt instruments or on the current rates offered to the Company for debt of the same remaining maturities.

2. Inventories

     Inventories are summarized as follows:
                                                    December 31,
                                           ------------------------------
                                                1997            1998
                                           -------------   --------------
New boats, motors and trailers .........   $6,036,114      $12,220,940
Used boats .............................      519,977        1,222,527
Parts and accessories ..................      228,444          295,116
                                           ----------      -----------
                                            6,784,535       13,738,583
Reserve for obsolescence ...............      (36,500)         (36,500)
                                           ------------    -------------
                                           $6,748,035      $13,702,083
                                           ==========      ===========

3. Property and Equipment

     Property and equipment are summarized as follows:

                                                                  December 31,
                                                         -------------------------------
                                              Useful
                                              Lives           1997             1998
                                           -----------   --------------   --------------
Land ...................................       --         $   400,000      $   756,390
Buildings and improvements .............   8-31 yrs.        1,623,180        1,712,724
Machinery and equipment ................    6-8 yrs.           70,977          104,849
Office equipment and furniture .........    6-8 yrs.          112,269          210,046
Vehicles ...............................   6-12 yrs.          146,189          264,585
Signs ..................................      6 yrs.           20,000           33,443
Leasehold improvements .................     10 yrs.               --           35,629
                                                          -----------      -----------
                                                            2,372,615        3,117,666
Less accumulated depreciation ..........                      240,384          373,677
                                                          -----------      -----------
                                                          $ 2,132,231      $ 2,743,989
                                                          ===========      ===========

     Depreciation expense for the years ended December 31, 1996, 1997 and 1998 was $32,692, $100,129 and $140,293, respectively.

4. Other Assets

     Included in other assets at December 31, 1998 is approximately $676,000 of deferred costs incurred during 1998 which relates to the Offering (see Note 1[B]). These costs will be applied against additional paid-in capital upon the receipt of the proceeds from the Offering. If the Offering is not consummated, the deferred costs will be charged to operations.

                American Marine Recreation, Inc. and Subsidiary

                  Notes to Consolidated Financial Statements
           Information as of December 31, 1997 and 1998 and for the

          Years Ended December 31, 1996, 1997 and 1998 -- (Continued)


5. Borrowings

 Floorplan Contracts

     The Company finances substantially all of its new boat inventory through floorplan financing arrangements, which are collateralized by the Company's new boat inventory, accounts receivable, equipment and are personally guaranteed by the Company's majority stockholder. The floorplan contracts are due upon the sale of the related boat.

     The Company has arranged for a free floorplan period whereby the floorplan interest is paid by boat manufacturers for a predetermined period of time. As a result of the free floor arrangement and certain floorplan interest rebates received from manufacturers, the weighted average interest rates on floorplan debt for the years ending December 31, 1996 through 1998 approximates 5%.

     As of December 31, 1997 and 1998, the maximum borrowings allowable under the floorplan contracts were $8,750,000 and $15,750,000, respectively, and there were outstanding balances under such contracts of $6,250,903 and $13,220,476, respectively. The following table summarizes certain information about the Company's borrowings under the floorplan contracts:

                                                                          Year Ended December 31,
                                                                       ------------------------------
                                                                            1997            1998
                                                                       -------------   --------------
Maximum month-end borrowings outstanding during the period .........    $6,391,821      $13,220,476
Average borrowings outstanding during the period ...................    $5,199,581      $ 7,962,315
                                                                        ==========      ===========

 Lines of Credit

     The Company is currently a party to three different line of credit agreements. The following table summarizes certain information about each of these borrowing facilities:

                                                                                      Balance at December 31,
                                                                                    ----------------------------
                                                                                        1997           1998
                                                                                    -----------   --------------
$1,000,000 revolving line of credit, monthly interest payable at prime plus
 1/2% (8 1/4% at December 31, 1998), unpaid principal and interest due
 September 1999, collateralized by the Company's used boat inventory and
 personally guaranteed by the Company's majority stockholder ....................    $ 500,000     $        --
$2,000,000 revolving line of credit available through a floorplan lender, inter-
 est accruing at the greater of the prime lending rate (73/4% at December 31,
 1998) or 7%, all unpaid principal and interest due the earlier of (1)
 December 2000, (2) the termination of the related floorplan financing agreement, or (3) a 30-day written notice, collateralized by the Company's used boat and parts inventory and personally guaranteed by the Company's
 majority stockholder ...........................................................           --       1,594,289
$300,000 unsecured line of credit available from the Company's primary supplier (see Note 6), interest accruing at 10%, all unpaid principal and interest due August 1999, personally guaranteed by the Company's major-
 ity stockholder ................................................................           --         300,000
                                                                                     ---------     -----------
                                                                                     $ 500,000     $ 1,894,289
                                                                                     =========     ===========

                American Marine Recreation, Inc. and Subsidiary

                  Notes to Consolidated Financial Statements
           Information as of December 31, 1997 and 1998 and for the

          Years Ended December 31, 1996, 1997 and 1998 -- (Continued)


5. Borrowings  -- (Continued)

     The following table provides certain additional information about the lines of credit:

                                                                           Year Ended December 31,
                                                                       --------------------------------
                                                                            1997              1998
                                                                       --------------   ---------------
Maximum month-end borrowings outstanding during the period .........     $  500,000       $ 1,894,289
Average borrowings outstanding during the period ...................     $  108,333       $   724,524
Weighted average interest rate during the period ...................           8.88%             5.94%
                                                                         ==========       ===========

 Long-Term Debt

     Long-term debt is summarized as follows:

                                                                                             December 31,
                                                                                    -------------------------------
                                                                                         1997             1998
                                                                                    --------------   --------------
    7.71% $1,150,000 mortgage note payable dated November 1995, principal and interest of $9,488 due monthly through May 2001, at which time the interest rate shall be adjusted and fixed at the average T-Bill rate plus 2%
     and principal and interest will continue to be payable monthly in an amount that will fully amortize the outstanding loan balance by May 2016, collateralized by certain real and tangible property of the Company and
 personally guaranteed by the majority stockholder of the Company ...............    $ 1,115,212      $ 1,087,534
  8.5% $300,000 mortgage note payable dated June 1998, principal and inter-
        est of $2,954 due monthly through June 2003, balloon payment of
    $241,658 due July 2003, collateralized by certain real property of the
 Company ........................................................................             --          294,071
   5.0% $250,000 mortgage note payable dated November 1995, yearly princi-
        pal payments of $50,000 plus interest due December 1996 through
     December 1998, with all remaining principal and interest due December
  1999, collateralized by a second lien on certain real and tangible property
 of the Company .................................................................        150,000          150,000
Installment loans payable to banks bearing interest at rates from 7.5% to 9%, principal and interest payable monthly through October 2003, collateral-
 ized by certain vehicles and equipment of the Company ..........................         57,143          168,099
                                                                                     -----------      -----------
                                                                                       1,322,355        1,699,704
Less current maturities .........................................................        102,104          246,428
                                                                                     -----------      -----------
Total long-term debt ............................................................    $ 1,220,251      $ 1,453,276
                                                                                     ===========      ===========

     Aggregate maturities of long-term debt over future years as of December 31, 1998 are as follows:
                           December 31,
                          -------------
                               1998
                          -------------
  1999                       $246,428
  2000                         90,113
  2001                         87,572
  2002                         67,743
  2003                        290,912
  Thereafter                  916,936

                American Marine Recreation, Inc. and Subsidiary

                  Notes to Consolidated Financial Statements
           Information as of December 31, 1997 and 1998 and for the

          Years Ended December 31, 1996, 1997 and 1998 -- (Continued)


5. Borrowings  -- (Continued)

     Interest rates and interest expense related to the floorplan contracts, lines of credit, and long-term debt are as follows:



                                                Year Ended December 31,
                               ---------------------------------------------------------
                                      1996                1997                1998
                               ------------------   ----------------   -----------------
Floor plan contracts:
  Interest rates ...........   8.25% - 11.75%       8.60% - 12.45%     8.72% - 14.93%
  Interest expense .........        $181,544             $226,011           $362,881
Line of credit:
  Interest rates ...........            8.75%        8.75% - 9.00%     7.75% - 10.00%
  Interest expense .........         $   790             $ 11,535           $ 43,040
Long-term debt:
  Interest rates ...........   5.00% - 12.00%        5.00% - 9.00%      5.00% - 9.00%
  Interest expense .........         $57,028             $ 96,412           $118,799


 Debt Covenants

     Included in the Company's $2,000,000 line of credit agreement (see Note 5) are certain loan covenants. Specifically, the Company must maintain a ratio of debt to tangible net worth of no more than 9.75 to 1. By March 31, 1999, this ratio may not exceed 6.0 to 1. Additionally, the Company must maintain a minimum cash balance of $250,000 through February 26, 1999, at which time the minimum required balance will be increased to $1,000,000.

     As of December 31, 1998, the Company was in compliance with the minimum cash balance requirement but was in violation of the minimum debt to tangible net worth ratio. Subsequently, the Company obtained a waiver of such violation from the lender until April 1, 1999. The Company expects that it will be in compliance with the required minimum debt to tangible net worth ratio upon the consummation of the Offering,.

     The Company's floorplan financing arrangements have similar debt to net worth ratio requirements, which the Company was in violation of as of December 31, 1998. The Company has also received waivers until April 1, 1999 of such violations from its floorplan lenders and expects that it will be in compliance with the required ratios upon the consummation of the Offering.

6. Stock Options

 Manufacturer's Stock Option

     The Company entered into a stock option agreement in 1992 with its major boat manufacturer (see Note 1[H]) as part of a financing agreement. The agreement granted the manufacturer the right to purchase common stock of the Company sufficient to equal a 25% ownership interest for $10. The option expires June 30, 2002.

     In December 1995, the manufacturer agreed not to exercise its option as long as the Company, or any other entity managed, owned or controlled by the Company or its major stockholder, refrained from selling any new boat product line that was directly competitive with any of the manufacturer's product lines.

     On September 1, 1998, the manufacturer agreed to reduce the amount of stock purchasable under its option from a 25% interest to a 15.65% interest in the Company. This agreement results in a reduction in the value of the manufacturer's original option. Thus, no remeasurement of the option value is required. Pursuant to this agreement, the manufacturer also notified the Company of its intent to exercise its option, contingent on the successful completion of the Offering. Diluted earnings per share numbers presented in these financial statements have been adjusted to give retroactive effect to the change in this option.

                American Marine Recreation, Inc. and Subsidiary

                  Notes to Consolidated Financial Statements
           Information as of December 31, 1997 and 1998 and for the

          Years Ended December 31, 1996, 1997 and 1998 -- (Continued)


6. Stock Options  -- (Continued)

 1998 Stock Option Plan

     Effective August 1, 1998, the Company adopted the 1998 Stock Option Plan (the "Option Plan") for its executive officers, key employees and consultants and has reserved 430,000 shares of common stock for issuance under the Option Plan. The Option Plan has a term of ten years. The Option Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and non-statutory stock options. The Option Plan is currently administered by the Company's Board of Directors but will, commencing upon the consummation of the Offering, be administered by the Board's Compensation Committee. The exercise price for incentive stock options may not be less than 100% of fair market value of shares of the Company's common stock on the date of grant (110% of the fair market value in the case of incentive stock options granted to employees who hold more than 10% of the voting power of the Company's issued and outstanding shares of common stock). The exercise price of non-statutory stock options may be equal to or less than 100% of the fair market value of shares of the Company's common stock on the date of grant.

     Options granted under the Option Plan may not have a term of more than ten years (five years in the case of incentive stock options granted to employees who hold more than 10% of the voting power of the Company's common stock). Options generally terminate three months after the termination of the optionee's employment with the Company for any reason other than death, disability or retirement and are not transferable by the optionee other than by will or the laws of descent and distribution.

     The Company granted (effective upon the consummation of the Offering) options to purchase an aggregate of 352,000 shares of the Company's common stock, each of which will be exercisable commencing 90 days following the consummation of the Offering. Of such options, options to purchase 42,000 shares of common stock were granted to Hampstead Equities, Inc. for consulting services rendered to the Company and options to purchase 70,000 and 25,000 shares of common stock were granted to Marcelo Pozo, the Company's Vice President, and Melven R. Nehleber, the Company's Chief Financial Officer, respectively. Options to purchase 5,000 shares of common stock were granted to each of the Company's director nominees, and the balance was granted to various of the Company's non-management employees. The exercise price of the options is equal to the initial public offering price per share, and the options expire in August 2008.

7. Employee Benefit Plan

     On January 1, 1997, the Company adopted a 401(k) profit sharing plan which covers substantially all employees meeting certain minimum age and service requirements. The plan provides for the Company to match 50% of the participant's contributions to the plan up to a maximum of four percent of each participant's compensation. The Company's contribution to the plan is included in selling, general and administrative expenses and approximated $6,600, $22,600 and $23,100 for the years ended December 31, 1996, 1997 and 1998, respectively.

8. Election Under Subchapter S

     Prior to the Reorganization, Boat Tree elected, and its stockholders consented, to include their respective share of taxable income of Boat Tree in their individual tax returns. As a result, no federal or state income tax has been imposed on Boat Tree. Substantially all of the balance of the Company's retained earnings at December 31, 1998 represents previously taxed income which may be distributed tax-free to Boat Tree's stockholders (see Note 1[D]).

9. Earnings per Share

     Pro forma basic weighted average shares outstanding include 1,840,344 actual shares outstanding plus 84,615 shares that represent the approximate number of shares of common stock being sold by the Company in

                American Marine Recreation, Inc. and Subsidiary

                  Notes to Consolidated Financial Statements
           Information as of December 31, 1997 and 1998 and for the

          Years Ended December 31, 1996, 1997 and 1998 -- (Continued)


9. Earnings per Share  -- (Continued)

the Offering in order to fund the final S corporation distribution of $550,000 based upon the assumed price of $6.50 per share (the midpoint of the currently anticipated range of the public offering price). Pro forma diluted weighted average shares outstanding include the effect of 341,451 shares of the Company's common stock to be issued upon the exercise of the manufacturer's stock option (see Note 6).

     The Company's pro forma supplemental earnings per share is $.16 per share. Pro forma supplemental weighted average shares outstanding equal the pro forma diluted weighted average number of shares outstanding plus 46,154 shares, the approximate number of shares of common stock being sold by the Company in the Offering in order to fund the reduction in line of credit borrowings upon the closing of the Offering. Supplemental net income is equal to pro forma net income, less interest expense (net of taxes) related to the reduced borrowings.


     The following table sets forth historical basic and diluted earnings per share. Potential dilutive securities include 341,451 shares related to the manufacturer's stock option (see Note 6).

                                 Weighted Average            Earnings per
                                 Number of Shares            Common Share
                             -------------------------   --------------------
Years Ended December 31,        Basic        Diluted       Basic      Diluted
--------------------------   -----------   -----------   ---------   --------
1996                         1,840,844     2,182,295     $ .21       $ .18
1997                         1,840,344     2,181,795     $ .28       $ .24
1998                         1,840,344     2,181,795     $ .33       $ .28

10. Commitments and Contingencies

 Leases

     The Company conducts its operations partially from leased facilities. These leases are classified as operating leases and expire on various dates through March 2003.


     On April 1, 1997, the Company began leasing a boat storage area from an entity owned, in part, by the majority stockholder. The related monthly rent was based on the number of boats sold by the Company. Beginning in August 1998, the monthly rent became fixed at $4,000. This lease expires March 31, 2006. The Company paid $71,060 under this lease in 1998. The Company has agreed to purchase the boat storage area upon the closing of the Offering for a $400,000 note payable. The note payable will bear interest at the prime rate and is due 18 months from the date of transfer of the ownership. The Company believes that the purchase price is the approximate fair market value of such parcel.


     Rental expense under all operating leases was approximately $118,000, $158,000 and $419,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

                American Marine Recreation, Inc. and Subsidiary

                  Notes to Consolidated Financial Statements
           Information as of December 31, 1997 and 1998 and for the

          Years Ended December 31, 1996, 1997 and 1998 -- (Continued)


10. Commitments and Contingencies  -- (Continued)

     The future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows:

                                            December 31,
                                           -------------
                                                1998
                                           -------------
  1999                                      $  408,573
  2000                                         371,999
  2001                                         349,186
  2002                                         249,723
  2003                                         110,880
  Thereafter                                   114,480
                                            ----------
  Total minimum lease payments              $1,604,841
                                            ==========

 Dealer Financing Agreements

     The Company has entered into finance agreements with independent financial institutions including banks and finance companies to assist the Company's customers in obtaining financing for boat purchases. The process consists of the Company referring the customer to one or more of the organizations offering the financing services. The Company does not perform any credit approvals of the applicant, does not service the collection of the loan, nor does the Company provide any warranties concerning the lender. The Company's involvement is limited to making the financial institutions available to the customer for the customer's consideration, the gathering of information to obtain a credit report and such other information as required by the financing institution(s) referred by the Company.

     Under the terms of the finance agreements, the Company may receive a participation fee or "commission" from the financing institution. The financial institutions typically base the amount of the commission earned by the Company on the difference between the customer's interest rate as contracted with the financial institution and the interest buy rate of the institution. The interest rate normally varies from institution to institution and may be affected by the customer's credit report standing. The buy rate is published by the financial institution specifically for the Company and is considered the base for the commission calculation.

     The lender could charge the Company back all or part of the commission if the loan is paid off or foreclosed on within a specified period of time. The "chargeback" period is generally limited to the first six months of the term of the loan.

     The Company records commission income based upon the amount earned less an allowance for chargebacks. In determining the amount of the allowance for chargebacks, the Company takes into consideration the total customer loans outstanding and estimates of the exposure for potential chargebacks associated with these loans.

     This process includes an estimate on the probability for loan payoffs based on historical loan payoff information, consideration for current and future economic conditions, the effects of changes in consumer interest rates and the aging of all loans outstanding as they relate to the chargeback period. Based on an analysis of these factors, the Company has determined that an allowance for chargebacks is unnecessary at December 31, 1997 and 1998. Actual finance chargebacks were approximately $4,000, $13,000 and $8,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

     Beginning in 1996 and ceasing in April 1998, the Company's use of a "dealer rebate" as part of, or in lieu of, a customer down payment resulted in a breach of certain provisions of the third-party finance agreements. Under the terms of these agreements, the use of dealer rebates obligates the Company to indemnify the finance

                American Marine Recreation, Inc. and Subsidiary

                  Notes to Consolidated Financial Statements
           Information as of December 31, 1997 and 1998 and for the

          Years Ended December 31, 1996, 1997 and 1998 -- (Continued)


10. Commitments and Contingencies  -- (Continued)

company against foreclosure losses for those specific customers. The indemnification by the Company would include repayment of the customer's defaulted obligation and receipt by assignment of the customer's loan contract. Should this occur, the Company would attempt to collect on the customer loan or repossess the underlying collateral. Repossessed boats would be sold in the normal course of business through the Company's retail sales centers. During 1997, the Company accrued approximately $86,000 for estimated foreclosure losses related to such loans. As of December 31, 1998, this accrual balance has remained unchanged. During the years ended December 31, 1997 and 1998, the Company charged earnings approximately $86,000 and $33,000 related to these foreclosure losses.

11. Proposed Acquisitions

 Marine America, Inc.

     Marine America, Inc. ("MAI") is a corporation that commenced operations on January 30, 1998 by purchasing equipment and certain intangible assets and assuming certain equipment operating lease obligations from Lakewood Marine International, Ltd. ("Lakewood") which operated a retail boat dealership in Belmont, North Carolina, for $130,858. MAI is owned 50% by the majority stockholder of the Company and his son and 50% by Lakewood. As part of the transaction, the Company purchased the new and used boat and trailer inventory from Lakewood for $998,364. The new boat inventory purchased was financed through borrowings under the Company's floorplan agreements.

     MAI executed a five-year lease with Lakewood which included an option to purchase the dealership land and buildings and a provision to terminate the lease before its expiration date. As of December 31, 1998, MAI had given notice of its intent to terminate the lease as of January 1999 and agreed to continue the lease on a month-to-month basis thereafter. The Company plans to construct a new facility on land the Company acquired on May 15, 1998 for $348,100. The land is located in the same market and was acquired in part through the issuance of an 8 1/2% mortgage note payable for $300,000 (see Note 5).

     Upon its inception, MAI entered into a management agreement with the Company, under which the Company agreed to manage all of MAI's dealership operations. The Company also agreed to provide MAI with new and used boat inventory at the Company's invoice cost plus freight. For its services, the Company receives a monthly management fee and reimbursement of its operating expenses incurred on behalf of MAI. The management fee is based on five percent of the dealership's gross finance and insurance income and one percent of the month-end balance of the new and used boat inventories. For the year ended December 31, 1998, the Company earned management fees of approximately $134,000, which have been included in Sales and Service Revenue.

     MAI has agreed to redeem all of its common stock owned by Lakewood for $125,000 prior to the closing of the Offering (see Note 1[B]). MAI intends to borrow $25,000 from the Company and issue a note payable for $100,000 to Lakewood to fund this stock redemption. After the redemption, the Company's majority stockholder and his son will own 100% of MAI. The Company has agreed to exchange 1,538 shares of its common stock valued at $10,000, based upon the offering price of $6.50 per share, for all the outstanding common stock of MAI as of the closing of the Offering and will repay the $100,000 note payable from the proceeds of the Offering.

Treasure Coast Boating Center, Inc. and Related Real Estate

     On January 22, 1999, the Company entered into an agreement with Treasure Coast Boating Center, Inc. ("Treasure Coast") , an unaffiliated third party, to acquire substantially all of the assets of Treasure Coast together with related real property owned by an affiliate of Treasure Coast on which a retail boat dealership is located. Treasure Coast operates four retail boat dealerships in Florida. The Company will acquire substantially all of the

                American Marine Recreation, Inc. and Subsidiary

                  Notes to Consolidated Financial Statements
           Information as of December 31, 1997 and 1998 and for the

          Years Ended December 31, 1996, 1997 and 1998 -- (Continued)

11. Proposed Acquisitions  -- (Continued)

assets of Treasure Coast upon the consummation of the Offering for an aggregate purchase price of $2,911,000 plus the cost of Treasure Coast's inventory on such date. The Company has the option of paying $350,000 of the purchase price in shares of common stock based upon the initial public offering price per share. The acquisition will be accounted for using the purchase method and the purchase price includes goodwill estimated at $1,650,000. In connection with the Treasure Coast acquisition, the Company is entering into a three-year employment agreement with D. Thomas Grane, the principal of Treasure Coast, which provides for a base salary of $78,000 plus an amount equal to 10% of the net income of the four locations operated by Treasure Coast.

12. Subsequent Event
     In January 1999, an entity owned in part by the Company's majority stockholder agreed to advance the Company up to $400,000 under a promissory note agreement for working capital purposes. Interest on the promissory note is payable at the rate of 12% per annum and is payable, together with the principal sum, on demand, commencing after March 31, 2000.

13. Supplemental Cash Flow Information

     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     The following summarizes noncash investing and financing transactions:

                                                                         Year Ended December 31,
                                                               -------------------------------------------
                                                                    1996           1997           1998
                                                               -------------   ------------   ------------
Cash paid for interest .....................................    $  196,315      $ 377,005      $ 494,719
                                                                ==========      =========      =========
Noncash investing and financing activities:
   Purchase of fixed assets through the assumption of long-
    term debt ..............................................    $1,173,559      $  53,269      $ 447,768
   Loan costs paid by majority stockholder .................        24,948             --             --
   Capital contribution ....................................            --          3,200             --
   Reduction in capital through repurchase and retirement of
    common stock ...........................................            --          3,200             --

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Treasure Coast Boating Center, Inc.
Stuart, Florida


We have audited the accompanying balance sheet of Treasure Coast Boating Center, Inc. as of December 31, 1998, and the related statements of operations, shareholder's equity and cash flows for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Treasure Coast Boating Center, Inc. at December 31, 1998, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

                                          Feldman Sherb Ehrlich & Co., P.C.
                                          Certified Public Accountants


New York, New York
January 15, 1999, except
for Note 10 as to which
the date is January 22, 1999

                      TREASURE COAST BOATING CENTER, INC.
                                 BALANCE SHEET
                               DECEMBER 31, 1998

                                    ASSETS


CURRENT ASSETS:
   Accounts receivable, less allowance for doubtfull accounts of $4,184 .................    $  199,720
   Inventories ..........................................................................     7,226,486
                                                                                             ----------
      Total current assets ..............................................................     7,426,206
PROPERTY AND EQUIPMENT, net .............................................................       245,740
OTHER ASSETS:
   Loan to shareholder ..................................................................       122,486
   Deposits .............................................................................        42,324
                                                                                             ----------
                                                                                             $7,836,756
                                                                                             ==========
                                              LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
   Cash overdraft .......................................................................    $    8,237
   Accounts payable and accrued expenses ................................................       317,737
   Floor plan financing .................................................................     6,371,979
   Notes payable ........................................................................       143,900
   Other liabilities ....................................................................       107,393
   Note payable to related party ........................................................        26,325
   Current portion of long-term debt ....................................................         5,820
                                                                                             ----------
      Total current liabilities .........................................................     6,981,391
                                                                                             ----------
LONG TERM DEBT ..........................................................................        26,224
SHAREHOLDER'S EQUITY:
   Common stock, $.01 par value -- shares authorized 100,000 shares, issued and outstand-
    ing 10,000 shares ...................................................................           100
   Additional paid-in capital ...........................................................       105,291
   Retained earnings ....................................................................       723,750
                                                                                             ----------
      Total shareholder's equity ........................................................       829,141
                                                                                             ----------
                                                                                             $7,836,756
                                                                                             ==========

                      See notes to financial statements.

                      TREASURE COAST BOATING CENTER, INC.

                           STATEMENTS OF OPERATIONS



                                                            Year ended December 31,
                                                         ------------------------------
                                                              1997            1998
                                                         -------------   --------------
NET SALES ............................................    $9,725,996      $17,800,853
COST OF SALES ........................................     7,815,152       13,756,752
                                                          ----------      -----------
GROSS PROFIT .........................................     1,910,844        4,044,101
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES .........     1,745,761        3,041,504
DEPRECIATION .........................................        18,982           48,653
                                                          ----------      -----------
INCOME FROM OPERATIONS ...............................       146,101          953,944
INTEREST EXPENSE, net ................................      (156,270)        (204,130)
                                                          ----------      -----------
NET INCOME (LOSS) ....................................    $  (10,169)     $   749,814
                                                          ==========      ===========

                       See notes to financial statements.

                      TREASURE COAST BOATING CENTER, INC.
                 STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY



                                          Common Stock
                                       -------------------       Additional        Retained
                                        Shares     Amount     Paid-in Capital      Earnings        Total
                                       --------   --------   -----------------   ------------   -----------
Balance, January 1, 1997 ...........    10,000      $100          $105,291        $  82,453      $ 187,844
   Net loss ........................        --        --                --          (10,169)       (10,169)
   Distributions ...................        --        --                --          (17,604)       (17,604)
                                        ------      ----          --------        ---------      ---------
Balance, December 31, 1997 .........    10,000       100           105,291           54,680        160,071
   Net income ......................        --        --                --          749,814        749,814
   Distributions ...................        --        --                --          (80,744)       (80,744)
                                        ------      ----          --------        ---------      ---------
Balance, December 31, 1998 .........    10,000      $100          $105,291        $ 723,750      $ 829,141
                                        ======      ====          ========        =========      =========

                       See notes to financial statements

                      TREASURE COAST BOATING CENTER, INC.

                           STATEMENTS OF CASH FLOWS



                                                                                      Year Ended December 31,
                                                                                  --------------------------------
                                                                                       1997              1998
                                                                                  --------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income (loss) ..........................................................    $    (10,169)    $    749,814
   Adjustments to reconcile net income (loss) to net cash used in operating activities:
      Depreciation ............................................................          18,982           48,653
   Change in assets and liabilities:
      (Increase) decrease in accounts receivable ..............................          25,162         (114,392)
      Increase in inventories .................................................      (3,068,378)      (2,128,183)
      Increase in other assets ................................................         (15,000)         (27,324)
      Increase (decrease) in accounts payable and accrued expenses ............         447,761         (354,066)
      Increase in other liabilities ...........................................           4,243           33,565
                                                                                   ------------     ------------
Net cash used in operating activities .........................................      (2,597,399)      (1,791,933)
                                                                                   ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures .......................................................        (201,744)         (33,227)
                                                                                   ------------     ------------
Net cash used in investing activities .........................................        (201,744)         (33,227)
                                                                                   ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase in floor plan financing ...........................................       3,041,476        2,039,507
   Increase in overdraft ......................................................              --            8,237
   Increase in notes payable ..................................................         142,500            3,793
   Repayments of debt .........................................................         (62,486)        (413,550)
   Increase in loan to shareholder ............................................              --         (119,097)
   Distribution to shareholder ................................................         (17,604)         (80,744)
                                                                                   ------------     ------------
Net cash provided by financing activities .....................................       3,103,886        1,438,146
                                                                                   ------------     ------------
Net increase (decrease) in cash ...............................................         304,743         (387,014)
Cash, at beginning of year ....................................................          82,271          387,014
                                                                                   ------------     ------------
Cash, at end of year ..........................................................    $    387,014     $         --
                                                                                   ============     ============
SUPLEMENTARY CASH FLOW DISCLOSURE
   Interest paid ..............................................................    $    156,270     $    207,018
                                                                                   ============     ============

                       See notes to financial statements

                      TREASURE COAST BOATING CENTER, INC.
                         NOTES TO FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1998 and 1997

1. ORGANIZATION

     Treasure Coast Boating Center, Inc. (the "Company") was incorporated in 1992 under the laws of the State of Florida. The Company operates a chain of dealerships in Florida engaged in retail sales and service of new and used boat parts and accessories. The dealerships offer a full line of new and used boats and most of the dealerships maintain a parts, service and body repair facility.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A. Recent Accounting Pronouncements -- In June 1997, the Financial Accounting Standards Board issued "Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and No. 131, Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 establishes standards for reporting and displaying comprehensive income, its components and accumulated balances. SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements. Both SFAS 130 and SFAS 131 are effective for periods beginning after December 15, 1997. The Company adopted these new accounting standards in 1998, and their adoption had no effect on the Company's financial statements and disclosures.

     In June 1998, the Financial Accounting Standards Board issued "Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS 133 is effective for all fiscal quarters or fiscal years beginning after June 15, 1999. Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on January 1, 2000 to affect the financial statements.

     B. Revenue Recognition -- Retail sales of boats, parts and services are recognized in operations upon delivery of products or services to the customer or, in the case of boats, when title passes to the customer.

     C. Inventories -- Inventories, consisting primarily of boats, motors, trailers and related parts and accessories as well as water sport equipment and accessories, are stated at the lower of cost or market. The cost of boats, motors and trailers is determined using the specific identification method. The cost of parts and accessories is determined using the first-in, first-out
(FIFO) method.

     D. Property and Equipment -- Property and Equipment are stated at cost, less accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets using the straight-line method which ranges from 3 to 5 years. Leasehold improvements are amortized on a straight-line basis over the shorter of their useful lives or the term of the related lease.

     E. Use of Estimates -- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     F. Long Lived Assets -- The Company has adopted "Statement of Financial Accounting Standards No. 121, ("SFAS, No. 121"), Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to Be Disposed Of. In accordance with this statement, the Company evaluates the recovery of the carrying amount of its long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of such assets

                      TREASURE COAST BOATING CENTER, INC.

                         NOTES TO FINANCIAL STATEMENTS

             YEARS ENDED DECEMBER 31, 1998 and 1997  -- (Continued)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

may not be fully recoverable. If this review indicates that the carrying value of the assets will not be recoverable, as determined based on the estimated non-discounted cash flows of the Company over their remaining estimated useful lives, the carrying amount is reduced by the estimated shortfall of cash flows. The adoption of SFAS 121 did not impact the financial statements of the Company.

     G. Income Taxes -- The shareholders of the Company have elected to be taxed as an S Corporation, as defined in the Internal Revenue Code. Such status was also elected for state tax purposes. Under this status, taxable income is passed through and taxed at the shareholder level, rather than at the corporate level.

     H. Fair Value of Financial Instruments -- The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. These financial instruments include cash and cash equivalents, accounts receivables, accounts payable and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company's long-term debt, which approximates its carrying value, is estimated based upon the quoted market prices for the same or similar debt instruments or on the current rates offered to the Company for debt of the same remaining maturities.

     I. Concentration of Risk -- The recreational boat industry is highly competitive. The Company competes for boat sales with single location boat dealers and national or regional chains. With respect to sales of marine parts, accessories and equipment, the Company competes with national specialty marine stores, catalog retailers, sporting goods stores and mass merchants. Many of the Company's larger competitors are well-capitalized companies which seek to increase market share through price reductions. The recreational boat industry is dependent upon discretionary consumer spending. Increasing interest rates and periods of economic downturn have historically reduced consumer spending on non-essential goods. The risk to the Company of increased competition or a reduction in consumer spending on non-essential goods may ultimately lead to reduced profits and affect the ability of the Company to expand operations.
     The recreational boating industry is highly seasonal and the Company has significantly lower sales in the fourth quarter of the calendar year, resulting in operating losses during this period. Weather patterns or prolonged winter conditions and unseasonably cool weather may lead to a shorter selling season in affected locations. The Company's results of operations may fluctuate as a result of these or other conditions.
     The Company deals with each of its manufacturers pursuant to annually renewable, non-exclusive, dealer agreements.
     The Company faces the uncertainty of the continued availability of increases in its borrowing capacity. Adequate working capital is essential to a boat retailer due to the significant cash investment required for the purchase of new and used boat inventory. The Company believes that it has an excellent relationship with its floorplan lenders and that it will be able to obtain sufficient working capital to finance it requirements.


3. INVENTORIES


     At, December 31, 1998, inventories are comprised of the following:


       New boats, motors and trailers .........    $ 6,375,599
       Used boats .............................        537,103
       Parts and accessories ..................        313,784
                                                   -----------
                                                   $ 7,226,486
                                                   ===========

                      TREASURE COAST BOATING CENTER, INC.

                         NOTES TO FINANCIAL STATEMENTS

             YEARS ENDED DECEMBER 31, 1998 and 1997  -- (Continued)

4. PROPERTY AND EQUIPMENT

     At, December 31, 1998, property and equipment is comprised of the following:


       Airplane ...............................    $  167,324
       Equipment ..............................        95,904
       Vehicles ...............................        41,855
       Leasehold improvements .................        49,471
       Furniture and fixtures .................         6,260
                                                   ----------
                                                      360,814
       Less: Accumulated depreciation .........      (115,074)
                                                   ----------
                                                   $  245,740
                                                   ==========

5. SHORT-TERM BORROWINGS

     Floorplan Contracts

     The Company finances substantially all of its new and used boat inventory through floorplan financing arrangements which are collateralized by the Company's boat inventory, accounts receivable, equipment and a personal guaranty from the shareholder. The floorplan contracts are due upon the sale of the related boat. The interest rates during the periods on floorplan debt ranged from prime + .50% to prime plus 2.50%.

     The Company has arranged for a free floorplan period whereby the floorplan interest is paid by boat manufacturers for a period lasting from the date the boat is received and continues for a predetermined period of time.

     The maximum borrowings allowable under the floorplan contracts was $7,000,000, as of December 31, 1998, of which $6,371,979 was outstanding at year end.

6. OPERATING LEASES

     The Company leases property, vehicles and office equipment under noncancelable operating leases expiring in various years through 2003. The leases require the Company to pay maintenance, taxes and insurance. The Company leases its primary operating facility from a corporation which is owned by its shareholder. The lease extends through April 2003. Lease payments to the corporation approximated $90,000 and $75,000 in 1997 and 1998 respectively. During the years ended December 31, 1997 and 1998, rent expense were $345,778 and $535,303 respectively.

     Future minimum rental commitments under long-term noncancelable operating leases are as follows:


Year ending December 31,
--------------------------
  1999 ...................    $ 345,437
  2000 ...................      123,062
  2001 ...................       70,604
  2002 ...................       70,604
  2003 ...................       17,651
                              ---------
                              $ 627,358
                              =========

                      TREASURE COAST BOATING CENTER, INC.

                         NOTES TO FINANCIAL STATEMENTS

             YEARS ENDED DECEMBER 31, 1998 and 1997  -- (Continued)


7. NOTES PAYABLE

     Notes payable are summarized as follows:

          Demand loan payable with interest at 10.25%, collateralized by
           the company's airplane ......................................    $125,000
          Demand loan payable with interest at 10% .....................      18,900
                                                                            --------
                                                                            $143,900
                                                                            ========

8. LONG-TERM DEBT

     Long-term debt consists of the following:

       Auto loan, payable in monthly principal payments of $694 including interest at 8.1% with a balloon payment of $25,188 due on March
        29, 2000 ........................................................    $ 32,044
                                                                             --------
                                                                               32,044
       Less current maturities ..........................................       5,820
                                                                             --------
                                                                             $ 26,224
                                                                             ========

     Maturities on long-term debt are as follows:


  1999 .................    $ 5,820
  2000 .................     26,224



9. RELATED PARTY TRANSACTIONS

     The Company has an unsecured, interest free receivable from its shareholder, of $122,486 payable on demand.

     The Company has a loan payable on demand with interest rate of 15% from its shareholder's wife in 1998 of $26,325.

10. PROPOSED ACQUISITION


     On January 22, 1999, American Marine Recreation, Inc. and American Marine of South Florida (collectively, the "Purchaser"), unaffiliated third parties, entered into an agreement with the Company to acquire substantially all of the assets of the Company together with related real property owned by an affiliate of the Company on which a retail boat dealership is located. The purchase price will be equal to $2,911,000 plus the cost of the Company's inventory on such date.

================================================================================

       No dealer, sales representative or other person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the securities offered by this Prospectus, or an offer to sell, or a solicitation of an offer to buy, any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                               ------------------
                               TABLE OF CONTENTS



                                                Page
                                             ---------
Prospectus Summary .......................        3
Risk Factors .............................       13
Use of Proceeds ..........................       21
Dilution .................................       22
Dividend Policy ..........................       23
Capitalization ...........................       24
Pro Forma Financial Data .................       25
Selected Financial Data ..................       29
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operations ............................       31
Business .................................       38
Management ...............................       46
Principal Stockholders ...................       50
Certain Transactions .....................       52
Description of Securities ................       54
Shares Eligible for Future Sale ..........       55
Underwriting .............................       57
Legal Matters ............................       59
Experts ..................................       59
Additional Information ...................       59
Index to Financial Statements ............      F-1

                                ----------------
       Until    , 1999 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================


                               2,150,000 Shares









                                American Marine
                               Recreation, Inc.




                                 Common Stock



                              --------------------
                                   PROSPECTUS
                              --------------------
                       BlueStone Capital Partners, L.P.



                      Auerbach, Pollak & Richardson, Inc.






                                     , 1999



================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS



Item 13. Other Expenses of Issuance and Distribution.


     The following table sets forth the various expenses (other than underwriting commissions and discounts payable to the Underwriters) payable by the Company in connection with the issuance and distribution of the securities being registered hereby. With the exception of the registration fee, the NASD filing fee and the NASDAQ listing fees, all amounts shown are estimates.


Registration fee ................................................        7,389
NASDAQ listing fees .............................................       48,750
NASD filing fee .................................................        3,005
Printing and engraving expenses .................................            *
Legal fees and expenses (other than Blue Sky) ...................            *
Accounting fees and expenses ....................................            *
Blue Sky fees and expenses (including legal and filing) .........            *
Transfer agent fees and expenses ................................            *
Underwriters' expenses ..........................................            *
Miscellaneous expenses ..........................................            *
                                                                     ---------
Total ...........................................................    1,664,625
                                                                     =========

* To be provided by amendment.


Item 14. Indemnification of Officers and Directors.


     Section 145 of the Delaware General Corporation Law ("DGCL") permits, in general, a Delaware corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and expenses, including attorney's fees actually and reasonably incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 145(e) of the DGCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 145(f) of the DGCL provides that the indemnification and advancement of expense provisions contained in the DGCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

     The Company's Certificate of Incorporation provides, in general, that the Company shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in, or covered by, said section. The Certificate of Incorporation also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and as to acts in another capacity while holding such office.

     In accordance with that provision of the Certificate of Incorporation, the Company shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, or other enterprise in any capacity at the Company's request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses

(including attorney's fees) incurred as a result of such action or proceeding. Indemnification would not be available if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     The Form of Underwriting Agreement filed as Exhibit 1.1 hereto also contains, among other things, provisions whereby the Underwriters agree to indemnify the Company, each officer and director of the Company who has signed the Registration Statement, and each person who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, liabilities, claims or damages arising out of alleged untrue statements or alleged omissions of material facts with respect to information furnished to the Company by the Underwriters for use in the Registration Statement or Prospectus.


Item 15. Recent Sales of Unregistered Securities.

     In the past three years, the Company has not made any sales of unregistered securities.


Item 16. Exhibits and Financial Statement Schedules.

     The following documents (unless indicated) are filed herewith and made a part of this Registration Statement.

(a) Exhibits

Number                                               Description of Exhibit
----------        -------------------------------------------------------------------------------------------
  1.1       --    Form of Underwriting Agreement between the Company and the Underwriters.
  2.1       --    Exchange Agreement dated as of September 1, 1998 by and among Joseph G. Pozo, Jr. and
                  Joseph John Pozo and American Marine Recreation, Inc.
  2.2       --    Exchange Agreement dated as of September 1, 1998 by and among Joseph G. Pozo, Jr., Joseph
                  John Pozo, Christine Pozo, Jennifer Jo Pozo and Marcelo A. Pozo and American Marine Rec-
                  reation, Inc.
  2.3       --    Asset Purchase Agreement dated January 22, 1999 by and among Treasure Coast Boating Cen-
                  ter, Inc., Treasure Coast Boating Services, Inc., & Thomas D. Grane and American Marine of
                  South Florida, Inc. & American Marine Recreation, Inc.
  2.4       --    Amendment No. 1 to Exchange Agreement among Joseph G. Pozo, Jr., Joseph John Pozo and
                  American Marine Recreation, Inc.
  2.5       --    Amendment No. 1 to Exchange Agreement by and among Joseph G. Pozo, Jr., Joseph John
                  Pozo, Christine Pozo, Jennifer Jo Pozo and Marcelo A. Pozo and American Marine Recreation,
                  Inc.
  3.1       --    Certificate of Incorporation of the Company.
  3.2       --    By-Laws of the Company.
  4.1       --    Specimen Certificate of the Company's Common Stock.*
  4.2       --    Form of Representatives' Warrant Agreement, including Form of Representatives Warrant.
  5.1       --    Opinion of McLaughlin & Stern, LLP counsel to the Company.*
 10.1       --    1998 Stock Option Plan.
 10.2       --    Second Mortgage and Security Agreement dated November 28, 1998 between Boat Tree, Inc.
                  as Mortgagor and Danis Properties Limited Partnership as Mortgagee.
 10.3       --    Promissory Note dated November 28, 1995 for $250,000 between Boat Tree, Inc. as Maker and
                  Danis Properties Limited Partnership as Holder.
 10.4       --    Promissory Note dated November 28, 1995 for $1,150,000 between Boat Tree, Inc. as Maker and AmSouth Bank of Florida as Payee.
 10.5       --    Mortgage and Security Agreement dated November 28, 1995 between Boat Tree, Inc. as Bor-
                  rower and AmSouth Bank of Florida as Lender.
 10.6       --    Commercial Lease dated November __, 1996 for property located in Melbourne, Florida between Boat Tree, Inc. as Tenant and 340 North, Inc. as Landlord.
 10.7       --    Lease dated December 16, 1996 for property located in Jacksonville, Florida between Boat
                  Tree, Inc. as Lessee and Rose & Ken, Inc. as lessor, as amended.

Number                                                 Description of Exhibit
-----------        ---------------------------------------------------------------------------------------------
  10.8       --    Lease dated December 10, 1997 for property located in Clay County, Florida between Boat
                   Tree, Inc. as Lessee and Doctors Lake Marina, Inc. as Lessor.
  10.9       --    Lease dated January 30, 1998 for property Located in Gaston County, North Carolina between
                   Lakewood Marine International, Ltd. as Landlord and Marine America, Inc. as Tenant.
  10.10      --    Master Note for Business and Commercial Loans dated September 24, 1997 for $500,000 between Boat Tree, Inc. as Borrower and AmSouth Bank of Florida as Holder.
  10.11      --    Inventory Security Agreement dated July 2, 1992 between Boat Tree, Inc. and TransAmerica
                   Commercial Finance Corporation, as amended.
  10.12      --    Agreement for Wholesale Financing (Security Agreement - Arbitration) dated August 1, 1993 between ITT Commercial Finance Corp. and Boat Tree, Inc., as amended.
  10.13      --    Lease dated June 16, 1998 by and between Marina Opportunity I (Tierra Verde) L.P., as land-
                   lord and Boat Tree, Inc., as tenant.
  10.14      --    Employment Agreement by and between Joseph G. Pozo, Jr. and the Company.
  10.15      --    Employment Agreement by and between Melven R. Nehleber and the Company.
  10.16      --    Agreement dated September 1, 1998 among Regal Marine Industries, Inc., the Company and
                   Joseph G. Pozo, Jr.
  10.17      --    Contract of Sale between JCJ Family Partnership L.P., Ltd. and the Company.
  10.18      --    Expanded Schedule Rider to the Inventory and Security Agreement dated July 1, 1992 between
                   Boat Tree, Inc. and TransAmerica Commercial Finance Corporation.
  10.19      --    Financial Consulting Agreement between the Company and the Underwriter.
  10.20      --    Sales and Service Agreements dated September 1, 1998 between Regal Marine Industries
                   Incorporated, doing business as Regal Boats, and American Marine Recreation, Inc. doing business as Boattree for Volusia and Flagler Counties.
  10.21      --    Sales and Service Agreements dated September 1, 1998 between Regal Marine Industries
                   Incorporated, doing business as Regal Boats, and American Marine Recreation, Inc., doing business as Boattree for Brevard County.
  10.22      --    Sales and Service Agreements dated September 1, 1998 between Regal Marine Industries
                   Incorporated, doing business as Regal Boats, and American Marine Recreation, Inc., doing business as Boattree for Orange, Seminole, Osceola and Lake Counties.
  10.23      --    Sales and Service Agreements dated September 1, 1998 between Regal Marine Industries
                   Incorporated, doing business as Regal Boats, and American Marine Recreation, Inc., doing business as Boattree for Hillsborough and Pinellas Counties.
  10.24      --    Sales and Service Agreements dated September 1, 1998 between Regal Marine Industries
                   Incorporated, doing business as Regal Boats, and American Marine Recreation, Inc., doing business as Boattree for St. Johns, Duval, Nassau, Clay and Putnam Counties.
  10.25      --    Lease and Right of First Refusal Agreement dated December 1, 1998 for property located in
                   Pompano Beach, Florida between Ronald L. Fedor as Lessor and Treasure Coast Boating Cen-
                   ter, Inc. as Lessee.
  10.26      --    Lease dated December 1, 1998 for property located in Pinellas Park, Florida between James E.
                   McFrederick and Patsy McFrederick as Landlord and Boat Tree, Inc. as Tenant.
  10.27      --    Guarantee dated July 1, 1992 by Joseph G. Pozo, Jr. as Guarantor and Transamerica Commer-
                   cial Finance Corporation to any loan or other financial accommodation made by Transamerica
                   Finance Corporation to Boat Tree, Inc.
  10.28      --    Guaranty (Arbitration) dated October 7, 1992 by Joseph G. Pozo, Jr. as Guarantor and ITT
                   Commercial Finance Corp. to any financing provided or to be provided to Boat Tree, Inc.
  10.29      --    Lease dated December 22, 1998 for property located in Tequesta, Florida by and between
                   Seagate Land Trust as Landlord and Treasure Coast Boating Center, Inc. as Tenant.
  10.30      --    Promissory Note between Boat Tree, Inc. as Maker and JCJ Family Partnership as Payee.
  10.31      --    Agreements between Gary E. Stein and Joseph G. Pozo, Jr.*
  10.32      --    Construction Loan Agreement dated November 28, 1995 by and between Boat Tree, Inc. and
                   AmSouth Bank of Florida*
  10.33      --    Form of Employment Agreement dated as of _______, 1999 among American Marine of South
                   Florida, Inc., the Company and D. Thomas Grane.*

Number                                            Description of Exhibit
-----------        -----------------------------------------------------------------------------------
  10.34      --    Agreement between the Company and Gary E. Stein*
  21.1       --    List of Subsidiaries.*
  23.1       --    Consent of BDO Seidman, LLP*
  23.2       --    Consent of Feldman Sherb Ehrlich & Co., P.C.*
  23.3       --    Consent of McLaughlin & Stern, LLP (contained in Exhibit 5.1)*
  24.1       --    Power of Attorney (included on the signature page of this Registration Statement).
  27.1       --    Financial Data Schedule*
  99.1       --    Consent to Identification as Director Nominee Brady Churches
  99.2       --    Consent to Identification as Director Nominee J. Gregory Humphries
  99.3       --    Consent to Identification as Director Nominee of Jeffrey Schotteinstein
  99.4       --    Consent to Identification as Director Nominee James W. Trawek
  99.5       --    Consent to Identification as Director Nominee of Sir Brian Wolfson.
  99.6       --    Financial Schedules - Schedule II Valuation and Qualifying Accounts



------------
* Filed herewith.


Item 17. Undertakings.

     1. The Company hereby undertakes:

       (a) To file, during any period in which the Company offers or sales are being made, a post-effective amendment(s) to this Registration Statement:

          (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the Registration Statement; and

          (3) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

       (c) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

       (d) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     3. If the Company relies on Rule 430A under the Securities Act, the Company will:

       (a) For determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective; and

       (b) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement and treat the offering of such securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 2 to Form SB-2 on Form S-1 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, Florida, on February 25, 1999.


                                        AMERICAN MARINE RECREATION, INC.


                                        By: /s/ Joseph G. Pozo, Jr.
                                           ------------------------------------

                                           Joseph G. Pozo, Jr., Chairman of the
                                           Board,
                                           President and Chief Executive
                                           Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints JOSEPH G. POZO, JR. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                              Title                             Date
----------------------------   ----------------------------------------     ------------------
/s/ Joseph G. Pozo, Jr.        Chairman of the Board, President, Chief      February 25, 1999
-------------------------      Executive Officer and Director
    Joseph G. Pozo, Jr.

/s/ Gary E. Stein              Executive Vice President, Secretary and      February 25, 1999
 -------------------------     Director
    Gary E. Stein

/s/ Melven R. Nehleber         Chief Financial Officer and Treasurer        February 25, 1999
 -------------------------     (principal accounting officer)
    Melven R. Nehleber


                                 EXHIBIT INDEX




Number                                         Description of Exhibit
--------        ------------------------------------------------------------------------------------
 1.1      --    Form of Underwriting Agreement between the Company and the Underwriters.
 2.1      --    Exchange Agreement dated as of September 1, 1998 by and among Joseph G. Pozo,
                Jr. and Joseph John Pozo and American Marine Recreation, Inc.
 2.2      --    Exchange Agreement dated as of September 1, 1998 by and among Joseph G. Pozo,
                Jr., Joseph John Pozo, Christine Pozo, Jennifer Jo Pozo and Marcelo A. Pozo and
                American Marine Recreation, Inc.
 2.3      --    Asset Purchase Agreement dated January 22, 1999 by and among Treasure Coast
                Boating Center, Inc., Treasure Coast Boating Services, Inc., & Thomas D. Grane and
                American Marine of South Florida, Inc. & American Marine Recreation, Inc.
 2.4      --    Amendment No. 1 to Exchange Agreement among Joseph G. Pozo, Jr., Joseph John
                Pozo and American Marine Recreation, Inc.
 2.5      --    Amendment No. 1 to Exchange Agreement by and among Joseph G. Pozo, Jr., Joseph
                John Pozo, Christine Pozo, Jennifer Jo Pozo and Marcelo A. Pozo and American
                Marine Recreation, Inc.
 3.1      --    Certificate of Incorporation of the Company.
 3.2      --    By-Laws of the Company.
 4.1      --    Specimen Certificate of the Company's Common Stock.*
 4.2      --    Form of Representatives' Warrant Agreement, including Form of Representatives War-
                rant.
 5.1      --    Opinion of McLaughlin & Stern, LLP counsel to the Company.*
10.1      --    1998 Stock Option Plan.
10.2      --    Second Mortgage and Security Agreement dated November 28, 1998 between Boat
                Tree, Inc. as Mortgagor and Danis Properties Limited Partnership as Mortgagee.
10.3      --    Promissory Note dated November 28, 1995 for $250,000 between Boat Tree, Inc. as
                Maker and Danis Properties Limited Partnership as Holder.
10.4      --    Promissory Note dated November 28, 1995 for $1,150,000 between Boat Tree, Inc. as
                Maker and AmSouth Bank of Florida as Payee.
10.5      --    Mortgage and Security Agreement dated November 28, 1995 between Boat Tree, Inc.
                as Borrower and AmSouth Bank of Florida as Lender.
10.6      --    Commercial Lease dated November __, 1996 for property located in Melbourne,
                Florida between Boat Tree, Inc. as Tenant and 340 North, Inc. as Landlord.
10.7      --    Lease dated December 16, 1996 for property located in Jacksonville, Florida between
                Boat Tree, Inc. as Lessee and Rose & Ken, Inc. as lessor, as amended.
10.8      --    Lease dated December 10, 1997 for property located in Clay County, Florida between
                Boat Tree, Inc. as Lessee and Doctors Lake Marina, Inc. as Lessor.
10.9      --    Lease dated January 30, 1998 for property Located in Gaston County, North Carolina between Lakewood Marine International, Ltd. as Landlord and Marine America, Inc.
                as Tenant.
10.10     --    Master Note for Business and Commercial Loans dated September 24, 1997 for
                $500,000 between Boat Tree, Inc. as Borrower and AmSouth Bank of Florida as
                Holder.
10.11     --    Inventory Security Agreement dated July 2, 1992 between Boat Tree, Inc. and Tran-
                sAmerica Commercial Finance Corporation, as amended.
10.12     --    Agreement for Wholesale Financing (Security Agreement - Arbitration) dated August
                1, 1993 between ITT Commercial Finance Corp. and Boat Tree, Inc., as amended.
10.13     --    Lease dated June 16, 1998 by and between Marina Opportunity I (Tierra Verde) L.P., as landlord and Boat Tree, Inc., as tenant.
10.14     --    Employment Agreement by and between Joseph G. Pozo, Jr. and the Company.
10.15     --    Employment Agreement by and between Melven R. Nehleber and the Company.
10.16     --    Agreement dated September 1, 1998 among Regal Marine Industries, Inc., the Com-
                pany and Joseph G. Pozo, Jr.

Number                                             Description of Exhibit
-----------        -------------------------------------------------------------------------------------
 10.17       --    Contract of Sale between JCJ Family Partnership L.P., Ltd. and the Company.
 10.18       --    Expanded Schedule Rider to the Inventory and Security Agreement dated July 1, 1992 between Boat Tree, Inc. and TransAmerica Commercial Finance Corporation.
 10.19       --    Financial Consulting Agreement between the Company and the Underwriter.
 10.20       --    Sales and Service Agreements dated September 1, 1998 between Regal Marine Indus-
                   tries Incorporated, doing business as Regal Boats, and American Marine Recreation,
                   Inc. doing business as Boattree for Volusia and Flagler Counties.
 10.21       --    Sales and Service Agreements dated September 1, 1998 between Regal Marine Indus-
                   tries Incorporated, doing business as Regal Boats, and American Marine Recreation,
                   Inc., doing business as Boattree for Brevard County.
 10.22       --    Sales and Service Agreements dated September 1, 1998 between Regal Marine Indus-
                   tries Incorporated, doing business as Regal Boats, and American Marine Recreation,
                   Inc., doing business as Boattree for Orange, Seminole, Osceola and Lake Counties.
 10.23       --    Sales and Service Agreements dated September 1, 1998 between Regal Marine Indus-
                   tries Incorporated, doing business as Regal Boats, and American Marine Recreation,
                   Inc., doing business as Boattree for Hillsborough and Pinellas Counties.
 10.24       --    Sales and Service Agreements dated September 1, 1998 between Regal Marine Indus-
                   tries Incorporated, doing business as Regal Boats, and American Marine Recreation,
                   Inc., doing business as Boattree for St. Johns, Duval, Nassau, Clay and Putnam Coun-
                   ties.
 10.25       --    Lease and Right of First Refusal Agreement dated December 1, 1998 for property located in Pompano Beach, Florida between Ronald L. Fedor as Lessor and Treasure
                   Coast Boating Center, Inc. as Lessee.
 10.26       --    Lease dated December 1, 1998 for property located in Pinellas Park, Florida between
                   James E. McFrederick and Patsy McFrederick as Landlord and Boat Tree, Inc. as Ten-
                   ant.
 10.27       --    Guarantee dated July 1, 1992 by Joseph G. Pozo, Jr. as Guarantor and Transamerica
                   Commercial Finance Corporation to any loan or other financial accommodation made by Transamerica Finance Corporation to Boat Tree, Inc.
 10.28       --    Guaranty (Arbitration) dated October 7, 1992 by Joseph G. Pozo, Jr. as Guarantor and
                   ITT Commercial Finance Corp. to any financing provided or to be provided to Boat
                   Tree, Inc.
 10.29       --    Lease dated December 22, 1998 for property located in Tequesta, Florida by and between Seagate Land Trust as Landlord and Treasure Coast Boating Center, Inc. as
                   Tenant.
 10.30       --    Promissory Note between Boat Tree, Inc. as Maker and JCJ Family Partnership as
                   Payee.
 10.31       --    Agreements between Gary E. Stein and Joseph G. Pozo, Jr.*
 10.32       --    Construction Loan Agreement dated November 28, 1995 by and between Boat Tree,
                   Inc. and AmSouth Bank of Florida*
 10.33       --    Form of Employment Agreement dated as of ________, 1999 among American
                   Marine of South Florida, Inc., the Company and D. Thomas Grane.*
 10.34       --    Agreement between the Company and Gary E. Stein*
 21.1        --    List of Subsidiaries*
 23.1        --    Consent of BDO Seidman, LLP*
 23.2        --    Consent of Feldman Sherb Ehrlich & Co., P.C.*
 23.3        --    Consent of McLaughlin & Stern, LLP (contained in Exhibit 5.1)*
 24.1        --    Power of Attorney (included on the signature page of this Registration Statement).
 27.1        --    Financial Data Schedule*
 99.1        --    Consent to Identification as Director Nominee Brady Churches
 99.2        --    Consent to Identification as Director Nominee J. Gregory Humphries
 99.3        --    Consent to Identification as Director Nominee of Jeffrey Schotteinstein
 99.4        --    Consent to Identification as Director Nominee James W. Trawek
 99.5        --    Consent to Identification as Director Nominee of Sir Brian Wolfson.
 99.6        --    Financial Schedules - Schedule II Valuation and Qualifying Accounts



------------
* Filed herewith.